As filed with the Securities and Exchange Commission on March 22, 2011

Registration No. 333-167220

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZIPCAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	7514	04-3499525
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

25 First Street, 4th Floor

Cambridge, MA 02141

(617) 995-4231

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott W. Griffith

Chief Executive Officer

25 First Street, 4th Floor

Cambridge, MA 02141

(617) 995-4231

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John H. Chory, Esq. Susan L. Mazur, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 850 Winter Street Waltham, Massachusetts 02451 (781) 966-2000	Keith F. Higgins, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion. Dated March 22, 2011

             Shares

Common Stock

This is an initial public offering of shares of common stock of Zipcar, Inc.

Zipcar is offering              of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional              shares. Zipcar will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . We have applied to list our shares of common stock for quotation on the Nasdaq Global Market under the symbol “ZIP”.

See “Risk Factors” on page 11 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Zipcar	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares from Zipcar and up to an additional              shares from the selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2011.

Goldman, Sachs & Co.	J.P. Morgan

Cowen and Company	Needham & Company, LLC	Oppenheimer & Co.

Prospectus dated                      , 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until                     , 2011 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: we have not, the selling stockholders have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, especially the “Risk Factors” section beginning on page 11 and our consolidated financial statements and related notes, before deciding whether to purchase shares of our common stock.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” and “Zipcar” refer to the consolidated operations of Zipcar, Inc., and its subsidiaries.

Zipcar, Inc.

Overview

Zipcar operates the world’s leading car sharing network. Founded in 2000, Zipcar provides the freedom of “wheels when you want them” to members in major metropolitan areas and on university campuses. We provide over 550,000 members, also known as “Zipsters”, with self-service vehicles that are located in reserved parking spaces throughout the neighborhoods where they live and work. Our vehicles are available for use by the hour or by the day through our reservation system, which is available by phone, internet or wireless mobile devices. Once the vehicle is reserved, a Zipster simply unlocks the vehicle with his or her keyless entry card (called a “Zipcard”) and drives away. Our all-inclusive rates include gas and insurance so Zipsters can easily estimate the total cost of their trips. Zipsters choose the make, model, type and even the color of the Zipcar they want depending on their specific needs and desires for each trip and the available Zipcars in their neighborhood. Upon returning the Zipcar, the member locks the vehicle and walks away. We believe Zipcar provides its members a convenient, cost-effective and enjoyable alternative to car ownership.

We operate our membership-based business in 14 major metropolitan areas and on more than 230 college campuses in the United States, Canada and the United Kingdom. We target large, densely populated markets with high parking costs and strong public transportation systems. Based on these criteria, we initially focused our operations in three metropolitan areas: Boston, New York and Washington, D.C. These metropolitan areas have since developed into large-scale car sharing markets that continue to grow. We then applied our knowledge and experience to develop and grow additional markets, such as San Francisco, Chicago, Baltimore, Toronto, Vancouver and London as well as to university campuses. We further increased our geographic footprint to include Seattle, Portland, Atlanta, Philadelphia and Pittsburgh through a merger with Flexcar, Inc. in 2007. Our revenue has grown from $30.7 million in 2006 to $186.1 million in 2010. We incurred a net loss of $14.1 million in 2010. We generated an Adjusted EBITDA of $4.2 million in 2010. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results after removing the impact of changes in our capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. For a definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA to net income, see the section entitled “—Key financial and operating metrics, Non-GAAP financial measures and supplemental disclosure.”

In April 2010, we acquired Streetcar Limited, a car sharing service in the United Kingdom. We believe our presence there will help support our expansion into other European markets by providing an existing infrastructure that can serve as a European center of operations and management experienced in operating in Europe. Streetcar’s revenue was $23.1 million in 2009. In June 2010, we responded to a May 2010 inquiry letter from the U.K. Office of Fair Trading, or OFT, seeking information relating to our acquisition of Streetcar and entered into an agreement to hold the two companies separate while this transaction was under review.

The OFT subsequently referred the matter to the Competition Commission, or CC. In December 2010, the CC concluded its inquiry and issued a final determination that it did not expect our acquisition of Streetcar to lead to a substantial lessening of competition in the United Kingdom. We commenced the integration of our London operations with those of Streetcar following the CC’s final determination.

We believe we have several significant advantages over our competitors. First, we offer our members the largest fleet of car sharing vehicles in nearly all the major markets in which we operate. No other car sharing service offers the size and diversity of our Zipcar fleet or operates across as many cities as we do. Second, because our business is solely focused on car sharing, we are committed to ensuring the highest quality member experience. Third, we have a proprietary and scalable technology platform specifically designed for car sharing. Fourth, Zipcar is one of the most recognized brands in car sharing. Lastly, we have accumulated ten years of car sharing data, which we can leverage to drive loyalty and growth by continually enhancing our member experience. No other car sharing service in the United States has been operating as long as we have.

Operating a self-service car sharing business within and across major metropolitan areas requires a technology platform capable of managing the complex interactions of real-time, location-based activities. Our custom-designed technology platform supports a fully integrated set of activities across our rapidly growing operations, including member sign-up, online and wireless reservations, keyless vehicle access, fleet management and member management. Our technology also enables us to collect and analyze vast amounts of member usage and fleet operations information to enhance the Zipster experience. On the member side, our system also provides two-way texting, an integrated in-vehicle toll collection system and the first car sharing iPhone application.

We have identified more than 100 global major metropolitan areas and hundreds of universities as attractive markets for car sharing. Today, we operate only in 14 of these major metropolitan areas, which we believe have tremendous further potential for growth. We currently estimate that ten million driving age residents, business commuters and university community residents live or work within a short walk of a Zipcar in the markets we serve. We do not expect that all of these driving age residents will become members of Zipcar or any other car sharing service. In addition, some may not qualify for membership in a car sharing service for many reasons, including lacking a valid driver’s license. Nevertheless, we expect that as we increase our fleet and our geographic footprint, the number of driving age residents living or working within a short walk of a Zipcar will increase.

We intend to continue to grow our business by increasing awareness and adoption in existing markets, expanding into new international and domestic markets, broadening our relationships with existing members and building relationships with businesses, universities and governmental organizations.

Our Solutions

We believe the benefits we offer through our solutions are simple and compelling:

•	A cost saving alternative to car ownership.

•	Convenient neighborhood access to a varied fleet of makes and models.

•	Freedom and flexibility beyond other alternatives such as taxis, public transportation and traditional car rental.

•	A socially responsible and sustainable lifestyle.

We offer four primary solutions:

Individual Membership.    We offer a solution for individuals seeking an alternative to the high cost of urban car ownership. In a member survey we conducted, the majority of respondents report selling a car or electing not to buy a car when they join Zipcar. As a result, we estimate that the percentage of Zipster household income spent on transportation is substantially less than the national average, making urban life more affordable.

Zipcar for Universities.    We provide college students, faculty, staff and local residents living on or near campuses with access to Zipcars while helping university administrators maximize the use of limited on-campus parking and reduce campus congestion.

Zipcar for Business and Zipcar for Government.    We help businesses and local governments save money, meet environmental sustainability goals and reduce parking requirements by providing their employees with access to Zipcars. We have also partnered with residential property managers and developers who provide their commercial and residential tenants with access to Zipcar memberships and Zipcars.

FastFleet.    We offer a fleet management solution, called FastFleet, on a software-as-a-service, or SaaS, basis to organizations that manage their own fleets of vehicles. FastFleet enables these organizations to maximize efficiency and reduce the administrative costs of managing their own fleets by monitoring and improving per-vehicle utilization levels.

Market Opportunity

We believe the global addressable market for car sharing is enormous and in the early stages of development. Given our estimate that ten million driving age residents, business commuters and university community residents live or work within a short walk of a Zipcar, we believe the adoption in our current cities represents only a small fraction of the existing market opportunity. Additionally, we believe there are many attractive international and domestic markets with very limited or no car sharing services today.

Zipcar is building a new lifestyle brand based on our mission, “Enabling Simple and Responsible Urban Living.” Our brand building and business are supported by a number of important global trends that we believe will continue to aid in the development of a large global car sharing market:

•

Urbanization.    As population density increases in urban areas, traffic and pollution increase. To address the negative effects of increasing urbanization, local governments are searching for solutions, like car sharing, to make cities more livable for urban residents.

•

Affordability.    The cost of living in urban areas is high and increasing. The costs associated with urban car ownership make affordable living even more challenging. Car sharing provides a convenient and cost effective alternative.

•

Trends Toward Self-Service and Pay-Per-Use Consumption.    The increased usage of online and mobile services for shopping, banking, travel and entertainment has heightened consumer interest in accessing goods and services anytime, anywhere and paying only for what they use. We believe that car sharing is a natural extension of this trend in consumer behavior.

•	Focus on Sustainability. We believe an important and growing population of consumers, businesses, universities and governments is motivated to adopt and promote sustainable transportation solutions.

We believe these global trends will continue for decades and that demand for car sharing services will grow accordingly.

Estimates of the car sharing market opportunity vary based on a variety of factors. According to Frost & Sullivan, revenue from car sharing programs in North America will increase to $3.3 billion in 2016, up from $253 million in 2009. Frost & Sullivan expects revenue from car sharing programs in Europe to increase to €2.6 billion in 2016, up from €220  million in 2009. We conducted a study of the global car sharing market in which we utilized third-party data collection and technical support and analysis. Based upon our study, we believe that the Frost & Sullivan market forecasts are more likely achievable by 2020. We also believe, based on our study, that revenue from car sharing programs in Asia Pacific will be approximately $4 billion on a comparable timeframe.

Our Competitive Differentiators

We are the leading provider of car sharing services. Our business is solely focused on car sharing, and we are committed to ensuring the highest quality member experience. We believe our current leadership position is based on a number of distinct competitive advantages.

Our First Mover Position, Within and Across Key Cities.    We have over 8,000 Zipcars interspersed throughout the largest car sharing network of cities and vehicle locations in the world. We provide a broad range of vehicle alternatives to suit our members’ specific needs and desires for each trip. No other car sharing service offers the size and diversity of our Zipcar fleet or operates across as many cities as we do.

Low Cost, Word of Mouth Marketing.    We believe we provide a superior member experience that has allowed us to build a broad, diverse and active membership base. Many Zipsters have become brand ambassadors, and their continued advocacy of our brand is a cornerstone of our success. They actively refer friends, family and colleagues to our service, creating a network effect that we believe is a powerful competitive advantage.

A Brand Synonymous with Car Sharing.    We believe the Zipcar brand embodies our mission of enabling simple and responsible urban living. There is an important element of trust and reliability associated with an established brand name.

Our Integrated Technology Platform.    Our proprietary technology platform was specifically designed for car sharing and can easily scale across global markets. We do not believe any other car sharing competitor has the experience that we have in operating a large-scale integrated technology platform for car sharing and proven performance in scalable operations across markets, continents and currencies.

Our Knowledge Base.    None of our competitors has the benefit of having launched and operated car sharing at scale in as many cities for as long as we have. We have accumulated ten years of detailed car sharing data representing millions of member interactions, vehicle reservations and related activities. As a result, we possess car sharing information and knowledge that we believe none of our competitors has. We leverage usage and fleet data to continually develop the brand, enhance our member experience, optimize fleet usage rates and minimize fleet operation expenses.

Our Growth Strategy

We intend to pursue aggressive growth in our business with the following strategies:

•

Increase Awareness and Adoption in Existing Markets.    We plan to attract new members through a combination of awareness campaigns, including advertising, public relations, search engine marketing, member referrals, and grassroots community events. We believe that brand advocacy by our loyal Zipsters, along with our physical presence in branded vehicles and parking location signage will have a compounding effect on the overall awareness of our brand.

•

Expand into New Markets.    We intend to expand into new international and domestic markets organically and through acquisitions and partnerships. In November 2007, we acquired Flexcar, which extended our geographic footprint in North America. In December 2009, we completed an investment in Catalunya Carsharing S.A., known as Avancar, the largest car sharing operator in Spain. In April 2010, we acquired Streetcar, which we expect will help to establish us as the market leader in London with a base for future expansion opportunities in Europe. Our integration of Streetcar has been significantly delayed as a result of the review of the acquisition by the CC.

•

Leverage Our Network to Broaden Our Relationships with Members.    We believe continuously improving our members’ experiences translates into longer and more active member relationships. We will continue to seek ways to leverage our network in order to broaden our product and service offerings and provide our members with an array of personalized and localized mobility services to meet the unique challenges associated with urban and university lifestyles.

•

Continue to Build Offerings for Businesses and Government Agencies.    We have a dedicated marketing group targeting businesses and government agencies. We intend to continue to attract new members for our Zipcar for Business and Zipcar for Government offerings. In addition, we will expand our FastFleet program to serve additional government agencies and businesses.

Risks That We Face

You should consider carefully the risks described under the “Risk Factors” section beginning on page 11 and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our common stock to decline and could result in a partial or total loss of your investment.

Corporate History and Information

We were incorporated in Delaware in January 2000 as Zipcar, Inc. Our principal executive office is located at 25 First Street, Cambridge, MA 02141 and our telephone number is (617) 995-4231. Our Internet website address is www.zipcar.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

Conflict of Interest

Affiliates of Goldman, Sachs & Co., one of the lead managing underwriters, own subordinated asset-backed securities of Zipcar Vehicle Financing LLC, or ZVF. Because we expect ZVF to repurchase these asset-backed securities in connection with our initial public offering, affiliates of Goldman, Sachs & Co. may collectively receive more than 5% of the net proceeds of the offering, not including underwriting compensation. As a result, Goldman, Sachs & Co. may be deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., or Rule 2720, as administered by the Financial Industry Regulatory Authority, or FINRA. Therefore, this offering will be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that no sale be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a “qualified independent underwriter,” as defined in the rule, has participated in the preparation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto. J.P. Morgan Securities Inc. is assuming the responsibilities of acting as the “qualified independent underwriter” in this offering. We have agreed to indemnify J.P. Morgan Securities Inc. against liabilities incurred in connection with acting as a “qualified independent underwriter,” including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The Offering

Common stock offered by Zipcar	shares

Common stock offered by the selling stockholders	shares

Total shares offered	shares

Option to purchase additional shares	To the extent that the underwriters sell more than shares of common stock, the underwriters have the option to purchase up to an additional shares from Zipcar and up to an additional shares from the selling stockholders at the initial public offering price less the underwriting discount.

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use our net proceeds from this offering (i) to pay down certain outstanding loan balances relating to our purchase of Streetcar and under our existing credit lines and our existing asset backed security vehicle financing facility, (ii) for business expansion and (iii) for working capital and other general corporate purposes. We may also use a portion of our proceeds for the acquisition of, or investment in, businesses, services or technologies that complement our business. We will not receive any proceeds from the shares sold by the selling stockholders. See “Use of Proceeds” for more information.

Proposed Nasdaq Global Market symbol	“ZIP”

The number of shares of our common stock to be outstanding after this offering is based on 63,439,930 shares of our common stock outstanding on an as converted basis as of March 15, 2011 and excludes:

•	10,474,759 shares of common stock issuable upon exercise of stock options outstanding as of March 15, 2011, at a weighted average exercise price of $3.37 per share;

•	3,186,307 shares of common stock reserved as of March 15, 2011 for future issuance under our equity incentive plans; and

•	3,389,718 shares of common stock issuable upon exercise of warrants outstanding as of March 15, 2011, at a weighted average exercise price of $2.69 per share.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	the conversion of all outstanding shares of our preferred stock into 50,195,836 shares of our common stock, which will occur automatically upon the closing of this offering;

•

the conversion of the Series G redeemable convertible preferred stock into shares of our common stock on a 1-to-1 basis upon the closing of this offering; as described in Note 5 to the consolidated financial statements, the conversion ratios at which our Series G redeemable convertible preferred stock converts into shares of our common stock adjusts based on the initial public offering price;

•	the filing of our restated certificate of incorporation and the adoption of our amended and restated by-laws upon the closing of this offering; and

•	no exercise by the underwriters of their option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial data. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. You should read the following information together with the more detailed information contained in “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

	Year Ended December 31,
	2008	2009	2010
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$105,969	$131,182	$186,101
Cost and expenses
Fleet operations	84,199	93,367	122,634
Member services and fulfillment	7,580	10,414	15,114
Research and development	1,549	2,314	3,170
Selling, general and administrative	25,324	29,973	49,172
Amortization of acquired intangible assets	1,226	990	3,414

Total operating expenses	119,878	137,058	193,504

Loss from operations	(13,909)	(5,876)	(7,403)
Interest income	429	60	47
Interest expense	(1,603)	(2,457)	(8,185)
Other income, net	568	3,690	1,731

Loss before income taxes	(14,515)	(4,583)	(13,810)
Provision for income taxes	—	84	311

Net loss	(14,515)	(4,667)	(14,121)
Less: Net loss attributable to redeemable noncontrolling interest	—	23	(4)

Net loss attributable to controlling interest	$(14,515)	$(4,644)	$(14,125)

Net loss attributable to common stockholders per share—basic and diluted	$(3.58)	$(1.11)	$(1.37)

Weighted average number of shares of common stock outstanding used in computing per share amounts—basic and diluted	4,057,973	4,167,887	10,297,118

Pro forma net loss per share—basic and diluted (unaudited)			$(0.24)

Pro forma weighted average number of shares of common stock outstanding (unaudited)(1)			58,063,553

(1)	The pro forma weighted average number of shares of common stock outstanding gives effect to the automatic conversion of all of our outstanding convertible preferred stock into common stock upon the closing of this offering. The Series G redeemable convertible preferred stock is assumed to convert at the closing of this offering to common stock on a 1-to-1 basis and is included from its issuance dates of November 17, 2010 and December 1, 2010.

The following table summarizes our balance sheet data as of December 31, 2010:

•	on an actual basis;

•

on a pro forma basis to reflect the automatic conversion of all of our outstanding shares of preferred stock into common stock, including Series G redeemable convertible preferred stock, which is assumed to convert to common stock on a 1-to-1 basis; and

•

on a pro forma as adjusted basis to reflect the receipt by us of estimated net proceeds of $             million from the sale of              shares of common stock offered by us at an assumed initial offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

	As of December 31, 2010
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands)
	(Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$43,005	$43,005	$—
Total assets	248,928	248,928	—
Deferred revenue	17,912	17,912	—
Redeemable convertible preferred stock warrant	478	—	—
Notes payable and capital lease obligation	94,063	94,063	—
Redeemable convertible preferred stock	116,683	—	—
Total stockholders’ (deficit) equity	(5,301)	111,860	—

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks. Furthermore, these factors represent risks and uncertainties that could cause actual results to differ materially from those implied by forward-looking statements. We refer you to our cautionary note regarding “Forward-Looking Statements,” which identifies the forward-looking statements in this prospectus. The trading price of our common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our common stock, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

We have a history of losses, and we may be unable to achieve or sustain profitability.

We have experienced net losses in each year since our inception and as of December 31, 2010, we had an accumulated deficit of $65.4 million. We expect to incur a net loss in 2011. We do not know if our business operations will become profitable or if we will continue to incur net losses in 2012 and beyond. We expect to incur significant future expenses as we develop and expand our business, which will make it harder for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability.

Because many of our expenses are fixed, we may not be able to limit our losses if we fail to achieve our forecasted revenue.

To fulfill the anticipated demand for our car sharing services, we must make significant investments in vehicles and parking. The build-up of our fleet in advance of actual reservations exposes us to significant up-front fixed costs. If market demand for our services does not increase as quickly as we have anticipated, or if there is a rapid and unexpected decline in demand for our services, we may be unable to offset these fixed costs and to achieve economies of scale, and our operating results may be adversely affected as a result of high operating expenses, reduced margins, underutilization of capacity and asset impairment charges.

Car sharing is a relatively new market, and the rate of adoption and our associated growth in our current markets may not be representative of rates of adoption or future growth in other markets.

We derive, and expect to continue to derive, substantially all of our revenue from car sharing, a relatively new and rapidly evolving market. If the market for car sharing fails to grow or grows more slowly than we currently anticipate, our business would be negatively affected. To date, we have targeted expansion into markets we believe are the most likely to adopt car sharing. However, our efforts to expand within and beyond our existing markets may not achieve the same success, or rate of adoption, we have achieved to date.

Our recent growth rate will likely not be sustainable and a failure to maintain an adequate growth rate will adversely affect our business.

Our revenues have grown rapidly since our inception. We may not sustain these high rates of growth in future periods and you should not rely on the revenue growth of any prior quarterly or annual periods as an indication of our future performance. If we are unable to maintain adequate revenue growth, our ability to become profitable will be adversely affected, and we may not have adequate resources to execute our business strategy.

We face significant risks as we expand our operations internationally, which could harm our business, operating results and financial condition.

Our efforts to expand our operations into new international markets involve various risks, including the need to invest significant resources in such expansion, the possibility that returns on such investments will not be achieved in the near future or at all and competitive environments with which we are unfamiliar. Our expansion into new markets may not prove to be successful in those markets where public transportation systems are limited or where awareness and adoption of car sharing by the local population is limited.

Any future international operations or expansion efforts may also fail to succeed due to other risks, including:

•	difficulties or delays in acquiring a critical mass of members, vehicles and/or convenient parking locations;

•	different driving expectations and patterns than those in North America;

•	different legal and labor practices and customs;

•	the need to adapt our systems and member interfaces for different languages, currencies and financial accounting practices;

•	different data protection and privacy laws;

•	different methods for checking the driving records of new members; and

•	difficulties in staffing and managing new operations.

As a result of these obstacles, we may find it impossible or prohibitively expensive to expand internationally or we may be unsuccessful in our attempt to do so, which could harm our business, operating results and financial condition.

Growth may place significant demands on our management and our infrastructure.

We have experienced substantial growth in our business. This growth has placed and may continue to place significant demands on our management and our operational and financial infrastructure. Many of our systems and operational practices were implemented when we were at a smaller scale of operations. In addition, as we grow, we have implemented new systems and software to help run our operations. As our operations grow in size, scope and complexity, we will need to continue to improve and upgrade our systems and infrastructure to offer an increasing number of members enhanced service, solutions and features. We may choose to commit significant financial, operational and technical resources in advance of an expected increase in the volume of business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for existing and new members, which could adversely affect our reputation and our business. For example, if we experience demand for our vehicles in excess of our estimates, our fleet may be insufficient to support the higher demand, which could harm our member experience and overall reputation.

Future acquisitions could disrupt our business and harm our financial condition and operating results.

Our success will depend, in part, on our ability to expand our markets and grow our business in response to changing technologies, member needs and competitive pressures. We may seek to grow our business by acquiring complementary businesses, solutions or technologies. For example, in 2007 we acquired Flexcar, and in 2010 we acquired Streetcar in London. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. In addition, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of any company we acquire. Acquisitions may also involve the entry into geographic or business markets in which we have little or no prior experience. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown liabilities. For one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	incur large charges or expenses or assume substantial liabilities;

•	encounter difficulties retaining key employees of the acquired companies or integrating diverse software codes or business cultures; and

•	become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

Any of these risks could harm our business and operating results.

We face residual risks related to the value of vehicles in our fleet that we dispose of through auctions and dealer direct sales and increased costs of acquiring and holding vehicles in our fleet.

Our approximate average holding period for a Zipcar is two to three years. Thereafter, we dispose of these vehicles in lessor auctions, open auctions and by direct sales to dealers. We are not a party to a contractual repurchase program or guaranteed depreciation program with any car manufacturer. Therefore, we carry all of the risk that the market value of a vehicle at the time of its disposition will be less than its estimated residual value at such time. This is known as “residual risk.” For various reasons the used car market for one or more of the vehicle models in our fleet could experience considerable downward pricing pressure. If we are unable to dispose of our vehicles for amounts that are equal to or greater than their estimated residual value, our financial results may be negatively impacted.

A continued decline in the results of operations, financial condition or reputation of a manufacturer of vehicles included in our fleet could reduce those vehicles’ residual values, particularly to the extent that the manufacturer unexpectedly announced the eventual elimination of a model or nameplate or immediately ceased manufacturing them altogether. Such a reduction in residual values could cause us to sustain a loss on the ultimate sale of these vehicles, or require us to depreciate those vehicles on a more rapid basis while we own or lease them. A decline in the economic and business prospects of car manufacturers, including any economic distress impacting the suppliers of car components to manufacturers, could also cause manufacturers to raise the prices we pay for vehicles and vehicle leases or potentially reduce their supply to us.

In addition, events negatively affecting the car manufacturers, including a bankruptcy, could affect how much we may borrow under our asset-backed vehicle financing facilities. Under the current terms of our asset-backed financing facilities, we may be required to materially increase the enhancement levels regarding the fleet vehicles provided by such bankrupt manufacturer. The actual enhancement level that we would be required to provide would depend on a number of factors, and could be almost all of the net book value of the portion of our fleet vehicles then provided by such bankrupt manufacturer.

A decline in general economic activity may also have a material adverse effect on the value we realize when we sell our vehicles at auction or directly to dealers. Any such declines would adversely affect our overall financial condition.

Increases in the costs, or disruptions in the supply, of vehicles or vehicle parts manufactured in Japan resulting from recent natural disasters in Japan could materially harm our business.

Our fleet includes several vehicle lines that are manufactured in Japan and we expect to acquire additional vehicles in the future that are manufactured in Japan. In addition, we repair and maintain many vehicles in our fleet using parts that are manufactured in Japan. The recent natural disasters in Japan may cause Japanese vehicle and parts manufacturers to halt, delay or reduce production of vehicles and vehicle parts, which could cause a reduction or interruption in the supply of such vehicles or parts and/or an increase in the cost of such vehicles or parts. Substantial increases in the costs, or a significant delay or sustained interruption in the supply, of vehicles or vehicle parts manufactured in Japan could adversely affect our ability to maintain our vehicle fleet, negatively affect our revenues and increase our operating expenses.

Manufacturer safety recalls could create risks to our business.

Our vehicles may be subject to safety recalls by their manufacturers. Under certain circumstances, the recalls may cause us to attempt to retrieve vehicles in circulation for member use or to decline to allow members to reserve such vehicles until we can arrange for the steps described in the recalls to be taken. This was the case in early 2010 when we prohibited any member from reserving the 2009 or 2010 Toyota Matrix or the 2010 Toyota Prius for a period of time while we waited for Toyota to issue a resolution to the accelerator malfunction. If a large number of vehicles are the subject of simultaneous recalls, or if needed replacement parts are not in adequate supply, we may not be able to use the recalled vehicles in our active fleet for a significant period of time. Depending on the severity of the recall, it could materially adversely affect our revenues, create bad will with some of our members, reduce the residual value of the vehicles involved and harm our general reputation and brand.

We face risks related to liabilities resulting from the use of our vehicles by our members.

Our business can expose us to claims for personal injury, death and property damage resulting from the use of Zipcars by our members. For example, a member may be using a Zipcar that has worn tires or some mechanical or other problem, including a manufacturing defect, that contributes to a motor vehicle accident that results in a death or significant property damage for which we may be liable. In addition, we depend on our members and third-party service providers to inspect the vehicles prior to driving in order to identify any potential damage or safety concern with the vehicle. To the extent that we are found at fault or otherwise responsible for an accident, our insurance coverage would only cover losses up to a maximum of $5 million in the United States.

We could be negatively impacted if losses for which we do not have third-party insurance coverage increase or our insurance coverages prove to be inadequate.

We do not have third-party insurance coverage for damage to our vehicles, but we do have third-party insurance coverage, subject to limits, for bodily injury and property damage resulting from member accidents involving our Zipcars. We account for vehicle damage or total loss at the time such damage or loss is incurred. Also, because we are responsible for damage to our vehicles, a deterioration in claims management, whether by our management or by a third-party claims administrator, could lead to delays in settling claims, thereby increasing claim costs. In addition, catastrophic uninsured claims filed against us or the inability of our insurance carriers to pay otherwise-insured claims would have an adverse effect on our financial condition.

Furthermore, many colleges, universities, cities and municipalities prefer to do business with parties with significant financial resources who can provide substantial insurance coverage. Should we be unable to renew our excess liability insurance and other commercial insurance policies at competitive rates, this loss could have an adverse effect on our financial condition and results of operations. In the future, we may be exposed to liability for which we self-insure at levels in excess of our historical levels and to liabilities for which we are insured that exceed the level of our insurance.

The impact of worldwide economic conditions, particularly in the United States and United Kingdom, including the resulting effect on consumer spending, may adversely affect our business, operating results and financial condition.

Our performance is subject to worldwide economic conditions, particularly those in the United States and the United Kingdom, and in particular their impact on levels of consumer spending. Consumer purchases of discretionary items generally decline during recessionary periods and other periods in which disposable income is adversely affected. Because a significant portion of spending for our services may be considered to be discretionary, declines in consumer spending may have a more negative effect on our business than on those businesses that sell products or services considered to be necessities.

Moreover, the majority of our members are located in major metropolitan areas such as Boston, New York City, Washington, D.C., London and the San Francisco Bay Area, and to the extent any one of these geographic areas experiences any of the above described conditions to a greater extent than other geographic areas, the adverse effect on our financial condition and operating results could be exacerbated.

We expect a number of factors may cause our operating results to fluctuate on a quarterly basis, which may make it difficult to predict our future performance.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

•	the impact of worldwide economic conditions, particularly those in the United States and the United Kingdom, and their impact on levels of consumer spending;

•	the high fixed costs inherent in our business, which limit our ability to adjust for period-to-period changes in demand;

•	the variability of fuel prices—while periods of high fuel prices may increase membership, they would also generally negatively affect profit margin;

•	the effects of natural disruptions in our major metropolitan areas, including snow in the Northeast and long periods of rain or other inclement weather patterns in any of our markets;

•	system interruptions that impair access to our website, key vendors or communication with our vehicles and any related impact on our reputation;

•	our ability to forecast revenues accurately and appropriately plan our expenses;

•	our ability to forecast vehicle damage claims for which we do not have third-party insurance coverage; and

•	the impact of fluctuations in currency exchange rates.

As a result of these and other factors, the results of any prior periods should not be relied upon as indications of our future operating performance. In addition, our operating results may not meet the expectations of investors or public market analysts who follow our company.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.

Seasonality may cause fluctuations in our financial results.

We generally experience some effects of seasonality due to increases in travel during the summer months and holidays such as Memorial Day, Thanksgiving and Christmas. Accordingly, the number of Zipcar reservations and associated revenue have generally increased at a higher rate during those periods. Our revenue fluctuates due to inclement weather conditions, such as snow or rain storms. In the future this seasonality may cause fluctuations in our financial results. In addition, other seasonality trends may develop and the existing seasonality and member behavior that we experience may change.

The market for car sharing services is becoming increasingly competitive, and if we fail to compete effectively our business will suffer.

We expect that the competitive environment for our car sharing service will become more intense as additional companies enter our North American markets. Currently, our primary competitors in North America are traditional rental car companies that have recently begun operating car sharing services, which generally have greater name recognition among our target members and greater financial, technical and marketing resources. Secondary competitors include for-profit and not-for-profit companies who provide car sharing services in specific neighborhoods, communities or cities. These secondary competitors may increase the number of vehicles in their fleets or enhance the vehicle offerings in their existing fleets to be more competitive, and additional competitors may enter our markets in North America. Some of our competitors may respond more quickly to new or emerging technologies and changes in driver preferences or requirements that may render our services less desirable or obsolete. These competitors could introduce new solutions with competitive price and convenience characteristics or undertake more aggressive marketing campaigns than ours. We believe that price is one of the primary competitive factors in our market and pricing in our markets is very transparent. Our competitors, some of whom may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we decrease our pricing as a result of downward pricing by our competitors and are not able to reduce our operating costs, it could have a material adverse impact on our results of operations, as we may lose members and experience a decrease in Zipcar reservations.

Our growth depends on our ability to obtain and maintain a sufficient number of parking locations that are convenient to our members.

Because our members are located primarily in cities, we must compete for limited parking locations in the cities in which we operate. Many of these cities are densely populated and parking locations may not be available at locations that are convenient to our members or on terms that are commercially reasonable. We often work with local authorities to obtain parking locations and we and the local authorities may encounter resistance from local businesses and residents who own cars because, once obtained by us, these parking locations would no longer be generally available to the residents or the customers of the local businesses. If we are unable to obtain and maintain a sufficient number of parking locations that are convenient to our members, our ability to attract and retain members would suffer.

Our success depends on our members’ continued low cost, high-speed access to the Internet and the continued reliability of the Internet infrastructure.

Because our services are designed primarily to work over the Internet, our revenue growth depends on our members’ low cost, high-speed access to the Internet, as well as the continued maintenance and development of the Internet infrastructure, including the wireless Internet infrastructure. The future delivery of our services will depend on third-party Internet service providers to expand high-speed Internet access, to maintain a reliable network with the necessary speed, data capacity and security, and to develop complementary products and services for providing reliable and timely Internet access and services. The success of our business depends directly on the continued accessibility, maintenance and improvement of the Internet as a convenient means of customer interaction. All of these factors are out of our control.

System interruptions that impair access to our website or disrupt communications with our vehicles would damage our reputation and brand and our member experience, which could substantially harm our business and operating results.

The satisfactory performance, reliability and availability of our reservation system software, website and network infrastructure are critical to our reputation, our ability to attract and retain both existing and potential members and our ability to maintain adequate service levels. Any systems interruption that results in the unavailability of our website or a disruption in our vehicle communications platform could result in negative publicity, damage our reputation and brand and cause our business and operating results to suffer. We may experience temporary system interruptions (either to our website or to the vehicle-on-demand hardware systems in our Zipcars) for a variety of reasons, including network failures, power failures, cyber attacks, software errors or an overwhelming number of members or visitors trying to reach our website during periods of strong demand. Because we are dependent in part on third parties for the implementation and maintenance of certain aspects of our systems and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, or at all. Problems faced by our third-party web hosting provider, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers, including us, could adversely impact the experience of our members.

Much of our software is proprietary, and we rely on the expertise of our engineering and software development teams for the continued performance of our software and computer systems. Service interruptions, errors in our software or the unavailability of our website could diminish the overall attractiveness of our service to existing and potential members.

Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Our insurance does not cover expenses related to direct attacks on our website or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our website or internal computer systems could result in a loss of members and adversely affect our business and results of operations.

If our efforts to build strong brand identity and maintain a high level of member satisfaction and loyalty are not successful, we may not be able to attract or retain members, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity. Member awareness of, and the perceived value of, our brand will depend largely on the success of our marketing efforts and our ability to provide a consistent, high-quality member experience. Failure to provide our members with high-quality reservation and drive experiences for any reason could substantially harm our reputation and adversely affect our efforts to develop as a trusted brand. To promote our brand, we have incurred and expect to continue to incur substantial expense related to advertising and other marketing efforts, but we cannot be sure that this investment will be profitable.

From time to time, our members express dissatisfaction with our service levels, including our vehicle inventory, available reservation times and response time with respect to questions or incidents with our Zipcars. Members who return vehicles late, without sufficient gas or in an unclean condition adversely affect other members’ experiences, which can also cause dissatisfaction with our service. To the extent dissatisfaction with our service is widespread or not adequately addressed, our reputation could be harmed, and our efforts to develop Zipcar as a trusted brand would be adversely impacted. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract and retain members may be adversely affected.

We rely on third-party support service providers to deliver our services to our members. If these service provider experiences operational difficulties or disruptions, our business could be adversely affected.

We depend on third-party service providers to deliver our services to our members. In particular, we rely on a limited number of data center facilities, which are located in the United States and Europe, a U.S. based third-party support service provider to handle most of our routine member support calls and local vendors to manage the cleaning and general maintenance of our vehicles. We also rely on a third party to provide gas credit cards in our vehicles for use by our members. We do not control the operation of these providers. If these third-party service providers terminate their relationship with us, or do not provide an adequate level of service to our members, it would be disruptive to our business as we seek to replace the service provider or remedy the inadequate level of service. This disruption could harm our reputation and brand and may cause us to lose members.

If the security of our members’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation or brand may be harmed, and we may be exposed to liability and a loss of members.

Our system stores, processes and transmits our members’ confidential information, including credit card information, driver license numbers and other sensitive data. We rely on encryption, authentication and other technologies licensed from third parties, as well as administrative and physical safeguards, to secure such confidential information. Any compromise of our information security could damage our reputation and brand and expose us to a risk of loss, costly litigation and liability that would substantially harm our business and operating results. We and our third-party data center facilities may not have adequately assessed the internal and external risks posed to the security of our company’s systems and information and may not have implemented adequate preventative safeguards or take adequate reactionary measures in the event of a security incident. In addition, most states have enacted laws requiring companies to notify individuals and often state authorities of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures. Any security breach, whether successful or not, would harm our reputation and brand, and it could cause the loss of members.

In addition, in connection with our acquisition of Streetcar, we are integrating Streetcar’s information technology systems with our existing systems. This integration may complicate our information security efforts and could result in security vulnerabilities that we would not have had but for such acquisition.

Failure to comply with data protection standards may cause us to lose the ability to offer our members a credit card payment option which would increase our costs of processing Zipcar reservations and make our services less attractive to our members, substantially all of whom reserve Zipcars with a credit card.

Major payment card issuers have adopted data protection standards and have incorporated these standards into their contracts with us. If we fail to maintain our compliance with the data protection and documentation standards adopted by the major payment card issuers and applicable to us, these issuers could raise the rates they charge us for payment card transactions, impose fines and penalties on us, or terminate their agreements with us, and we could even lose our ability to offer our members a credit card payment option. Substantially all of our members reserve Zipcars online with a credit card, and our business depends substantially upon our ability to offer the credit card payment option. Fines, penalties, and increases in the rates charged for payment card transactions could adversely affect our financial results. Any loss of our ability to offer our members a credit card payment option would make our services less attractive to them and hurt our business and cause a loss of revenue. Our administrative costs related to member payment processing would also increase significantly if we were not able to accept credit card payments for Zipcar reservations.

Our web-based model may render us more susceptible to fraudulent transactions than in-person car rental companies, which may negatively affect our revenues and profitability

Because we obtain members’ billing information on our website, we do not obtain signatures from members in connection with the use of credit cards by them. Under current credit card practices, to the extent we do not obtain cardholders’ signatures, we are liable for fraudulent credit card transactions, even when the associated financial institution approves payment of the orders. Fraudulent credit cards may be used on our website to obtain Zipcar membership and subsequent reservations. Typically, these credit cards would not have been registered as stolen and would not therefore be rejected by our automatic authorization safeguards. We do not currently carry insurance against the risk of fraudulent credit card transactions. A failure to adequately control fraudulent credit card transactions would harm our business and results of operations.

Failure to comply with various state, county and city laws, including the collection of sales or related taxes, could harm our results of operations.

Our business is subject to various local and state tax collection requirements. Amounts that we are required to collect change frequently. As a result we need to continually ensure proper taxes are collected and remitted to the appropriate tax agencies. If we do not collect the appropriate taxes from our members, we may need to pay more than what we have collected. In addition we may be audited by various states and agencies to ensure compliance with tax collection requirements. Such audits could result in additional sales or other tax collection obligations on us which we may not be able to recover from our members. Such obligations could have a material adverse impact on our future operating results.

To date, most state, county and city taxing authorities have not required us or our customers to pay a rental car tax each time a Zipcar is reserved. However, there can be no assurance such tax will not be imposed on us and our members in the future. Imposing such tax would have a material adverse affect on our business.

Failure to adequately protect our intellectual property could substantially harm our business and operating results.

Because our business depends substantially on our intellectual property, including our proprietary vehicle platform system, the protection of our intellectual property rights is crucial to the success of our business. We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary, such as the technology used to operate our website, our content and our trademarks. Moreover, policing our proprietary rights is difficult and may not always be effective. In particular, we may need to enforce our rights under the laws of countries that do not protect proprietary rights to as great an extent as do the laws of the United States.

We have registered “Zipcar” and “FastFleet” and our other trademarks as trademarks in the United States and in certain other countries. Competitors have adopted and in the future may adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term Zipcar or FastFleet or our other trademarks. From time to time, we have acquired or attempted to acquire Internet domain names held by others when such names were causing consumer confusion or had the potential to cause consumer confusion.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trade secrets, trademarks and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and could substantially harm our operating results.

Our exposure to risks associated with the use of intellectual property may increase as a result of acquisitions, as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

If we are unable to protect our domain names, our reputation and brand could be adversely affected.

We currently hold various domain names relating to our brand, including Zipcar.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for members and potential members to find our website and our car sharing service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We principally rely on trade secrets to protect our proprietary technologies. We have devoted substantial resources to the development of our proprietary technology, including our proprietary reservation software system, and related processes. In order to protect our proprietary technology and processes, we rely in significant part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we would not be able to assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Our failure to raise additional capital necessary to expand our operations and invest in our business could reduce our ability to compete successfully.

We may require additional capital in the future and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline. Moreover, any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise or otherwise obtain it on acceptable terms, we may not be able to, among other things:

•	develop or introduce service enhancements to our members;

•	increase our fleet of vehicles;

•	continue to expand our development, sales and marketing and general and administrative organizations;

•	acquire complementary technologies or businesses;

•	expand our operations, in the United States or internationally;

•	hire, train and retain employees; or

•	respond to competitive pressures or unanticipated working capital requirements.

We depend on key and highly skilled personnel to operate our business, and if we are unable to retain our current personnel or hire additional personnel, our ability to develop and successfully market our business could be harmed.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, finance and sales and marketing personnel. We plan to continue to expand our work force both domestically and internationally. We compete in the market for personnel against numerous companies, including larger, more established competitors who have significantly greater financial resources than we do and may be in a better financial position to offer higher compensation packages to attract and retain human capital. We cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.

Moreover, we believe that our future success is highly dependent on the contributions of our executive team, particularly our Chief Executive Officer, Scott Griffith. All of our employees are at-will employees, which means they may terminate their employment relationship with us at any time. Our key employees possess a specialized knowledge of our business and industry and would be extremely difficult to replace. In addition, the loss of any key employee or the inability to attract or retain qualified personnel could harm the market’s perception of us and our brand. Competition for qualified personnel is particularly intense in the Cambridge, Massachusetts area, where our headquarters are located. Further, our principal overseas operations are based in London, which, similar to our headquarters region, has a high cost of living and consequently high compensation standards. Qualified individuals are in high demand, and we may incur significant costs to attract them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational and managerial requirements, or may be required to pay increased compensation in order to do so. If we are unable to attract and retain the qualified personnel we need to succeed, our business will suffer.

We may become engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we are subject to litigation or claims that could negatively affect our business operations and financial position. As we have grown, we have seen a rise in the number of litigation matters against us. Most of these matters relate to incidents involving our members while driving Zipcars. For example, in October 2009, we were named in a class action lawsuit. Although this lawsuit was dismissed in its entirety, without prejudice, in June 2010, in the future, we may be subject to other consumer class action lawsuits. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management’s time and attention and could negatively affect our business operations and financial position.

Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as computer viruses and terrorism.

Our systems and operations are vulnerable to damage or interruption from earthquakes, volcanoes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. For example, a significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism, which may be targeted at metropolitan areas which have higher population density than rural areas, could cause disruptions in our business or the economy as a whole. Our servers may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential member data. We may not have sufficient protection or recovery plans in certain circumstances and our business interruption insurance may be insufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide a high quality member experience, such disruptions could negatively impact our ability to run our business, which could have an adverse affect on our operating results.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to public company compliance requirements.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, and rules subsequently implemented by the Securities and Exchange Commission, or SEC, and the Nasdaq Global Market, require public companies to meet certain corporate governance standards. Our management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations may make it more expensive for us to obtain directors and officers liability insurance coverage and more difficult for us to attract and retain qualified persons to serve as directors or executive officers. We currently are unable to estimate these costs with any degree of certainty.

In addition, the Sarbanes-Oxley Act requires that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending December 31, 2012, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. In order to comply with Section 404, we may incur substantial accounting expense, expend significant management time on compliance-related issues, and hire additional finance and accounting staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock would likely decline and we could be subject to lawsuits, sanctions or investigations by regulatory authorities, which would require additional financial and management resources.

Risks Relating to Our Indebtedness

We have substantial debt and may incur additional debt, which could adversely affect our financial condition, our ability to obtain financing in the future and our ability to react to changes in our business.

As of December 31, 2010, we had an aggregate principal amount of debt outstanding of approximately $95.0 million, $38.5 million of which relates to corporate debt, $0.5 million of which represents vehicle leases of Zipcar with several third parties and $56.0 million of which is directly associated with Streetcar and ZVF, our wholly-owned subsidiary. ZVF has entered into a securitization program and a variable funding note facility, pursuant to which ZVF could borrow up to $70.0 million from third-party lenders. ZVF will use these borrowed funds to purchase vehicles to be leased to us. We refer to this vehicle financing line as our ABS facility and expect that over time it will largely replace our existing leasing arrangements.

Our substantial debt could have important consequences to us. For example, it could:

•

make it more difficult for us to satisfy our obligations to the holders of our outstanding debt securities and for ZVF to satisfy its obligations to the lenders under the ABS facility, resulting in possible defaults on and acceleration of such indebtedness;

•

require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

•

increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings, including under the agreements governing our ABS facility, are at variable rates of interest;

•	place us at a competitive disadvantage to our competitors with proportionately less debt or comparable debt at more favorable interest rates;

•	limit our ability to refinance our existing indebtedness or borrow additional funds in the future;

•	limit our flexibility in planning for, or reacting to, changing conditions in our business; and

•	limit our ability to react to competitive pressures, or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy.

Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

The restrictive covenants contained in the agreements governing our ABS facility may limit our ability to incur additional indebtedness, limit our capital expenditures and restrict our future operations.

ZVF is subject to numerous restrictive covenants and compliance requirements under the agreements governing the ABS facility. For example, at each funding advance under the facility, we are required to contribute a proportionate amount of cash to ZVF for the exclusive use of vehicle purchases. The facility agreements include restrictive covenants and compliance requirements with respect to liens, further indebtedness, minimum liquidity amounts, funding ratios, collateral enhancements, vehicle manufacturer mix, timely reporting and payments, use of proceeds, and sale of assets. The covenants in the agreements governing our ABS facility may limit our ability to incur additional indebtedness, limit our capital expenditures and place other restrictions and limitations on how we operate our business.

Our future reliance on asset-backed financing to purchase vehicles subjects us to a number of risks, many of which are beyond our control.

We expect to rely significantly on asset-backed financing to purchase vehicles for our domestic fleet. Recent turmoil in the credit markets has reduced the availability of debt financing and asset-backed securities have become the focus of increased investor and regulatory scrutiny. Consequently, if our access to asset-backed financing were reduced or were to become significantly more expensive for any reason, including as a result of the deterioration in the markets for asset-backed securities, we cannot assure you that we would be able to refinance or replace our existing ABS facility or continue to finance new vehicle acquisitions on favorable terms, or at all.

Our ABS facility capacity could be decreased, our financing costs and interest rates could be increased, or our future access to the financial markets could be limited as a result of risks and contingencies, many of which are beyond our control, including, without limitation:

•	the acceptance by credit markets of the structures and structural risks associated with our ABS facility, particularly in light of recent developments in the markets for mortgage-backed securities;

•

rating agencies that provide credit ratings for asset-backed indebtedness or other third parties requiring changes in the terms and structure of our asset-backed financing (i) in connection with the incurrence of additional or the refinancing of existing asset-backed debt or (ii) upon the occurrence of external events, such as changes in general economic and market conditions or further deterioration in the credit ratings of our principal car manufacturers;

•	the terms, availability and credit market acceptance of the amount of cash collateral required in addition to or instead of such guaranties;

•	the insolvency or deterioration of the financial condition of one or more of our principal car manufacturers; or

•	changes in law or practice that negatively impact our asset-backed financing structure.

Any disruption in our ability to refinance or replace our existing ABS facility or to continue to finance new vehicle acquisitions through asset-backed financing, or any negative development in the terms of the asset-backed financing available to us, including any increase in variable rates of interest, could cause our cost of financing to increase significantly and have a material adverse effect on our liquidity, financial condition and results of operations. The assets that collateralize our ABS facility will not be available to satisfy the claims of our general creditors.

A further tightening of the credit markets may have an adverse effect on our ability to obtain short-term debt financing or to re-finance existing operating leases.

The current state of the global economy threatens to cause further tightening of the credit markets, more stringent lending standards and terms and higher volatility in interest rates. Persistence of these conditions could have a material adverse effect on our ability to access short-term debt and the terms and cost of that debt. As a result, we may not be able to secure additional financing in a timely manner, or at all, to meet our future capital needs, which may have an adverse effect on our business, operating results and financial condition. We currently have operating and capital leases supported by various third parties. It is imperative to our business that we be able to continue to access capital through these lines of credit and our ABS facility in order to be able to finance the growth of our vehicle fleet.

We may not be able to generate sufficient cash to service all of our debt or refinance our obligations and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on our indebtedness or to refinance our obligations under our ABS facility and other debt agreements, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors we face as described in this section, many of which may be beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures or planned vehicle acquisitions, sell vehicles or other assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. In addition, the recent worldwide credit crisis will likely make it more difficult for us to refinance our indebtedness on favorable terms, or at all. In the absence of such operating results and resources, we may be required to dispose of material assets to meet our debt service obligations, including our vehicles. We may not be able to consummate those sales, or, if we do, we will not control the timing of the sales or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

Our ability to use net operating loss carryforwards in the United States may be limited.

As of December 31, 2010, we had net operating loss carryforwards of $70.8 million for U.S. federal tax purposes and $62.2 million for state tax purposes. The federal net operating loss carryforwards begin to expire in 2019 and certain state net operating loss carryforwards began to expire in 2007. To the extent available, we intend to use these net operating loss carryforwards to reduce the corporate income tax liability associated with our operations. Utilization of net operating loss carryforwards may be subject to a substantial annual limitation due to ownership changes that have occurred previously or that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986, as well as similar state provisions. This offering may result in, and prior financings may have resulted in, ownership changes that could limit our ability to utilize net operating loss carryforwards. To the extent our use of net operating loss carryforwards is significantly limited, our income could be subject to corporate income tax earlier than it would if we were able to use net operating loss carryforwards, which could have a negative effect on our financial results.

Risks Related to Our Acquisition of Streetcar Limited

We expect that integrating Streetcar’s operations may present challenges to us as would the integration of any future acquisitions.

Streetcar’s stand-alone London operations were much larger than our London operations. Streetcar’s larger member base, greater number of vehicles and greater brand recognition in London may present considerable challenges to us and, therefore, we may not be able to successfully integrate Streetcar’s operations. Any difficulties or problems encountered in the integration of Streetcar or any future acquisition could have a material adverse effect on our business. Even if integrated, there can be no assurance that our operating performance after the integration of Streetcar or any future acquisition will be successful or will fulfill management’s objectives.

The integration of any acquired company, and in particular that of Streetcar, will require, among other things, coordination of administrative, sales and marketing, accounting and finance functions and expansion of information and management systems. This may be particularly challenging given the size of the acquisition. Specifically, the integration of Streetcar has been, and we expect will continue to be, particularly challenging given that Streetcar is our first large-scale international acquisition and the need to coordinate across multiple time-zones. The difficulties of such integration have been increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. We may not be able to retain key Streetcar employees. The process of integrating Streetcar may require a disproportionate amount of time and attention of our management and financial and other resources of Zipcar and may involve other, unforeseen difficulties.

The Streetcar integration may cost more than we anticipate.

We have incurred significant transaction and closing costs associated with the acquisition of Streetcar and we have incurred and expect to continue to incur significant integration-related expenses associated with combining the businesses. It is possible that we will incur significant additional unforeseen costs in connection with the acquisition and/or integration that will negatively impact our earnings.

The pro forma financial statements are based upon a number of assumptions and estimates and may not be a good indication of future financial results for the combined company.

The pro forma condensed consolidated financial statements included in this prospectus are based on a number of assumptions, judgments and estimates. For example, the pro forma financial statements contemplate allocation to Streetcar’s assets and liabilities based on the total consideration paid by us to Streetcar’s shareholders. The consideration paid includes common stock and warrants.

Significant assumptions are made in determining the value of our common stock and warrants. The allocation of the consideration to a variety of tangible and intangible assets and related amortization periods also involve assumptions, judgments and estimates. Any changes to assumptions used could have materially changed our pro forma results of operation. As a result, actual operating results of the combined company could be materially different from the pro forma results.

A material amount of our assets represents goodwill and intangible assets, and our earnings will be reduced if our goodwill or intangible assets become impaired.

As of December 31, 2010, our goodwill and intangible assets, net, represented approximately $108.3 million, or 43.5%, of our total assets. Goodwill is generated in our acquisitions, including the Streetcar acquisition, when the cost of an acquisition exceeds the fair value of the net tangible and identifiable intangible assets we acquire. Goodwill is subject to an impairment analysis at least annually based on the fair value of the reporting unit. Intangible assets, which relate primarily to the member relationships, parking spaces, trade name, non-compete agreements and technologies acquired by us as part of our acquisitions of other companies, are subject to an impairment analysis whenever events or changes in circumstances exist that indicate that the carrying value of the intangible asset might not be recoverable. See Note 2, “Goodwill and Acquired Intangible Assets” of Notes to the Consolidated Financial Statements for further discussion of goodwill and intangible assets.

We may not be successful in converting Streetcar members and systems.

We expect to convert Streetcar members to the Zipcar system and convert the Streetcar systems—in-vehicle systems, administrative systems, and vehicle branding and policies—to those of Zipcar. We may not be successful in converting Streetcar members to Zipcar. We may also decide to provide free driving credit or other incentives to encourage Streetcar members to convert to Zipcar. If a significant number of Streetcar members do not convert, our financial results will be adversely affected. In addition, the conversions of the Streetcar systems may not be successful, or if successful, may take considerably longer than anticipated or may cause us to incur significant unexpected costs.

During the integration of Streetcar with our business, we will need to rely on Streetcar’s in-vehicle technology, which may not be reliable.

During the integration of Streetcar with our business, we will continue to use Streetcar’s in-vehicle technology. We do not have experience operating, maintaining or trouble-shooting this technology. If Streetcar’s in-vehicle technology becomes unreliable, we may not have the expertise or the resource to correct errors or malfunctions within the in-vehicle system. Such failure of the in-vehicle system would inconvenience members, which in turn may harm our ability to retain Streetcar members.

Risks Related to this Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has been no public market for shares of our common stock. Although we have applied to list our common stock for quotation on the Nasdaq Global Market, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price of our common stock will be determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our common stock after the offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell.

Our stock price may be volatile, and the market price of our common stock after this offering may drop below the price you pay.

The market price of our common stock could be subject to significant fluctuations after this offering, and it may decline below the initial public offering price. Market prices for securities of early stage companies have historically been particularly volatile. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	fluctuations in our revenue due to decreases in members or member usage of Zipcars;

•	changes in estimates of our financial results or recommendations by securities analysts;

•	failure of our car sharing service to achieve or maintain market acceptance;

•	changes in market valuations of similar companies;

•	success of competitive service offerings or technologies;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	announcements by us or our competitors of significant services, contracts, acquisitions or strategic alliances;

•	regulatory developments in the United States, foreign countries or both;

•	litigation involving us;

•	additions or departures of key personnel;

•	investors’ general perception of us; and

•	changes in general economic, industry and market conditions.

In addition, if the market for technology and source sector stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time after the expiration of the lock-up agreements described in the “Underwriting” section of this prospectus. These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Based on shares outstanding as of March 15, 2011, upon completion of this offering, we will have outstanding             shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares. This includes the             shares that we and the selling stockholders are selling in this offering, plus an additional             shares, which may be resold in the public market immediately. Of the remaining shares,                  shares of common stock will be subject to a 180-day contractual lock-up with the underwriters, and              shares of common stock will be subject to a 180-day contractual lock-up with us. These shares will be able to be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the 180-day lock-up period. In addition, a portion of these shares is subject to early release under certain circumstances described in the “Underwriting” section of this prospectus. Goldman, Sachs & Co. and J.P. Morgan Securities Inc., acting as co-representatives of the underwriters, may permit our officers, directors, employees and current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements.

In addition, as of March 15, 2011, there were 10,474,759 shares subject to outstanding options that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended, or the Securities Act. Moreover, holders of an aggregate of approximately 56 million shares of our common stock as of March 15, 2011, will have rights, subject to some conditions and any applicable lock-up agreement described in the “Underwriting” section of this prospectus, to require us to file registration statements covering their shares and to include their shares in registration statements that we may file for ourselves or other stockholders. Holders of an aggregate of approximately 56 million additional shares of our common stock as of March 15, 2011, will have rights, subject to some conditions and any applicable lock-up agreement described in the “Underwriting” section of this prospectus, to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our equity incentive plans, including 3,186,307 shares reserved for future issuance under our equity incentive plans as of March 15, 2011. Once we register and issue these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of $            in net tangible book value per share from the price you paid. In addition, following this offering, purchasers in the offering will have contributed             % of the total consideration paid by our stockholders to purchase shares of common stock. Moreover, we issued options in the past to acquire common stock at prices significantly below the initial public offering price. As of March 15, 2011, 10,474,759 shares of common stock were issuable upon exercise of outstanding stock options with a weighted average exercise price of $3.37 per share. To the extent that these outstanding options are ultimately exercised, you will incur further dilution.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our management will have broad discretion over the use of the proceeds we receive from this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds to us from this offering for repayment of existing debt, business expansion, working capital and other general corporate purposes, which may in the future include investments in, or acquisitions of, complementary businesses, joint ventures, partnerships, services or technologies. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

After the completion of this offering, we do not expect to declare any dividends in the foreseeable future.

After the completion of this offering, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;

•	establishing a classified board of directors so that not all members of our board are elected at one time;

•	limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; and

•	providing that directors may be removed by stockholders only for cause.

These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

We record substantial expenses related to our issuance of stock options that may have a material adverse impact on our operating results for the foreseeable future.

Our stock-based compensation expenses totaled $0.8 million, $1.7 million and $2.8 million during 2008, 2009 and 2010. We expect our stock-based compensation expenses will continue to be significant in future periods, which will have an adverse impact on our operating results. The model used by us requires the input of highly subjective assumptions, including the price volatility of the option’s underlying stock. If facts and circumstances change and we employ different assumptions for estimating stock-based compensation expense in future periods, or if we decide to use a different valuation model, the future period expenses may differ significantly from what we have recorded in the current period and could materially affect the fair value estimate of stock-based payments, our operating income, net income and net income per share.

Our directors, executive officers and principal stockholders could have substantial control over us after this offering and could delay or prevent a change in corporate control.

After this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately       % of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering. As a result, these stockholders, if they were to act together, could have significant influence over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, if they were to act together, could have significant influence over the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the “Risk Factors” section and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the common stock that we are offering will be approximately $             million, assuming an initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that our net proceeds will be approximately $             million after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the net proceeds from the sale of the shares by the selling stockholders.

We intend to use the net proceeds to us from this offering for repayment of certain debt, business expansion working capital and other general corporate purposes, including the development of new services, sales and marketing activities and capital expenditures.

In particular, we intend to use approximately $9.4 million of the proceeds to repay amounts owed to affiliates of Goldman, Sachs & Co., one of the lead managing underwriters of this offering, relating to indebtedness incurred by ZVF. ZVF used the proceeds of the variable note issued to affiliates of Goldman, Sachs & Co. to purchase vehicles ZVF leased to us. This variable note carries a coupon rate of 9% and an initiation fee of $600,000, and matures in May 2011 unless extended.

We will use approximately $5.0 million to repay amounts owing to certain former shareholders of Streetcar. These notes were part of the consideration we paid to acquire Streetcar. These notes carry an effective interest rate of 12.2%, which includes cash interest at a fixed rate and the value of warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Repayments are payable over 27 months commencing on July 1, 2011 as follows: $1.0 million in 2011, $2.2 million in 2012 and $1.8 million in 2013.

We are contractually obligated to repay amounts owing to affiliates of Goldman, Sachs & Co. and the former Streetcar shareholders as noted above from the net proceeds to us from this offering. We may also use the net proceeds to us from this offering to repay all or a portion of our debt owing to Lighthouse Capital Partners VI, L.P. and Pinnacle Ventures L.L.C., which are described below.

As of December 31, 2010, debt outstanding to Lighthouse Capital Partners VI, L.P. under our May 2008 facility was $5.0 million. Advances under the agreement were allowed through May 31, 2009 and are payable in 36 monthly installments starting in June 2009. The effective interest rate is 11.2%, which includes cash interest at a fixed rate and the value of the warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Repayments under our current terms are as follows: $3.5 million in 2011 and $1.5 million in 2012.

As of December 31, 2010, debt outstanding to Pinnacle Ventures L.L.C. under our June 2009 facility was $8.5 million. We used $4.0 million from this facility to fund our working capital and $6.0 million from this facility to pay for a portion of costs related to the Streetcar acquisition. Advances under the agreement were allowed through March 31, 2010 and are payable in 36 monthly installments starting in July 2010. The effective interest rate is 16.8%, which includes cash interest at a fixed rate and the value of the warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. We repaid $1.5 million in 2010 and repayments under our current terms are as follows: $3.2 million in 2011, $3.5 million in 2012 and $1.8 million in 2013.

In March 2010, we entered into a third loan and security agreement with Lighthouse Capital Partners VI, L.P. and Pinnacle Ventures L.L.C. We used a portion of these proceeds to fund our working capital and to purchase property and equipment, principally vehicles. As of December 31, 2010, debt outstanding under this facility was $20 million. Amounts borrowed under this facility are payable in 27 monthly installments starting in July 2011. The effective interest rate is 15.8%, which includes cash interest at a fixed rate and the value of the warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Repayments under our current terms are as follows: $4.2 million in 2011, $8.8 million in 2012 and $7.0 million in 2013.

We may also use a portion of the net proceeds from this offering for the acquisition of, or investment in, companies, technologies, services or assets that complement our business. We have no present understandings, commitments or agreements to enter into any acquisitions or investments. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.

INDUSTRY AND OTHER DATA

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research and surveys we conduct of our members, as well as from industry and general publications and research, surveys and studies conducted by third parties. We believe and act as if the third-party data contained herein, and the underlying economic assumptions relied upon therein, are generally reliable, but we have not independently verified them.

CAPITALIZATION

The following table sets forth our current and long-term debt and capitalization as of December 31, 2010, as follows:

•	on an actual basis;

•

on a pro forma basis to reflect (1) the automatic conversion of all outstanding shares of our preferred stock, including Series G redeemable convertible preferred stock, which is assumed to convert on a 1-to-1 basis, into 50,195,836 shares of common stock upon the closing of this offering, (2) the automatic conversion of all redeemable convertible preferred stock warrants into warrants to purchase common stock and the reclassification of the associated liability to stockholders’ equity, and (3) the filing of our restated certificate of incorporation as of the closing date of this offering; and

•

on a pro forma as adjusted basis to reflect (1) the effect of our issuance and sale of                          shares of common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, (2) the mandatory repayment of the note payable to affiliates of Goldman, Sachs & Co., in the amount of $8.3 million and (3) the mandatory repayment of the notes payable to Streetcar shareholders in the amount of $5.0 million.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of December 31, 2010
	Actual	Pro forma	Pro Forma As Adjusted
		(Unaudited)
	(in thousands, except share and per share data)

Total long-term debt, including current portion	$66,459	$66,459	$—

Redeemable convertible preferred stock warrants	478	—	—

Redeemable convertible preferred stock, par value $0.001 per share:
Series A redeemable convertible preferred stock: 545,056 shares authorized, issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	986	—	—
Series B redeemable convertible preferred stock: 9,408,742 shares authorized, issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	4,584	—	—
Series C redeemable convertible preferred stock: 5,714,998 shares authorized, issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	3,935	—	—
Series D redeemable convertible preferred stock: 10,117,134 shares authorized, issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	11,517	—	—
Series E redeemable convertible preferred stock: 6,497,389 shares authorized, issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	24,937	—	—
Series F redeemable convertible preferred stock: 16,285,000 shares authorized, 14,307,602 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	49,789
Series G redeemable convertible preferred stock: 3,942,182 shares authorized, 2,759,527 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	20,935	—	—

Total redeemable convertible preferred stock	116,683	—	—

Stockholders’ (deficit) equity :
Common stock, $0.001 par value: 100,000,000 shares authorized, 12,830,929 shares issued and outstanding, actual; 510,000,000 shares authorized, 63,026,765 shares issued and outstanding, pro forma and 510,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	13	63	—
Additional paid-in capital	59,640	176,751	—
Accumulated deficit	(65,380)	(65,380)	—
Accumulated other comprehensive loss	426	426	—

Total stockholders’ (deficit) equity	(5,301)	111,860	—

Total capitalization	$178,319	$178,319	$—

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The table above does not include:

•	3,389,718 shares of common stock issuable upon the exercise of warrants outstanding as of March 15, 2011 at a weighted average exercise price of $2.69 per share;

•	10,474,759 shares of common stock issuable upon the exercise of stock options outstanding as of March 15, 2011 at a weighted average exercise price of $3.37 per share; and

•	3,186,307 shares of common stock available for future issuance under our equity compensation plans as of March 15, 2011.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of                      was $             million, or $             per share of our common stock. Pro forma net tangible book value per share represents our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of our common stock outstanding after giving effect to the automatic conversion of all outstanding shares of our preferred stock upon the closing of this offering.

After giving effect to the sale of shares of common stock that we are offering at an assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of                      would have been approximately $             million, or approximately $             per share. This amount represents an immediate increase in pro forma net tangible book value of $             per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $             per share to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial public offering price per share			$
Pro forma net tangible book value per share as of	$
Increase per share attributable to this offering		—
Pro forma as adjusted net tangible book value per share after this offering			$

Dilution per share to new investors			$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $            , and dilution in pro forma net tangible book value per share to new investors by approximately $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional shares of our common stock in this offering, the pro forma as adjusted net tangible book value after the offering would be $             per share, the increase in pro forma net tangible book value to existing stockholders would be $             per shares and the dilution to new investors would be $             per share, in each case assuming an initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus.

The following table summarizes, as of                     , the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%			100%

The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of March 15, 2011 after giving effect to the automatic conversion of all outstanding shares of our preferred stock upon the closing of this offering, including Series G redeemable convertible preferred stock, which is assumed to convert to common stock on a 1-to-1 basis, and excludes:

•	3,389,718 shares of common stock issuable upon the exercise of warrants outstanding as of March 15, 2011 at a weighted average exercise price of $2.69 per share;

•	10,474,759 shares of common stock issuable upon the exercise of stock options outstanding as of March 15, 2011 at a weighted average exercise price of $3.37 per share; and

•	3,186,307 shares of common stock available for future issuance under our equity compensation plans as of March 15, 2011.

To the extent any of these outstanding options or warrants is exercised, there will be further dilution to new investors. To the extent all of such outstanding options and warrants had been exercised as of                     , the pro forma as adjusted net tangible book value per share after this offering would be $            , and total dilution per share to new investors would be $            .

If the underwriters exercise in full their option to purchase additional shares:

•	the percentage of shares of common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to , or approximately % of the total number of shares of our common stock outstanding after this offering.

ZIPCAR AND STREETCAR

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introductory Note

On April 20, 2010, Zipcar, Inc. (the “Company”) acquired 100% of the outstanding stock of Streetcar Limited (“Streetcar”) in order to expand its London, U.K. and European presence. All of the issued and outstanding shares of Streetcar were sold to the Company for an aggregate consideration of $62.8 million. The purchase price consists of the following: 8.1 million shares of common stock of the Company (valued at $43.3 million), $7.6 million in cash, $5.0 million in promissory notes and warrants to purchase 1.7 million shares of the Company’s common stock (valued at $6.9 million). Common stock issued include 1.7 million shares held in escrow, which escrow shares shall be released to the pre-acquisition Streetcar stockholders upon the earlier of 18 months following the closing of the acquisition and the joint authorization of the Company and the pre-acquisition Streetcar stockholders, subject to any claim by the Company against the pre-acquisition Streetcar stockholders for a breach of any warranty, covenant, representation or indemnity, or agreed upon liabilities, as set forth in the purchase and sale agreement. The purchase price was based on a valuation using currently-available information and reasonable and supportable assumptions.

The following unaudited pro forma combined condensed financial information gives effect to the acquisition by the Company of all of the outstanding securities of Streetcar. The unaudited pro forma combined condensed statements of operations combine the results of operations of the two companies for the year ended December 31, 2010, as if the acquisition had occurred on January 1, 2010. An unaudited pro forma combined condensed balance sheet for the Company and Streetcar as of December 31, 2010 is not presented as Streetcar’s balance sheet, including related acquisition adjustments, has already been included in the consolidated balance sheet of the Company as of this date. The unaudited pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements and related notes of the Company and Streetcar included in this prospectus.

The historical profit and loss accounts of Streetcar have been prepared in accordance with generally accepted accounting principles in the United Kingdom (“UK GAAP”). For the purpose of presenting the unaudited pro forma combined condensed financial information, the profit and loss accounts relating to Streetcar have been adjusted to conform to generally accepted accounting principles in the United States (“US GAAP”) as described in Note 5. In addition, certain adjustments have been made to the historical financial statements of Streetcar to reflect reclassifications to conform to the Company’s presentation under US GAAP. The historical financial statements of Streetcar were presented in pounds sterling. For the purpose of presenting the unaudited pro forma combined condensed financial information, the adjusted income statements of Streetcar for the period ended December 31, 2010 have been translated into U.S. Dollars at the average daily rates for the periods ended December 31, 2010. The unaudited pro forma combined condensed financial information included in this prospectus is not necessarily intended to represent what the Company’s results of operations would have been if the acquisition had occurred on that date or to project the Company’s results of operations for any future period. Since the Company and Streetcar were not under common control or management for any period presented, the unaudited pro forma combined condensed financial results may not be comparable to, or indicative of, future performance.

The unaudited pro forma combined condensed statements of operations included herein have been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the costs to combine the operations of the Company and Streetcar or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. In addition, the information does not reflect deferred taxes, as they will not have an impact on the information presented due to the Company’s full valuation allowance on deferred tax assets.

ZIPCAR AND STREETCAR

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

	Zipcar, Inc. Consolidated Year Ended December 31, 2010	Streetcar Limited Period Ended April 20, 2010	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except share and per share data)
Revenue	$186,101	$8,253			$194,354
Cost and expenses
Fleet operations	122,634	5,570	(38	)(A)	128,166
Member services and fulfillment	15,114	703			15,817
Research and development	3,170	152			3,322
Selling, general and administrative	49,172	3,865	(2,039	)(B)	50,998
Amortization of acquired intangible assets	3,414	—	1,090	(C)	4,504

Total operating expenses	193,504	10,290	(987)		202,807

Loss from operations	(7,403)	(2,037)	987		(8,453)
Interest income	47	—			47
Interest expense	(8,185)	(546)	(163	)(D)	(8,894)
Other income, net	1,731	—			1,731

Loss before income taxes	(13,810)	(2,583)	824		(15,569)
Provision for income taxes	311				311

Net loss	(14,121)	(2,583)	824		(15,880)
Less: Net loss attributable to redeemable noncontrolling interest	(4)				(4)

Net loss attributable to controlling interest	$(14,125)	$(2,583)	$824		$(15,884)

Net loss attributable to common stockholders per share—basic and diluted	$(1.37)				$(1.24)

Weighted average number of common shares outstanding used in computing per share amounts—basic and diluted	10,297,118		(E	)	12,763,999

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

The pro forma adjustments are explained in Note 3 and Note 4.

ZIPCAR AND STREETCAR

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

The acquisition of Streetcar is accounted for under the acquisition method of accounting in accordance with ASC Topic 805-10, “Business Combinations—Overall” (“ASC 805-10”). The Company has accounted for the transaction by using its historical information and accounting policies and adding the assets and liabilities of Streetcar as of the acquisition date at their respective fair values. Pursuant to ASC 805-10, under the acquisition method, the total purchase price (consideration transferred), as described in Note 3, Purchase Price Allocation, is measured at the acquisition closing date using the fair value of the Company’s common stock on that date. The assets and liabilities of Streetcar have been measured based on various estimates and valuations using assumptions that the Company’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield different results.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Streetcar as of the effective date of the acquisition was allocated to goodwill in accordance with ASC 805-10.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, the Company used the guidance in ASC Topic 820-10, “Fair Value Measurement and Disclosure—Overall” (“ASC 820-10”), which establishes a framework for measuring fair values. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820-10, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of Streetcar at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

Under ASC 805-10, acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred but are required to be expensed as incurred. These costs are not presented in the unaudited pro forma condensed combined statement of income because they will not have a continuing impact on the combined results.

NOTE 2—ACCOUNTING POLICIES

Upon completion of the acquisition, the Company reviewed Streetcar’s accounting policies and identified differences between the accounting policies of the two companies. The unaudited pro forma condensed combined financial statements reflect adjustments to conform Streetcar’s results to the Company’s policies with respect to differences in the method of evaluating residual values and corresponding depreciation rates on vehicles.

ZIPCAR AND STREETCAR

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

NOTE 3—PURCHASE PRICE ALLOCATION

The unaudited pro forma combined condensed consolidated financial information reflects a purchase price of approximately $62.8 million consisting of the following: 8.1 million shares of common stock of the Company (valued at $43.3 million), $7.6 million of cash, $5.0 million in promissory notes and warrants to purchase 1.7 million shares of the Company’s common stock (valued at $6.9 million).

The purchase price of approximately $62.8 million was allocated over the fair values of the assets acquired and liabilities assumed as follows (in thousands):

Accounts receivable	$896
Prepaid expenses and other current assets	1,334
Property and equipment	26,775
Member relationships	7,023
Parking spaces in place	1,603
Non-Compete agreements	657
Tradename	870
Reservation system	281
Goodwill	57,219

Total assets acquired	96,658
Accounts payable	(1,375)
Accrued expenses	(4,527)
Bank overdraft	(74)
Current portion of capital leases	(15,173)
Long term portion of capital leases	(12,743)

Total liabilities assumed	(33,892)

Purchase price	$62,766

Goodwill results from expected synergies from the acquisition, including marketing associated with a single brand, a common technology platform and reduced administrative costs. Also included in goodwill is assembled workforce.

The valuation of the identifiable intangible assets acquired was based on currently available information and reasonable and supportable assumptions. The purchase price of the acquisition was allocated to the assets acquired and liabilities assumed based on estimates of their fair values as of April 20, 2010. The tangible long-lived assets were recorded at their estimated fair value, which approximates their carrying value except for Streetcar’s in-car equipment, which is to be retired and replaced by the Company as part of a transition plan to move to a single technology platform. The fair value of Streetcar’s in-car equipment was determined by using estimated resale values for the same type of equipment. The intangible long-lived assets were valued using a combination of income and cost methods. For the assembled workforce and parking spaces in place, the Company used the cost approach, which included certain lost opportunity costs; key assumptions included the cost to acquire and train the workforce and the time and expected costs to acquire parking spaces. To value the member relationships, the Company used the income approach, specifically, a variation of the discounted cash-flow method known as the multiperiod excess earnings method; key assumptions included the future revenue and costs attributable to existing members and their expected attrition

ZIPCAR AND STREETCAR

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

rates. To value the non-compete agreements, the Company used a comparative business valuation method; key assumptions included the probability of the individuals in question competing and the impact of such competition on the business. The relief from royalty method, which considers both the market approach and the income approach, was used to value both the Streetcar trade name and the reservation system; key assumptions included the future revenue attributable to this trade name and a market-based royalty rate. Further, all future cash flows in applicable valuations have been discounted at an estimated discount rate. The Company believes these methods and assumptions were appropriate because of the lack of comparative market sales data required for the market approach when measuring the value of these assets. The excess of the aggregate estimated purchase price over the estimated fair value of the tangible and intangible assets and liabilities in the amount of $57.2 million was classified as goodwill.

The aggregate estimated purchase price of $62.8 million reflected in these unaudited pro forma condensed combined financial statements is based on the valuation of the Company’s common stock as of April 20, 2010, which was $5.34 per share. The valuation analysis of the Company’s common stock has been conducted under a probability-weighted expected return method as prescribed by the AICPA Practice Aid. Under this methodology, the fair market value of the Company’s common stock is estimated based upon an analysis of future values assuming various outcomes. The value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available to the Company as well as the rights of each share class. The possible outcomes considered are based upon an analysis of future scenarios as described below:

•	completion of an initial public offering;

•	sale to a strategic acquirer;

•	continuation as a private company; and

•	remote likelihood of dissolution.

The private company scenario and sale scenario analyses use averages of the guideline public company method and the discounted future cash flow method. The Company estimated the enterprise value under the guideline public company method by comparing the Company to publicly-traded companies in the industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, growth rate and stage of development, business model and financial risk. The Company also estimated the enterprise value under the discounted future cash flow method, which involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue, costs and capital requirements. The Company estimated future revenue growth based on a number of key assumptions including membership growth, frequency of reservations per member, duration of trips and pricing for existing markets and entry into new markets. The Company’s cost structure assumptions were based on historic trends, modified for inflation and expected operational efficiencies. The Company’s cost structure assumptions are also based on historical trends and its expectations for operational efficiencies and inflation. These assumptions underlying the estimates were consistent with the plans and estimates that the Company uses to manage its business. The Company used a discount rate in its valuation that was deemed to be commensurate with the underlying uncertainties associated with achieving the estimated cash flows projected. Assuming a $0.50 change in the Company’s common stock value, the estimated purchase price would have increased or decreased by approximately $4.8 million, which would have been reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

ZIPCAR AND STREETCAR

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

The warrants issued in connection with this acquisition have exercise prices of $2.53 to $4.37 per share. These warrants are fully vested and are exercisable over 7 years. The fair value of the warrants was estimated using the Black-Scholes option pricing model. The following assumptions were used in estimating the fair value:

Stock price on April 20, 2010	$5.34
Exercise price	$2.53-$4.37
Expected term (in years)	7
Expected volatility	60%
Risk-free interest rate	3.20%
Expected dividend	0%

The Company estimates useful lives for each category of intangible assets based on the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. The acquired intangible assets subject to amortization are amortized based upon the pattern in which the economic benefits of the intangible assets are being realized, which are on a straight-line basis for all acquired intangible assets except member relationships. Member relationships are amortized 33% in the first year, 27% in the second year, 20% in the third year, 13% in the fourth year and 7% in the fifth year primarily because the economic benefit derived from member relationships declines due to member attrition each year. The Company estimated the expected member attrition rate primarily based on historical attrition rates. The pro forma amortization expenses included in these pro forma financial statements are as follows (in thousands):

	Estimated Fair Value	Estimated Useful Life (Years)	Pro Forma Amortization for the Year Ended December 31, 2010
Member relationships	$7,023	5	$2,372
Parking spaces in place	1,603	3	542
Non-Compete agreements	657	2	332
Tradename	870	2.7	331
Reservation system	281	1.5	190

	$10,434		$3,767

NOTE 4—PRO FORMA ADJUSTMENTS

Item (A): Adjustments to fleet operations costs consist of the following (in thousands):

Year Ended December 31, 2010
Accounting policies conformity related to depreciation policy of vehicles (1)	$(38)

$(38)

1)	Streetcar’s depreciation policy for vehicles uses a reducing balance depreciation method at rates of 10% to 16% per year. The Company depreciates its vehicles to a residual value over their estimated useful lives using a straight-line method at rates of 12% to 20% per year. These adjustments reflect the total of the differences between both calculations.

ZIPCAR AND STREETCAR

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

Item (B): Under ASC 805-10, acquisition-related transaction costs are not included as a component of consideration transferred but are required to be expensed as incurred. All acquisition related costs, such as legal, accounting, due diligence, regulatory fees, brokers fees and other professional fees, of $1.2 million and $0.8 million for the Company and Streetcar, respectively, for the year ended December 31, 2010 were eliminated since they will not have a continuing impact on the combined results of the Company and Streetcar.

Item (C): Adjustments to reflect amortization of acquired intangible assets as detailed in Note 3—Purchase Price Allocation less amortization in the amount of $2.7 million already included in the Company’s consolidated income statements for the year ended December 31, 2010.

Item (D): Adjustments to interest expense consist of the following (in thousands):

Year Ended December 31, 2010
Interest expense incurred on $5,000 of acquisition note payable at an effective rate of 12.2%	$614
Reverse actual interest expense on $5,000 of acquisition note included in the financial statements	(460)
Interest expense incurred on $6,000 borrowed at an effective interest rate of 15.5% and used to finance part of $7,661 cash payment to Streetcar’s shareholders	872
Reverse actual interest expense on $6,000 borrowed to finance cash payment to Streetcar’s shareholders	(720)
Eliminate historical interest expense included in Streetcar’s financial statements on loan to a Streetcar shareholder paid off upon the closing of the acquisition	(143)

$163

Item (E): Adjustment to the weighted average number of common shares outstanding used in computing per share amounts, basic and diluted, is as follows:

Year Ended December 31, 2010
Company’s historical weighted average common shares	10,297,118
Add the pro forma impact of common shares issued to Streetcar’s shareholders at the beginning of 2010	2,466,881

12,763,999

ZIPCAR AND STREETCAR

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

NOTE 5—UK GAAP TO US GAAP ADJUSTMENTS

The following tables show a reconciliation of the unaudited historical profit and loss accounts for the period ended April 20, 2010, prepared in accordance with UK GAAP and in pounds sterling, to the statement of operations under US GAAP and in U.S. Dollars included in the unaudited pro forma combined condensed statements of operations.

The UK GAAP to US GAAP adjustments represent the significant adjustments that are required to reconcile the statements of operations of Streetcar to US GAAP and provide descriptions of the nature of each adjustment as follows:

STREETCAR LIMITED

STATEMENT OF OPERATIONS PRESENTATION AND UK GAAP TO US GAAP ADJUSTMENTS

FOR THE PERIOD ENDED APRIL 20, 2010

	Streetcar Limited UK GAAP Period Ended April 20, 2010 (GBP)	UK GAAP to US GAAP Presentation Adjustments (GBP)	UK GAAP US Presentation Period Ended April 20, 2010 (GBP)	UK GAAP to US GAAP Adjustments Period Ended April 20, 2010 (GBP)		Streetcar Limited US GAAP Period Ended April 20, 2010 (GBP)	Streetcar Limited US GAAP Period Ended April 20, 2010 (USD)
	(Unaudited)	(1)					(2)
	(in thousands)
Turnover	£5,543	£(5,543)	£—	£—		£—	£—
Revenue	—	5,543	5,543	(238	)(3)	5,305	$8,253
Cost and expenses
Cost of sales	3,817	(3,817)	—	—		—	—
Fleet operations	—	3,818	3,818	(238	)(3)	3,580	5,570
Member services and fulfillment	—	452	452	—		452	703
Research and development	—	98	98	—		98	152
Administrative expenses—before exceptional items	3,058	(3,058)	—	—		—	—
Selling, general and administrative	—	2,071	2,071	413	(4)	2,484	3,865
Exceptional profit on disposal of vehicles	(195)	195	—	—		—	—
Amortization of acquired intangible assets	—	—	—	—		—	—

Total operating expenses	6,680	(241)	6,439	175		6,614	10,290

Income from operations	(1,137)	241	(896)	(413)		(1,309)	(2,037)
Interest income		—	—			—	—
Interest expense	(110)	(241)	(351)	—		(351)	(546)
Other income, net		—	—			—	—

Loss before income taxes	(1,247)	—	(1,247)	(413)		(1,660)	(2,583)
Provision for income taxes		—	—			—	—

Net Income	£(1,247)	£—	£(1,247)	£(413)		£(1,660)	$(2,583)

ZIPCAR AND STREETCAR

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

Notes:

1)	Reclassification from Streetcar’s UK GAAP profit and loss account presentation to US GAAP statement of operations presentation. This includes conforming adjustments to make Streetcar’s presentation for cost of sales, administrative expenses and interest expense consistent with the presentation of the Company’s financial statement line items.
2)	Results are converted to U.S. Dollars using the average exchange rate for the period presented. The exchange rate used for the period ended April 20, 2010 was 1.556.
3)	Adjustment to reverse revenue and cost of sales gross up of certain credits granted to customers that are allowed by UK GAAP but prohibited by US GAAP.
4)	Adjustment to accrue for transaction expenses of Streetcar’s shareholders of £0.4 million, owed to a majority shareholder of Streetcar. Under UK GAAP, these expenses are considered expenses of the Streetcar shareholders and therefore are not included in Streetcar’s UK GAAP profit and loss accounts. Under US GAAP, these expenses are considered expenses of Streetcar; therefore they are included in Streetcar’s US GAAP statement of operations. The Company has recognized the liability related to these expenses as an assumed liability in accounting for the transaction. Upon the closing of the acquisition of Streetcar, the Company settled this liability with cash, note, common stock and warrants to acquire common stock of Zipcar.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this prospectus. The consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 and the consolidated balance sheets data as of December 31, 2009 and 2010 are derived from our audited consolidated financial statements included in this prospectus.

The consolidated statement of operations data for the year ended December 31, 2006 and 2007 and the consolidated balance sheets data as of December 31, 2006, 2007 and 2008 are derived from our audited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2006	2007(1)	2008	2009	2010(2)
	(in thousands, except per share and share data)

Revenue	$30,651	$57,818	$105,969	$131,182	$186,101
Cost and expenses
Fleet operations	23,962	50,033	84,199	93,367	122,634
Member services and fulfillment	2,216	4,379	7,580	10,414	15,114
Research and development	794	904	1,549	2,314	3,170
Selling, general and administrative	7,231	16,204	25,324	29,973	49,172
Amortization of acquired intangible assets	—	219	1,226	990	3,414

Total operating expenses	34,203	71,739	119,878	137,058	193,504

Loss from operations	(3,552)	(13,921)	(13,909)	(5,876)	(7,403)
Interest income	603	1,387	429	60	47
Interest expense	(1,418)	(2,070)	(1,603)	(2,457)	(8,185)
Other income, net	—	160	568	3,690	1,731

Loss before income taxes	(4,367)	(14,444)	(14,515)	(4,583)	(13,810)
Provision for income taxes	—	—	—	84	311

Net loss	(4,367)	(14,444)	(14,515)	(4,667)	(14,121)
Less: Net loss attributable to the redeemable noncontrolling interest	—	—	—	23	(4)

Net loss attributable to Zipcar, Inc.	$(4,367)	$(14,444)	$(14,515)	$(4,644)	$(14,125)

Net loss attributable to common stockholders per share—basic and diluted	$(1.43)	$(3.76)	$(3.58)	$(1.11)	$(1.37)

Weighted average number of common shares outstanding used in computing per share amounts—basic and diluted	3,052,780	3,846,291	4,057,973	4,167,887	10,297,118

Pro forma net loss per share—basic and diluted (unaudited)					$(0.24)

Pro forma weighted average number of common shares outstanding (unaudited)(3)					58,063,553

	Years Ended December 31,
	2006	2007	2008	2009	2010
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,083	$7,482	$21,099	$19,228	$43,005
Total assets	47,214	103,707	87,926	89,907	248,928
Deferred revenue	2,009	6,081	9,870	12,908	17,912
Redeemable convertible preferred stock warrant	—	195	144	400	478
Notes payable and capital lease obligation	10,832	20,384	16,956	15,212	94,063
Redeemable convertible preferred stock	45,958	95,715	95,715	95,715	116,683
Total stockholders’ deficit	(17,307)	(31,068)	(45,018)	(47,363)	(5,301)

(1)	In 2007, the Company acquired Flexcar (see Note 3 to the Consolidated Financial Statements).
(2)	In April 2010, the Company acquired Streetcar (see Note 3 to the Consolidated Financial Statements).
(3)	The pro forma weighted average number of shares of common stock outstanding gives effect to the automatic conversion of all of our outstanding convertible preferred stock into common stock upon the closing of this offering. The Series G redeemable convertible preferred stock is assumed to convert at the closing of this offering to common stock on a 1-to-1 basis and is included from its issuance dates of November 17, 2010 and December 1, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under “Risk Factors.” See also “Forward-Looking Statements.”

Overview

Zipcar operates the world’s leading car sharing network. We operate our membership-based business in 14 major metropolitan areas and on more than 230 college campuses in the United States, Canada and the United Kingdom. Our car sharing service provides over 550,000 members with cars on demand in reserved parking spaces within an easy walk of where they live and work. Our members may reserve cars by the hour or by the day at rates that include gas, insurance and other costs associated with car ownership. We offer our solution to individuals, universities, businesses and government agencies.

Our revenue has grown from $30.7 million in 2006 to $186.1 million in 2010. From our inception through December 31, 2010, a substantial portion of our revenue has been generated in North America. We have experienced losses since inception and, as of December 31, 2010, had an accumulated deficit of $65.4 million. Our business initially requires fleet, marketing and infrastructure investments in each metropolitan area. As markets develop and membership increases, our business benefits from operational efficiencies and economies of scale. Cash flows from our more mature markets are used to fund new and emerging markets as well as investments in our infrastructure.

Acquisitions

Although our principal growth has been organic, we have also grown through acquisitions. On November 1, 2007, we acquired Flexcar, a national operator of car sharing services, in a tax-free stock-for-stock merger by issuing 14.3 million shares of Series F redeemable convertible preferred stock and warrants to acquire 0.2 million shares of Series F redeemable convertible preferred stock.

In April 2010, we expanded our London operations with the acquisition of Streetcar, a car sharing service in the United Kingdom. Streetcar’s revenue for the year ended December 31, 2009 was $23.1 million. In connection with this acquisition, we issued 8.1 million shares of common stock and warrants to acquire 1.7 million shares of common stock along with $7.6 million in cash and $5.0 million in notes payable to acquire all of the outstanding capital stock of Streetcar. Upon the closing of this offering, we will repay the notes payable. In June 2010, we responded to a May 2010 inquiry letter from the U.K. Office of Fair Trading, or OFT, seeking information relating to our acquisition of Streetcar. The OFT subsequently referred the matter to the Competition Commission, or CC. In December 2010, the CC issued a final determination that it did not expect our acquisition of Streetcar to lead to a substantial lessening of competition in the United Kingdom. We commenced the integration of our London operations with those of Streetcar following the CC’s final determination.

Equity Investment

In December 2009, we made an equity investment of approximately $0.3 million for a minority ownership stake in Catalunya Carsharing S.A., known as Avancar, the largest car sharing operator in Spain. In December 2010, we loaned $0.4 million to Avancar. This loan has a one year maturity and includes an option to convert the outstanding loan balance into an equity investment in Avancar. At our discretion, we have an option to increase our ownership to a majority holding before December 31, 2011. In addition, we have certain call and put options that are described in Note 12 to the consolidated financial statements.

Revenue

We derive revenue primarily from vehicle usage and membership fees. A prospective member applies for membership online. This initial application is accepted following a driving record check and validation of credit card information provided. To cover these costs, we charge a one-time non-refundable application fee.

Vehicle usage revenue is recognized as chargeable hours are incurred. Annual membership fees are deferred and recognized ratably over the one-year period of membership. Membership application fees are recorded as deferred revenue and recognized ratably as revenue over the average life of the member relationship, which we currently estimate to be five years. In 2008, we began to offer a fleet management solution, known as FastFleet, by licensing our proprietary vehicle-on-demand technology on a SaaS basis to organizations that manage their own fleets of vehicles, including local, state and federal government agencies. Customers are charged a monthly fee, which is recognized ratably.

Our revenue is not concentrated within any one customer or business. Substantially all of our members and customers pay their fees and vehicle usage charges with a credit card. Our revenue is derived from the United States, Canada and the United Kingdom.

Fleet Operations

Fleet operations consist principally of costs associated with operating our vehicles such as lease expense, depreciation, parking, fuel, insurance, gain or loss on disposal of vehicles, accidents, repairs and maintenance as well as employee-related costs. Our fuel costs fluctuate as gasoline prices increase or decrease. We expect fleet operation costs to increase as we expand the number of vehicles in our fleet to service an expanding membership base and support future revenue growth. Over time, however, we expect these costs to decline as a percentage of revenue due to the achievement of increased efficiencies in our operations and as a greater percentage of our markets reach critical mass and vehicle usage levels increase.

Member Services and Fulfillment

Member services and fulfillment expenses consist of the cost of our outsourced contact center, personnel expenses related to our member support teams and credit card processing fees. Member services and fulfillment costs are expected to increase as our membership base increases.

Research and Development

Research and development expenses consist primarily of labor-related costs incurred in coding, testing, maintaining and modifying our technology platform. We have focused our research and development efforts on both improving ease of use and functionality of our reservation, back-end and in-vehicle systems. Our internal and external costs associated with new and enhanced functionality are capitalized and amortized generally over three years. We expect research and development expenses to increase as we continue to enhance and expand our technological capabilities but to decrease over time as a percentage of revenue as we leverage our technology platform over a larger membership base.

Sales and Marketing

Sales and marketing expenses consist primarily of labor-related costs, online search and advertising, trade shows, marketing agency fees, public relations and other promotional expenses. Online search and advertising costs, which are expensed as incurred, include online advertising media such as banner ads and pay-per-click payments to search engines. We expect to continue to invest in sales and marketing activities to increase our membership base and brand awareness. We expect that sales and marketing expenses will continue to increase in the future but decrease as a percentage of revenue as certain fixed costs are leveraged over a larger revenue base.

General and Administrative

General and administrative expenses consist primarily of labor-related expenses for administrative, human resources, internal information technology support, legal, finance and accounting personnel, professional fees, insurance and other corporate expenses. We expect that general and administrative expenses will increase as we continue to add personnel to support the growth of our business. In addition, we anticipate that we will incur additional personnel expenses, professional service fees, including audit and legal, investor relations, costs of compliance with securities laws and regulations, and higher director and officer insurance costs related to operating as a public company. As a result, we expect that our general and administrative expenses will continue to increase in the future but decrease as a percentage of revenue over time as our membership base and related revenue increases.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting policies. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. See Note 2 to our consolidated financial statements included elsewhere in this prospectus for information about these critical accounting policies, as well as a description of our other significant accounting policies.

Revenue Recognition

We recognize revenue only when the following four criteria are met: price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

We derive revenue primarily from vehicle usage and membership fees. Vehicle usage revenues are recognized as chargeable hours are incurred. Annual membership fees are non-refundable and are deferred and recognized ratably over the one-year period of membership. Membership application fees are recorded as deferred revenue and recognized as revenue over the average life of the member relationship, which we currently estimate to be five years. This estimate is based on several assumptions, including historical retention levels. Any changes to these estimates would increase or decrease our recorded revenue. If the average life of the member relationship changed by one year, our revenue in 2010 would not have changed by a material amount. Direct and incremental costs associated with the membership application process, consisting of the cost of driving record checks and the cost of providing membership cards, are deferred and recognized as an expense over the estimated life of the member relationship. Our members have the ability to purchase a damage fee waiver to reduce or eliminate insurance deductible costs in the event of an accident. Damage waiver fees are recorded as revenue ratably over the term for which such waiver coverage applies. Members are charged a fee for returning our vehicles late. Such fees are recorded as revenue at the time the fee is charged, which is at the end of the reservation period. Periodically, new members are offered driving credits as an inducement to joining Zipcar. These driving credits generally expire shortly after a new member joins Zipcar and allow the member to operate our vehicles without paying for the usage of the vehicles until the credits are exhausted. Accordingly, these driving credits are treated as a deliverable in the arrangement and represent a separate unit of accounting since the credits have value on a stand-alone basis with reliable evidence of fair value. Accordingly, a portion of the annual fee received is allocated to such credits, based on relative fair values of each deliverable, and recorded as revenue upon usage of such credits or upon expiration, whichever is earlier. We provide driving credits to existing members for various reasons, including referring a new member. The cost related to such driving credits is estimated based on an average cost per hour and applied to the estimated hours of driving a member is eligible for based on the corresponding credit. This amount is recorded in the consolidated statement of operations in Fleet Operations.

In 2008, we began to offer a fleet management solution known as FastFleet by licensing our proprietary vehicle-on-demand technology on a SaaS basis, primarily to local, state and federal government agencies. Customers are generally charged an upfront fee and a monthly fee. Monthly fees are recognized ratably. If upfront fees are charged, then the upfront fees are recorded as deferred revenue and recognized as revenue over the expected customer relationship period commencing from the day the customer is granted access to the system.

Software Development Costs

We capitalize certain costs of computer software developed or obtained for internal use. These costs relate to the development of new or enhanced functionality of the software. The costs incurred in the preliminary stages of development are expensed as incurred. Once a project has reached the application development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Accordingly, we use the release date to determine when capitalization ceases for a particular project. These capitalized costs are amortized over the expected software benefit period of three years.

Income Taxes

Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the tax rates anticipated to be in effect when such differences reverse. On a periodic basis, we assess the likelihood that we will be able to recover our deferred tax assets. A valuation allowance is provided if, based on currently available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. This assessment requires us to make judgments about the likelihood and amounts of future taxable income. To date, we have recorded a full valuation allowance for the entire amount of net deferred tax assets.

We follow the accounting guidance on Accounting for Uncertain Tax Positions and recognize liabilities for uncertain tax positions. We evaluate our tax positions by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit by applicable taxing authorities. If we determine that a tax position will more likely than not be sustained in the event of an audit, then we estimate and measure the tax benefit likely to be realized upon ultimate settlement. Any such estimates are inherently difficult and subjective, as we have to make judgments regarding the probability of various possible outcomes. We have no amounts recorded for any unrecognized tax benefits as of December 31, 2010. Our policy is to record estimated interest and penalties related to the underpayment of income taxes as a component of our income tax provision. As of December 31, 2010, we had not recorded any accrued interest or tax penalties. Our income tax return reporting periods since December 31, 2007 remain open to income tax audit examination by federal and state taxing authorities. In addition, as we have net operating loss carryforwards, the Internal Revenue Service is permitted to audit earlier years and propose adjustments based on the amount of net operating loss generated in those years.

Utilization of net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation due to ownership changes that have occurred previously or that may occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.

We have performed an analysis under Section 382, as well as similar state provisions, in order to determine whether any limitations might exist on the utilization of net operating losses and research and development credits carryforward due to ownership changes that have occurred previously. Based on this analysis, we have determined that while ownership changes have occurred during our history, a substantial portion of the net operating losses and credits are available for future utilization.

Valuation of Long-Lived and Intangible Assets, Including Goodwill

Long-lived assets are reviewed for impairment whenever events or changes in circumstances or a triggering event, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. Determining whether a triggering event has occurred often involves significant judgment from management. When such events occur, we compare the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that an impairment exists, the amount of the impairment is calculated and a charge is recorded. The amount of the impairment is determined to be the difference between the carrying amount and the fair value of the asset. If a readily determinable market price does not exist for the asset, fair value is estimated using discounted expected cash flows attributable to the asset. Significant judgment and estimates are involved in any impairment evaluation and our estimates, including estimates used in determining future cash flows.

We test goodwill for impairment at least annually. We review goodwill for impairment on the last day of our fiscal year and whenever events or changes in circumstances indicate that the carrying amount of this asset may exceed its fair value. Our assessment is performed at the reporting unit level. We evaluate goodwill for impairment using a two-step process. The first step is to identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of a reporting unit exceeds the book value, goodwill is not considered impaired. If the book value exceeds the fair value, the second step of the process is performed to measure the amount of impairment. We have determined that we have three reporting units – United States of America (U.S.), United Kingdom (U.K.) and Canada.

The process of evaluating goodwill for impairment involves the determination of the fair value of our reporting units. The fair value of the reporting units is determined in part by using a discounted future cash flow method, which involves applying appropriate discount rates to estimated cash flows including terminal value that are based on forecasts of revenue, costs and capital requirements. We estimated future revenue growth based on a number of key assumptions, including membership growth, frequency of reservations per member, duration of trips, pricing for existing markets and entry into new markets. Our cost structure assumptions were based on historic trends, modified for inflation and expected operational efficiencies. The estimated terminal value was calculated using the Two-Stage Growth model. The cash flows employed in the discounted cash flow analysis are based on our most recent financial plan and various growth rates have been assumed for years beyond the current financial plan period. We used a discount rate in our analysis that was deemed to be commensurate with the underlying uncertainties associated with achieving the estimated cash flows projected. The fair value determination also includes using a guideline public company method in which the reporting unit is compared to publicly-traded companies in the industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including but not limited to, the similarity of their industry, growth rate and stage of development, business model, and financial risk.

Based on the analysis, we noted that the fair value of the U.K. reporting unit, which carries approximately $58.0 million in goodwill associated with the Streetcar acquisition, exceeds the carrying value by approximately 8%, indicating no goodwill impairment for the U.K. reporting unit. As referenced above, the analysis incorporates quantitative data and qualitative criteria including new information that can change the result of the impairment test. The most significant assumptions used in the analysis are the discount rate, the terminal value and expected future revenues, gross margins and operating margins. Unfavorable trends in our membership growth, frequency of reservations per member, duration of trips and related pricing could negatively impact our revenue growth and terminal value. If our future costs are materially different from our historic cost trends or if we do not realize operational efficiencies as expected, our expected gross and operating margins could be negatively impacted. Our inability to meet expected results could increase the underlying uncertainties of future projections, thereby causing an increase in our discount rate. Accordingly, unfavorable changes to our assumptions could impact our conclusion regarding whether existing goodwill is impaired and result in a material impact on our consolidated financial position or results of operations. If the fair value of the U.K. reporting unit decreased by 10%, it could indicate a potential impairment for the reporting unit.

The fair value of the U.S. reporting unit, which carries the rest of the goodwill balance, significantly exceeded its carrying value including goodwill. Accordingly, a 10% decrease to the estimated fair value of that reporting unit would not have had an impact on the conclusion of our goodwill impairment testing for that reporting unit.

Accounting for Acquisitions

Accounting for acquisitions requires us to recognize and measure identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquired entity. Our accounting for acquisitions involves significant judgments and estimates, including the fair value of certain forms of consideration such as our common stock, preferred stock or warrants, the fair value of acquired intangible assets, which involve projections of future revenues, cash flows and terminal value which are then discounted at an estimated discount rate, the fair value of other acquired assets and assumed liabilities, including potential contingencies, and the useful lives of the assets. The projections are developed using internal forecasts, available industry and market data and estimates of long-term rates of growth for our business. In addition, warrants are valued using assumptions that include expected volatility and expected terms, which are estimates. The impact of prior or future acquisitions on our financial position or results of operations may be materially impacted by the change in or initial selection of assumptions and estimates.

Stock-Based Compensation

Accounting guidance requires employee stock-based payments to be accounted for under the fair value method. Under this method, we are required to record compensation cost based on the fair value estimated for stock-based awards granted over the requisite service periods for the individual awards, which generally equal the vesting periods. We use the straight-line amortization method for recognizing stock-based compensation expense.

The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model, which requires the use of highly subjective estimates and assumptions. Historically, as a private company, we lacked company-specific historical and implied volatility information. Therefore, we estimate our expected volatility based on the historical volatility of our publicly-traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our traded stock price. The expected life assumption is based on the simplified method for estimating expected term for awards that qualify as “plain-vanilla” options. This option has been elected as we do not have sufficient stock option exercise experience to support a reasonable estimate of the expected term. The risk-free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected term of the option. We recognize compensation expense for only the portion of options that are expected to vest. Accordingly, we have estimated expected forfeitures of stock options based on our historical forfeiture rate and used these rates in developing a future forfeiture rate. If our actual forfeiture rate varies from our historical rates and estimates, additional adjustments to compensation expense may be required in future periods.

The fair value of our common stock was determined on a periodic basis by our board of directors, taking into account our most recent valuations. The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different. The most significant input into the Black-Scholes option-pricing model used to value our option grants is the fair value of common stock. If the estimate of fair value of common stock were increased by 10% for each stock grant in 2010, the resulting total fair value of the options granted in 2010 would have increased by approximately $0.7 million, resulting in $0.1 million increase to stock-based compensation in 2010.

The following table summarizes the number of stock options granted from January 1, 2008 through December 31, 2010, the average per share exercise price of the options and estimated per share weighted average fair value of options for each of the quarters:

Quarter Ended	Number of shares subject to options granted	Average Per share exercise price of options	Average Per share estimated fair value of options
		(1)	(2)
March 31, 2008	—	—	—
June 30, 2008	211,875	$2.38	$0.82
September 30, 2008	—	—	—
December 31, 2008	2,641,251	$2.55	$1.39
March 31, 2009	—	—	—
June 30, 2009	100,000	$2.55	$1.15
September 30, 2009	—	—	—
December 31, 2009	1,025,000	$3.49	$2.04
March 31, 2010	1,593,500	$4.37	$2.55
June 30, 2010	—	—	—
September 30, 2010	590,526	$5.49	$3.13
December 31, 2010	540,300	$5.95	$3.34

(1)	The per share exercise price of options is determined by our board of directors and is no less than the fair market value of our common stock on the date of grant.
(2)	As described above, the per share estimated fair value of option was estimated for the date of grant using the Black-Scholes option-pricing model. This model estimates the fair value by applying a series of factors including the exercise price of the option, a risk free interest rate, the expected term of the option, expected share price volatility of the underlying common stock and expected dividends on the underlying common stock. Additional information regarding our valuation of common stock and option awards is set forth in Note 6 to our financial statements included elsewhere in this prospectus.

All of our stock options have been granted at exercise prices of no less than the fair value of our common stock on the date of grant. In 2008, our board of directors determined the fair value of our common stock by using discounted future cash flows under the income method after considering the most recent rounds of financing. Our common stock valuation was $2.38 per share in February 2008, largely due to our full integration of the Flexcar acquisition in November 2007 as well as further organic revenue growth. In July 2008, the board of directors valued our common stock at $2.55 per share primarily as a result of improving revenue projections, membership growth and the closing of a $10 million term loan with a financial institution.

In February 2009, our board of directors reviewed and updated our common stock valuation upon completion of its 2009 planning process, which considered several economic factors that negatively impacted our projections at that time. The revised discounted future cash flows under the income method resulted in a reduction of the value of our common stock to $2.25 per share. However, the board decided to continue granting its stock options at an exercise price of $2.55 per share, consistent with its July 2008 valuation.

Over the course of the second and third quarters of 2009, our probability of a future liquidity event, including an initial public offering of our common stock, increased based on the improvements in market conditions, including the IPO market and the credit markets. As a result, we were able to better forecast the occurrence of a liquidity event in the next 12 to 18 months. Accordingly, since July 31, 2009 our valuation analysis has been conducted under a probability-weighted expected return method as prescribed by the AICPA Practice Aid. Under this methodology, the fair market value of our common stock is estimated based upon an analysis of future values assuming various outcomes. The value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available to us as well as the rights of each share class. The possible outcomes considered are based upon an analysis of future scenarios as described below:

•	completion of an initial public offering;

•	sale to a strategic acquirer;

•	continuation as a private company; and

•	remote likelihood of dissolution.

The private company scenario and sale scenario analyses use averages of the guideline public company method and the discounted future cash flow method. We estimated our enterprise value under the guideline public company method by comparing our company to publicly-traded companies in our industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including but not limited to, the similarity of their industry, growth rate and stage of development, business model, and financial risk. We also estimated our enterprise value under the discounted future cash flow method, which involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue, costs and capital requirements. Our assumptions underlying the estimates were consistent with the plans and estimates that we use to manage the business. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates.

The initial public offering scenario analyses use the guideline public company method. We estimated our enterprise value under the guideline public company method by comparing our company to publicly-traded companies in our industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including, but not limited to, the similarity of their industry, growth rate and stage of development business model, and level of financial risk.

The present values calculated for our common stock under each scenario were weighted based on management’s estimates of the probability of each scenario occurring. The resulting values represented the estimated fair market value of our common stock at the valuation date, which was determined to be $3.49 as of July 31, 2009. We granted stock options with an exercise price of $3.49 per share after that valuation date. Several factors contributed to the increase in the fair market value of the common stock between the valuations performed on January 31, 2009 and July 31, 2009. During this period, the markets improved and the liquidity and credit constraints began to ease. In June 2009, we obtained a second $10 million term loan with a financial institution, $4.0 million of which was borrowed in 2009. Further, under the probability-weighted expected return method, our valuation was benefited by placing distinct values at distinct dates based on expected outcomes, higher valuation multiples enjoyed by comparable companies and the reduction in the time to a liquidity event coupled with lower discount rate as a result of lower risk levels.

Our board continued to use the probability-weighted expected return method in the valuation performed on December 31, 2009. During the period since the previous valuation, we continued to execute our plan toward a liquidity event, increasing the probability of an initial public offering. We further refined the selection of our guideline public companies. The overall market conditions continued to improve over this period. Further, we demonstrated our ability to meet our expected results thereby reducing our risks and discount rates further. Based on these factors, the value of our common stock was determined to be $4.37 as of December 31, 2009.

Our board performed a valuation of our common stock on March 31, 2010. During the three months since the valuation on December 31, 2009, we continued to execute our plan for the first quarter and a near-term liquidity event. The overall market conditions improved further and the increase in the valuation of our guideline public companies was reflective of this improvement. We obtained a $20 million term loan with the same financial institutions we borrowed from in prior years. We borrowed $10 million during the three months ended March 31, 2010. In addition, we borrowed the remaining $6 million available under the term loan executed in 2009. Considering the market improvement, continued reduction in our discount rates due to lower risks and increased probability of a liquidity event, the probability-weighted expected return method resulted in a common stock value of $5.27 as of March 31, 2010.

Upon the closing of the Streetcar acquisition, our board performed another valuation of our common stock as of the Streetcar acquisition date of April 20, 2010. There were no material changes since the prior valuation other than a slight increase in the probability of a near term liquidity event and improvement in market multiples, which resulted in a common stock value of $5.34 as of April 20, 2010.

Our board performed a valuation of our common stock on June 30, 2010. The overall market conditions remained relatively stable from the previous valuation. We had borrowed the remaining $10 million under the $20 million term loan arrangement. There were no changes to the probability of a liquidity event but we further reduced our discount rates due to a further reduction in risk of executing our expected results. Accordingly, the common stock value was determined to be $5.49 as of June 30, 2010.

Our board performed a valuation of our common stock on September 30, 2010. During the three months ended September 30, 2010, the OFT, which was reviewing our acquisition of Streetcar, referred the matter to the CC, which further delayed the integration of our London operations with those of Streetcar. As a result of these events, we reduced the probability of a liquidity event and increased the discount on market multiples, which resulted in the common stock value of $5.47 as of September 30, 2010.

In November 2010, the CC issued a provisional finding that it does not expect our acquisition of Streetcar to lead to a substantial lessening of competition in the United Kingdom. While not binding, the provisional finding by the CC lessened the uncertainty associated with our Streetcar acquisition and, accordingly, we lowered our risk of meeting our future results and our discount on market multiples and increased our probability of a liquidity event. Our board performed a valuation of our common stock as of November 19, 2010. As a result of the aforementioned factors, in addition to the overall improvement to market conditions since the last valuation was performed, the common stock value was determined to be $6.21 as of November 19, 2010.

Additionally, in November and December 2010, we issued shares of Series G redeemable convertible preferred stock at a purchase price of $7.61 per share. The value assigned to the Series G redeemable convertible preferred stock of $7.61 per share is higher than the value assigned to the common stock of $6.21 per share as a result of additional rights associated with the Series G redeemable convertible preferred stock, including the following:

•

Series G redeemable convertible preferred stock is entitled to receive a liquidation preference equal to $7.61 per share, plus any declared but unpaid dividends thereon, prior to any distribution to the holders of the common stock.

•	Series G redeemable convertible preferred stock is subject to anti-dilution adjustments in the event we make certain dilutive equity issuances.

•

Holders of Series G redeemable convertible preferred stock are entitled to a number of contractual rights, including registration rights, preemptive rights and certain rights of first refusal and co-sale.

•

Series G redeemable convertible preferred stock is convertible into common stock at a 1-to-1 ratio; however, in the event the common stock offering price in a qualifying public offering is less than 15% above the purchase price of $7.61, the Series G redeemable convertible preferred stock shall be convertible into a greater number of shares of common stock pursuant to a formula set forth in our Seventh Amended and Restated Certificate of Incorporation, but in no case greater than a ratio of 1.36-to-1. See Note 5 to the consolidated financial statements.

Our board performed a valuation of our common stock on December 31, 2010. In December 2010, the CC issued a final determination that it does not expect our acquisition of Streetcar to lead to a substantial lessening of competition in the United Kingdom. As a result of this outcome, we increased our probability of a liquidity event. In addition, the overall market conditions continued to improve. Accordingly, the common stock value was determined to be $6.55 as of December 31, 2010.

Our board performed a valuation of our common stock as of February 24, 2011. Since the previous valuation, the overall market conditions improved and we increased our probability of an initial public offering. The valuation of our common stock was positively impacted by higher valuation multiples enjoyed by comparable companies. Accordingly, the fair market value of our common stock was determined to be $7.21 as of February 24, 2011. On February 24, 2011, our board granted stock options to purchase 1,180,950 shares of common stock, each at an exercise price of $7.21 per share. On February 24, 2011, we also issued 346,740 shares of common stock to three board members at a purchase price of $7.21 per share. These shares are subject to a right, but not an obligation, of repurchase by us at the original issuance price that lapses quarterly over two years from the date of issuance.

Results of Consolidated Operations

	Year Ended December 31,
	2008	2009	2010
	(in thousands, except share and per share data)

Revenue	$105,969	$131,182	$186,101

Cost and expenses
Fleet operations	84,199	93,367	122,634
Member services and fulfillment	7,580	10,414	15,114
Research and development	1,549	2,314	3,170
Selling, general and administrative	25,324	29,973	49,172
Amortization of acquired intangible assets	1,226	990	3,414

Total operating expenses	119,878	137,058	193,504

Loss from operations	(13,909)	(5,876)	(7,403)
Interest income	429	60	47
Interest expense	(1,603)	(2,457)	(8,185)
Other income, net	568	3,690	1,731

Loss before income taxes	(14,515)	(4,583)	(13,810)
Provision for income taxes	—	84	311

Net loss	(14,515)	(4,667)	(14,121)
Less: Net loss attributable to redeemable noncontrolling interest	—	23	(4)

Net loss attributable to controlling interest	$(14,515)	$(4,644)	$(14,125)

Net loss attributable to common stockholders per share—basic and diluted	$(3.58)	$(1.11)	$(1.37)

Weighted average number of common shares outstanding used in computing per share amounts—basic and diluted	4,057,973	4,167,887	10,297,118

Pro forma net loss per share—basic and diluted (unaudited)			$(0.24)

Pro forma weighted average number of common shares outstanding (unaudited)(1)			58,063,553

(1)	The pro forma weighted average number of shares of common stock outstanding gives effect to the automatic conversion of all of our outstanding convertible preferred stock into common stock upon the closing of this offering. The Series G redeemable convertible preferred stock is assumed to convert at the closing of this offering to common stock on a 1-to-1 basis and is included from its issuance dates of November 17, 2010 and December 1, 2010.

The following table sets forth selected consolidated statements of operations data for each of the periods indicated as a percentage of total revenue.

	Year Ended December 31,
	2008	2009	2010

Revenue	100.0%	100.0%	100.0%

Cost and expenses
Fleet operations	79.5	71.2	65.9
Member services and fulfillment	7.2	7.9	8.1
Research and development	1.5	1.8	1.7
Selling, general and administrative	23.9	22.8	26.4
Amortization of acquired intangible assets	1.2	0.8	1.8

Total operating expenses	113.3	104.5	103.9

Loss from operations	(13.1)	(4.5)	(4.0)
Interest income	0.4	0.0	—
Interest expense	(1.5)	(1.9)	(4.4)
Other income, net	0.5	2.8	0.9

Loss before income taxes	(13.7)	(3.6)	(7.5)
Provision for income taxes	0.0	0.1	0.2

Net loss	(13.7)	(3.7)	(7.7)
Less: Net loss attributable to redeemable noncontrolling interest	0.0	0.0	0.0

Net loss attributable to controlling interest	(13.7)%	(3.7)%	(7.7)%

Segments

Our operating segments are the same as our reportable segments. We have identified two reportable segments: North America and the United Kingdom. In both segments, we derive revenue primarily from self-service vehicle use by our members. The North America segment represented substantially all of our revenue until the acquisition of Streetcar in 2010. Revenue has grown from $104.0 million in 2008 to $157.3 million in 2010 in the North America segment, and the segment (loss) income before income taxes, which excludes corporate expenses and certain other costs, improved from $5.9 million to $26.6 million during this period. These improvements are principally a result of the major metropolitan areas and universities in this segment reaching larger scale and achieving higher operational efficiencies. Revenue has grown from $2.0 million in 2008 to $28.8 million in 2010 in the United Kingdom segment. During this period, the segment loss before income taxes, which excludes corporate expenses and certain other costs, improved from $(2.4) million to $(1.5) million. The losses in 2008 are principally the result of the early, investment stage of our United Kingdom operations prior to the acquisition of Streetcar in April 2010. Revenue in 2010 increased in the United Kingdom segment primarily due to the acquisition of Streetcar, and the segment loss before income taxes excluding corporate expenses and certain other costs, decreased due to the acquisition of Streetcar. Refer to Note 13 to the consolidated financial statements for additional segment information.

Comparison of Years Ended December 31, 2008, 2009 and 2010

Revenue

	Years Ended December 31,			Change in 2009		Change in 2010
	2008	2009	2010	$	%	$	%
	(amounts in thousands)
Vehicle usage revenue	$96,528	$117,553	$163,797	$21,025	21.8%	$46,244	39.3%
Fee revenue	8,972	13,503	22,085	4,531	50.5%	8,582	63.6%
Other revenue	469	126	219	(343)	(73.1%)	93	73.8%

Total	$105,969	$131,182	$186,101	$25,213	23.8%	$54,919	41.9%

Total revenue increased 41.9% in 2010 from 2009, including 17.8% as a result of the Streetcar acquisition in April 2010. Vehicle usage revenue increased primarily due to an increase in reservations associated with new Zipcar members as well as 74,000 members acquired through the Streetcar acquisition, partially offset by lower vehicle usage revenue per member. Fee revenue is derived from annual membership, application and damage waiver fees. The increase in fee revenue is primarily a result of a higher average member base in 2010 as compared to 2009. Our average membership increased from 305,000 in 2009 to 461,000 in 2010. The annual and application fee revenue is recognized ratably over one and five years, respectively. Revenue per member decreased by $27 to $402 in 2010 from $429 in 2009, primarily due to a decrease in vehicle usage revenue per member resulting from a focus on shifting mix from daily reservations to more profitable hourly reservations. The increase in other revenue is primarily attributable to revenue from our SaaS-based FastFleet, our fleet management solution.

Vehicle usage revenue increased in 2009 from 2008 primarily due to an increase in reservations associated with new members, partially offset by lower vehicle usage revenue per member. The increase in fee revenue is primarily as a result of higher average member base in 2009 as compared to 2008. Our average membership increased from 214,000 in 2008 to 305,000 in 2009. Revenue per member decreased by $67 to $429 in 2009 from $496 in 2008 primarily due to lower vehicle usage revenue per member which we believe was due to the impact of economic conditions as well as a focus on shifting mix from daily reservations to more profitable hourly reservations. Other revenue includes revenue from FastFleet, our fleet management solution. Also included in other revenue in 2008 is revenue associated with a government grant program in one city. We have not recorded any revenue from this program since 2008 and do not expect to record any such revenue in the future.

Operating Expenses

	Years Ended December 31,			Change in 2009		Change in 2010
	2008	2009	2010	$	%	$	%
	(amounts in thousands)
Fleet Operations	$84,199	$93,367	$122,634	$9,168	10.9%	$29,267	31.3%
Member services and fulfillment	7,580	10,414	15,114	2,834	37.4%	4,700	45.1%
Research and development	1,549	2,314	3,170	765	49.4%	856	37.0%
Selling, general and administrative	25,324	29,973	49,172	4,649	18.4%	19,199	64.1%
Amortization of acquired intangible assets	1,226	990	3,414	(236)	(19.2%)	2,424	244.8%

Total	$119,878	$137,058	$193,504	$17,180	14.3%	$56,446	41.2%

Fleet Operations:    Fleet operations expenses increased 31.3% in 2010 from 2009, including 16.5% as a result of the Streetcar acquisition. Fleet operations expenses increased as a result of an increase in the number of vehicles in our fleet. The average number of vehicles in our fleet increased by 1,820 to 7,912 in 2010 as compared to 2009. Cost per vehicle remained consistent from 2009 to 2010. Fleet operations expenses as a percentage of revenue decreased to 65.9% in 2010 as compared to 71.2% in 2009 due to an increase in vehicle usage levels.

Fleet operations expenses increased in 2009 from 2008 primarily as a result of an increase in the number of vehicles in our fleet, partially offset by lower costs per vehicle. The average number of vehicles in our fleet increased by 939 to 6,092 during 2009. Cost per vehicle decreased in 2009 as compared to 2008 primarily due to lower gas prices and lower insurance costs. Fuel costs per mile driven decreased 27% in 2009 as compared to 2008 primarily due to lower gas prices. Fleet operations expenses as a percentage of revenue decreased to 71.2% in 2009 as compared to 79.5% in 2008. This decrease is due to lower gas prices, lower insurance premiums and an increase in vehicles usage levels.

Member Services and Fulfillment:    Member services and fulfillment costs increased 45.1% in 2010, including 20.0% as a result of the Streetcar acquisition. Member services and fulfillment costs increased primarily due to an increase in average membership of approximately 156,000 to 461,000 at December 31, 2010 from 305,000 as of December 31, 2009. Member services and fulfillment as a percentage of revenue increased 0.2% to 8.1% in 2010 from 7.9% in 2009.

Member services and fulfillment costs increased in 2009 from 2008 primarily due to an increase in average membership of approximately 91,000 to 305,000 at December 31, 2009 from 214,000 at December 31, 2008. Additionally, we incurred transition costs in 2009 associated with a change in our outsourced contact center provider along with higher transaction costs in the initial period following the transition. Member services and fulfillment costs as a percentage of revenue increased to 7.9% in 2009 from 7.2% in 2008. This increase was primarily due to the additional costs associated with the change in our outsourced contact center provider.

Research and Development:    Research and development expenses increased in 2010 and 2009. The increase of 37.0% in 2010 includes 13.8% as a result of the Streetcar acquisition. The increases in 2010 and 2009 are primarily attributable to additional headcount related to continued investment in the development and maintenance of our online reservation and fleet management system. Labor and labor-related costs increased $0.5 million in 2010 and $0.6 million in 2009 as compared to the prior year. Research and development expenses as a percentage of revenue decreased 0.1% to 1.7% in 2010 as compared to 2009 and increased 0.3% to 1.8% in 2009 as compared to 2008.

Selling, General and Administrative:    Selling, general and administrative expenses increased 64.1% in 2010, including 18.5% as a result of the Streetcar acquisition. The increase in selling, general and administrative expenses in 2010 from 2009 was primarily due to an increase in labor and labor-related expenses, including stock compensation expense, of $6.6 million, professional fees of $5.9 million and other general and administrative related expenses of $3.5 million. Professional fees were higher compared to 2009 primarily due to legal and consulting fees of $4.9 million associated with the acquisition and regulatory clearance of Streetcar and further costs added in preparation for operating as a public company. In addition, marketing programs, advertising costs and related discretionary spending increased $3.2 million in 2010. Selling, general and administrative expenses as a percentage of revenue increased by 3.6% to 26.4% in 2010 from 22.8% for 2009.

Selling, general and administrative expenses increased in 2009 as compared to 2008. Labor and labor-related costs, including stock compensation, increased by $2.0 million as a result of an increase in our workforce. Marketing programs, advertising costs and related discretionary spending increased $2.0 million. Facilities and other related costs increased by $0.5 million due to headcount growth. Selling, general and administrative expenses as a percentage of revenue decreased 1.1% to 22.8% in 2009 from 23.9% in 2008.

Amortization of Acquired Intangible Assets:    Acquired intangible assets associated with the Flexcar and Streetcar acquisitions include member relationships, parking spaces, non-compete agreements, tradename and reservation system in existence at the time of the acquisition, and are amortized over their estimated useful lives of up to five years based on the pattern in which the economic benefits of the intangible assets are consumed. Amortization of acquired intangible assets increased $2.4 million in 2010 as compared to 2009, due to the acquisition of Streetcar.

Amortization of acquired intangible assets, all of which were recorded from the Flexcar acquisition, decreased $0.2 million in 2009 as compared to 2008. The amortization is based upon the pattern in which the economic benefits of the intangible assets are being realized.

Interest Income:    Interest income remained unchanged in 2010 as compared to 2009. Interest income decreased from $0.4 million in 2008 to $0.1 million in 2009. The decrease was primarily attributable to lower yields on cash and cash equivalents.

Interest Expense:    Interest expense increased from $2.5 million in 2009 to $8.2 million in 2010. This increase was due to interest expense associated with new corporate debt as well as vehicle related debt acquired as part of Streetcar acquisition and a shift in our domestic fleet financing strategy to the ABS facility.

Interest expense increased from $1.6 million in 2008 to $2.5 million in 2009. This increase was principally due to additional interest expense associated with new debt issuances.

Other Income, net:    Other income, net decreased from $3.7 million in 2009 to $1.7 million in 2010. This decrease is primarily attributable to the sale of Zero Emission Vehicle, or ZEV, credits of $1.2 million in 2010 as compared to $3.3 million in 2009. Under certain state government regulations, vehicle manufacturers are required to ensure that a portion of the vehicles sold in that state are classified as “zero emission vehicles”. These laws provide for the purchase and sale of excess credits earned. Because we utilize energy efficient vehicles in our business, we were able to earn ZEV credits under state regulations, and recorded the proceeds from the sale of these credits as other income. Other income, net increased from $0.6 million in 2008 to $3.7 million in 2009. This increase is primarily attributable to the sale of Zero Emission Vehicle, or ZEV, credits of $3.3 million during 2009.

Provision for Income Taxes:    The provision for income taxes for the years ended December 31, 2009 and 2010 were related to state income taxes. We did not report a benefit for federal income taxes in our consolidated financial statements. Instead, the deferred tax asset generated from our net operating loss was offset by a full valuation allowance because it is more likely than not that we may not realize the tax benefits of the net operating loss carryforward.

Quarterly Results of Operations Data

The following tables set forth our unaudited quarterly consolidated statements of operations data and our unaudited statements of operations data as a percentage of revenues for each of the eight quarters in the period ended December 31, 2010. We have prepared the quarterly data on a consistent basis with our audited consolidated financial statements included in this prospectus, and the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	For the Three Months Ended,
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010
	(in thousands, except share and per share data)
Statements of Operations Data:
Revenue	$25,758	$32,084	$37,538	$35,802	$33,244	$45,962	$54,788	$52,107

Cost and expenses
Fleet operations	19,038	22,500	26,702	25,127	24,894	30,269	34,616	32,855
Member services and fulfillment(1)	1,890	2,633	3,051	2,840	2,670	3,875	4,428	4,141
Research and development(1)	572	538	563	641	671	799	830	870
Selling, general and administrative(1)	6,677	7,497	7,481	8,318	9,437	13,008	13,971	12,756
Amortization of acquired intangible assets	258	257	258	217	197	905	1,173	1,139

Total operating expenses	28,435	33,425	38,055	37,143	37,869	48,856	55,018	51,761

(Loss) income from operations	(2,677)	(1,341)	(517)	(1,341)	(4,625)	(2,894)	(230)	346
Interest income	26	6	16	12	12	10	10	15
Interest expense	(495)	(590)	(722)	(650)	(805)	(2,415)	(2,450)	(2,515)
Other income (expense), net	199	246	(19)	3,264	126	128	248	1,229

(Loss) income before income taxes	(2,947)	(1,679)	(1,242)	1,285	(5,292)	(5,171)	(2,422)	(925)
Provision for income taxes	23	21	22	18	36	62	94	119

Net (loss) income	(2,970)	(1,700)	(1,264)	1,267	(5,328)	(5,233)	(2,516)	(1,044)
Less: Net loss (income) attributable to redeemable noncontrolling interest	3	(5)	—	25	8	4	—	(16)
Net (loss) income attributable to Zipcar, Inc.	$(2,967)	$(1,705)	$(1,264)	$1,292	$(5,320)	$(5,229)	$(2,516)	$(1,060)

Net (loss) income attributable to common stockholders per share—basic and diluted	$(0.72)	$(0.42)	$(0.30)	$0.30	$(1.18)	$(0.48)	$(0.20)	$(0.08)

Weighted average number of shares of common stock outstanding used in computing per share amounts—basic and diluted	4,102,592	4,107,311	4,202,396	4,259,250	4,493,010	10,962,530	12,796,433	12,817,556

(1)	Stock-based compensation is included in above line items

	For the Three Months Ended,
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010
	(in thousands)
Member services and fulfillment	$13	$13	$13	$(2)	$17	$18	$22	$27
Research and development	18	18	18	38	40	47	47	54
Selling, general and administrative	515	352	357	339	494	621	698	689

	$546	$383	$388	$375	$551	$686	$767	$770

As a percentage of revenue

	For the Three Months Ended,
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010
Statements of Operations Data:
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Cost and expenses
Fleet operations	73.9	70.1	71.1	70.2	74.9	65.9	63.2	63.1
Member services and fulfillment(1)	7.3	8.2	8.1	7.9	8.0	8.4	8.1	7.9
Research and development(1)	2.2	1.7	1.5	1.8	2.0	1.7	1.5	1.7
Selling, general and administrative(1)	25.9	23.4	19.9	23.2	28.4	28.3	25.5	24.5
Amortization of acquired intangible assets	1.0	0.8	0.7	0.6	0.6	2.0	2.1	2.2

Total operating expenses	110.3	104.2	101.3	103.7	113.9	106.3	100.4	99.4

(Loss) income from operations	(10.3)	(4.2)	(1.3)	(3.7)	(13.9)	(6.3)	(0.4)	0.6
Interest income	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Interest expense	(1.9)	(1.8)	(1.9)	(1.8)	(2.4)	(5.3)	(4.5)	(4.8)
Other income (expense), net	0.8	0.8	(0.1)	9.1	0.4	0.3	0.5	2.4

(Loss) income before income taxes	(11.3)	(5.2)	(3.3)	3.6	(15.9)	(11.3)	(4.4)	(1.8)
Provision for income taxes	0.1	0.1	0.1	0.1	0.1	0.1	0.2	0.2

Net (loss) income	(11.4)	(5.3)	(3.4)	3.5	(16.0)	(11.4)	(4.6)	(2.0)
Less: Net income (loss) attributable to redeemable noncontrolling interest	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0

Net (loss) income attributable to Zipcar, Inc.	(11.4)%	(5.3)%	(3.4)%	3.4%	(16.0)%	(11.4)%	(4.6)%	(2.0)%

(1)	Stock-based compensation is included in above line items

Revenue increased over comparable quarterly periods due to increases in the number of members and associated usage and fee revenue. Sequentially, revenue decreased in the fourth and the first quarters and increased in the second and third quarters, primarily due to the seasonality we experience in our business.

Total operating expenses increased over comparable quarterly periods due to costs associated with increased usage of our vehicles by our members and an associated increase in fleet size. Sequentially, total operating expenses decreased in the fourth and first quarters primarily due to reduced usage of our vehicles by our members and a decrease in the number of vehicles in the fleet.

Key financial and operating metrics, Non-GAAP financial measures and supplemental disclosure

In connection with the ongoing operation of our business, our management regularly reviews key financial and operating metrics, including total revenue per member, usage revenue per vehicle per day, cost per new account, member retention, ending members and ending vehicles. Management considers these financial and operating metrics critical to understanding our business, reviewing our historical performance, measuring and identifying current and future trends and for planning purposes.

In addition to the key metrics described above, we also use Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to ZEV credits. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes in our capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. We include vehicle-related depreciation and interest in our definition of Adjusted EBITDA because vehicles represent core operating assets used in the delivery of our service that require periodic replacement. In addition, the exclusion of these costs would result in a lack of comparability in the treatment of vehicles that are owned or leased under capital leases and those leased under operating leases.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors as well as in our annual incentive compensation program for senior management. Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Our quarterly key financial and operating metrics and non-GAAP financial measures are as follows:

	For the Three Months Ended,
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010
Ending members	272,259	297,167	329,381	348,932	366,535	470,320	521,035	540,484
Ending vehicles	5,436	6,543	6,488	6,210	6,085	8,860	8,541	8,250
Usage revenue per vehicle per day	$48	$55	$55	$55	$54	$59	$60	$59
Total revenue per member per period	$96	$111	$118	$104	$92	$104	$109	$97
Cost per new account	$62	$59	$40	$52	$55	$66	$45	$49
Average monthly member retention	98.2%	98.1%	97.7%	97.8%	98.3%	97.9%	97.8%	97.9%
Adjusted EBITDA	$(1,559)	$(315)	$555	$(316)	$(2,601)	$323	$2,924	$3,575

•

Ending members and vehicles reflect the number of members and vehicles at the end of each period. We use this information to measure our success in growing membership and in tracking our supply of vehicles to meet demand.

•

Usage revenue per vehicle per day is derived by dividing the usage revenue for the period by the average number of vehicles during that period and the number of days in that period. Usage revenue per vehicle per day reflects a combination of pricing and the efficiency of vehicle deployment and usage. The increase in usage revenue per vehicle per day over comparable prior year periods is primarily due to increased usage of our vehicles.

•

Total revenue per member is derived by dividing the total revenue for the period by the average number of members during that period. The decrease in total revenue per member over comparable prior year periods is the result of lower per vehicle revenue principally due to a focus on shifting mix from daily reservations to more profitable hourly reservations.

•

Cost per new account is defined as marketing and advertising expenses at the field level, divided by total gross new member additions in the period. Management uses this metric to determine the efficiency of our marketing and advertising programs in acquiring new members. Cost per new account increased from the 2009 periods to comparable 2010 periods during the second and third quarter due to our acquisition of Streetcar, which had higher cost per new account.

•

The average monthly member retention is defined as one minus the quotient of the monthly average of members who leave during the quarter divided by the average number of total members for the quarter. Management uses this information to measure its ability to retain existing members. Retention levels have historically remained relatively stable.

•

Adjusted EBITDA is reconciled to our net income to show the impact of items not reflected. We use this information to assess our profitability or loss from recurring operations, adjusted for certain non-cash expenses.

The following tables present a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, for each of the periods indicated (in thousands):

	For the Three Months Ended,
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010
Reconciliation of Adjusted EBITDA
Net (Loss) income	$(2,967)	$(1,705)	$(1,264)	$1,292	$(5,320)	$(5,229)	$(2,516)	$(1,060)
Non-vehicle depreciation	292	339	369	445	418	476	530	552
Amortization	258	257	258	217	197	905	1,173	1,139
Non-vehicle interest expense	315	417	575	547	717	1,914	1,376	1,379
Interest income	(26)	(6)	(16)	(12)	(12)	(10)	(10)	(15)
Preferred stock warrant liability adjustment	—	(21)	223	53	60	(41)	(31)	90
Stock compensation	546	383	388	375	551	686	767	770
Acquisition and integration cost	—	—	—	—	752	1,560	1,541	1,774
Taxes	23	21	22	18	36	62	94	119
Zero Emission Vehicle credits	—	—	—	(3,251)	—	—	—	(1,173)

Adjusted EBITDA	$(1,559)	$(315)	$555	$(316)	$(2,601)	$323	$2,924	$3,575

	Year Ended December 31, 2009	Year Ended December 31, 2010
Reconciliation of Adjusted EBITDA
Net loss	$(4,644)	$(14,125)
Non-vehicle depreciation	1,445	1,976
Amortization	990	3,414
Non-vehicle interest expense	1,854	5,386
Interest income	(60)	(47)
Preferred stock warrant liability adjustment	255	78
Stock compensation	1,692	2,774
Acquisition and integration cost	—	5,627
Taxes	84	311
Zero Emission Vehicle credits	(3,251)	(1,173)

Adjusted EBITDA	$(1,635)	$4,221

In addition to key operating and financial metrics, we have chosen to provide further information which we believe is useful for investors and analysts to understand the underlying trends in our business. With respect to our fleet, we have provided the number of vehicles at the end of each period that are owned, held under capital leases and held under operating leases. Vehicles held under operating leases are charged as a period expense to the cost of fleet operations. Owned vehicles and vehicles held under capital leases are capitalized as part of property and equipment and depreciated over their expected useful lives to estimated residual value.

We have provided further financial information with respect to a combination of four markets: Boston, New York, San Francisco and Washington, D.C., together referred to as “Established Markets”. The Established Markets represent the first four cities that Zipcar entered during the period from 2000 to 2005. We believe it is helpful for investors and analysts to understand the revenue and income before tax in the Established Markets because these trends over time indicate what we may achieve as we grow in our less developed markets. Income before tax from Established Markets includes all costs associated with our operations in those markets, including market-related advertising, public relations expenses and an allocation of the costs of operating of the member services contact center. Corporate costs and overhead are not allocated to our Established Markets.

Our quarterly supplemental data are as follows (dollars in thousands):

	For the Three Months Ended,
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010
Owned vehicles	4	118	202	112	113	545	1,692	2,011
Capital lease vehicles	851	556	489	407	586	1,703	1,632	1,700
Operating lease vehicles	4,581	5,869	5,797	5,691	5,386	6,612	5,217	4,539

Ending vehicles	5,436	6,543	6,488	6,210	6,085	8,860	8,541	8,250

Through May 2010, we principally had used a combination of operating leases and capital leases to fund our vehicle fleet. We expect the mix of owned vehicles to increase as we purchase vehicles under the $70 million ABS facility we established in May 2010. The mix of vehicles under capital lease will also increase due to our acquisition of Streetcar, which finances its fleet through capital leases. These shifts in our financing strategy will result in higher property and equipment and higher capital lease obligations and vehicle-related debt on our balance sheet as well as a lower per vehicle cost included in cost of fleet operations and higher vehicle-related interest expense.

	For the Three Months Ended,
	March 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010
Established Markets:
Revenue	$18,638	$23,332	$27,156	$24,777	$22,581	$27,639	$31,889	$29,134
Income before tax	$2,625	$4,072	$4,596	$4,605	$3,150	$5,433	$7,883	$6,587

During 2010, growth of revenue for Established Markets on a year-on-year basis grew at an average of 18%, while income before tax grew at an average of 45%. Income before tax tends to be lowest as a percentage of revenue in the first quarter of the year for seasonality reasons, driven both by weather and the relative absence of significant driving holidays.

Liquidity and Capital Resources

Since inception, we have incurred recurring losses and have an accumulated deficit of $65.4 million through December 31, 2010. We have financed our operations primarily through the sale of redeemable convertible preferred stock, the issuance of long-term debt, operating and capital lease financings, vehicle related financing and, in 2009 and 2010, from positive cash flow from operations. At December 31, 2010, our principal sources of liquidity were cash and cash equivalents totaling $43.0 million and $41.1 million available for borrowing under the new variable funding note. We believe that our current cash and cash equivalents, cash flow from operations and funds available under our ABS and leasing facilities will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

In May 2008, we entered into a loan and security agreement with Lighthouse Capital Partners VI, L.P., which provided for up to $10 million in term loans. Advances under the agreement were allowed through May 31, 2009 and are payable in 36 monthly installments starting in June 2009. The effective interest rate is 11.2%, which includes cash interest at a fixed rate and the value of warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Advances are collateralized by substantially all of our assets. In 2008, we had borrowed the full amount available under this facility and we had repaid $5.0 million of the principal amount due through 2010. As of December 31, 2010, repayments are due as follows: $3.5 million in 2011 and $1.5 million in 2012.

In June 2009, we entered into a second loan and security agreement with Pinnacle Ventures L.L.C., which provided for up to $10 million in term loans. Advances under the agreement were allowed through March 31, 2010 and are payable in 36 monthly installments starting in July 2010. The effective interest rate is 16.8%, which includes cash interest at a fixed rate and the value of warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Advances are collateralized by substantially all of our assets, subordinate to the loan and security agreement entered in May 2008. In 2009, we borrowed $4 million under this facility and in March 2010, the remaining $6 million was borrowed under this facility. As of December 31, 2010, the total debt outstanding under this facility was $8.5 million and repayments are due as follows: $3.2 million in 2011, $3.5 million in 2012 and $1.8 million in 2013.

In March 2010, we entered into a third loan and security agreement with Lighthouse Capital Partners VI, L.P. and Pinnacle Ventures L.L.C., which provides for up to $20 million in term loans. We borrowed the initial $10.0 million prior to March 31, 2010, as required under the agreement, all of which was outstanding as of December 31, 2010. We drew down the remaining $10.0 million in May 2010, all of which was outstanding as of December 31, 2010. Amounts borrowed under this facility are payable in 27 monthly installments starting in July 2011. The effective interest rate is 15.8%, which includes cash interest at a fixed rate and the value of warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Advances are collateralized by substantially all of our assets, subordinate to the loan and security agreements entered into in May 2008 and June 2009. Repayments are due as follows: $4.2 million in 2011, $8.8 million in 2012 and $7.0 million in 2013.

In April 2010, in connection with the acquisition of Streetcar, we issued a $5 million note to certain former shareholders of Streetcar, with an effective interest rate of 12.2%, which includes cash interest at a fixed rate and the value of warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Repayment due at the earlier of the closing of this offering or over a period of 27 months as follows: $1.0 million in 2011, $2.2 million in 2012 and $1.8 million in 2013.

On May 24, 2010, Zipcar Vehicle Financing LLC, which we refer to herein as ZVF, a bankruptcy-remote special purpose entity wholly-owned by us, completed the closing of a new variable funding note facility, or ABS facility, and entered into a base indenture with Deutsche Bank Trust Company Americas as trustee and securities intermediary for the noteholders in the ABS facility. The committed aggregate principal amount of the ABS facility is $70.0 million from two noteholders—Credit Agricole Corporate, or Note A, and Goldman, Sachs & Co., or Note B. Note A has a revolving period of one year, with an amortization or repayment period of an additional two years. The interest rate has a fixed and variable component, the variable portion being closely tied to 30-day commercial paper conduit interest rates. The average interest rate has been 3.4% per annum on amounts drawn under the ABS facility in addition to 1.5% per annum on the undrawn portion. As required under the terms of the ABS facility, we purchased an interest rate cap at 5.0% per annum for the entire notional amount of $50 million under Note A. Note B requires repayment at the end of year one, however, we have the option to extend the maturity of Note B for two sequential six-month periods. The interest rate on Note B is fixed at 9.0% per annum and increases to 11.5% per annum during the second six-month extension. In addition, we are required to fund ZVF with cash which is restricted for purchase of vehicles and maintain certain minimum cash for liquidity as outlined in the agreements. We could, at our discretion, prepay Note A and we are required to repay Note B upon an initial public offering. The ABS facility, which we may seek to extend and expand over time, will be used to procure both incremental and replacement vehicles in the United States. We have drawn down $28.9 million under the ABS facility as of December 31, 2010 and an additional $4.2 million after December 31, 2010. ZVF’s financial results are consolidated with those of Zipcar since ZVF is a wholly-owned subsidiary of Zipcar. The assets that collateralize the ABS facility will not be available to satisfy the claims of our general creditors.

ZVF is subject to numerous restrictive covenants and compliance requirements under the base indenture and the other related agreements governing the ABS facility. At each funding advance under the facility, we are also required to contribute a proportionate amount of cash to ZVF for the exclusive use of vehicle purchases. The facility agreements include restrictive covenants and compliance requirements with respect to liens, further indebtedness, minimum liquidity amounts, funding ratios, collateral enhancements, vehicle manufacturer mix, timely reporting and payments, use of proceeds, and sale of assets. The notes are subject to events of default and amortization events that are customary in nature for automobile asset-backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of Note A and Note B and a liquidation of the fleet securing Note A and Note B.

We expect to repay Note A and Note B as they mature with a combination of cash flows from operations or through the issuance of a new series of asset-backed notes.

If our debt balances are repaid prior to the maturity or before the end of the expected life of the debt, any unamortized debt issue costs, warrant expenses and final interest payments associated with that debt will be recorded as expense at that time.

On November 17, 2010 and December 1, 2010, we authorized and issued an aggregate of 2,759,527 shares of Series G redeemable convertible preferred stock, at a purchase price of $7.61 per share, for gross proceeds of $21.0 million.

We expect to use a portion of the net proceeds from this offering to retire the Streetcar and certain ZVF debt obligations.

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Condensed cash flows

Net loss	$(14,515)	$(4,667)	$(14,121)
Non-cash adjustments	6,697	7,587	17,776
Changes in operating assets and liabilities	3,068	3,494	9,555

Net cash (used in) provided by operating activities, net of acquisition	(4,750)	6,414	13,210

Proceeds from sale of available-for-sale securities, net	13,500	—	—
Decrease (increase) in restricted cash	706	(4,045)	1,395
Cash acquired (paid) in business combination	—	—	(7,735)
Purchases of property and equipment	(2,661)	(6,755)	(42,376)
Other	734	2,081	8,139

Net cash provided by (used in) investing activities	12,279	(8,719)	(40,577)

Proceeds from issuance of debt —, net of costs	10,000	4,000	51,456
Proceeds from sale of Series G Preferred Stock, net of costs	—	—	20,935
Payments of principal under capital lease obligations and other debt	(3,646)	(3,750)	(21,623)
Other	33	83	298

Net cash (used in) provided by financing activities	6,387	333	51,066

Effect of exchange rate changes on cash and cash equivalents	(299)	101	78
Net increase (decrease) in cash and cash equivalents	13,617	(1,871)	23,777
Cash and cash equivalents
Beginning of period	7,482	21,099	19,228

End of period	$21,099	$19,228	$43,005

Operating activities:

Net cash provided by operating activities was $13.2 million in 2010 primarily due net income after non-cash adjustments and favorable changes in working capital. Net income after non-cash adjustments was $3.7 million excluding non-cash items such as depreciation, amortization, accretion of warrants, stock-based compensation and other items totaling $17.8 million. Net income after non-cash adjustments includes $1.2 million of other income associated with the sale of certain ZEV credits. Favorable changes in operating assets and liabilities of $9.6 million primarily relate to increases to liabilities and accrued expenses due to costs associated with labor and employee-related expenses, professional fees primarily related to the CC’s review of the Streetcar acquisition, and costs resulting from a larger fleet. Favorable change was also due to an increase in deferred revenue as a result of an increase in our membership base by over 117,000, excluding members acquired through the Streetcar acquisition. Net cash provided by operating activities was $6.4 million in 2009 primarily due net income after non-cash adjustments and favorable changes in working capital. Net income after non-cash adjustments was $2.9 million excluding non-cash items such as depreciation, amortization, accretion of warrants, stock-based compensation and other items totaling $7.6 million. Net income after non-cash adjustments includes $3.3 million of other income associated with the sale of certain ZEV credits. Changes in working capital related to $2.9 million in deferred revenue as a result of an increase in our membership base by over 91,000 members. Net cash used in operating activities of $4.8 million in 2008 was primarily due to a net loss of $14.5 million before non-cash add backs such as depreciation, amortization, accretion of warrants, stock-based compensation, loss on disposal and others totaling $6.7 million, partially offset by a favorable change in operating assets and liabilities of $3.0 million. Changes in operating assets and liabilities related principally to an increase in deferred revenue as a result of an increase in our membership base by over 118,000 members.

Investing activities:

Cash used in investing activities in 2010 of $40.6 million was primarily due to purchases of property and equipment of $42.4 million under the ABS facility and cash paid for the acquisition of Streetcar of $7.7 million, partially offset by proceeds from the sale of property and equipment of $8.4 million and a decrease in restricted cash of $1.4 million. Cash used in investing activities in 2009 was due to purchases of property and equipment and a $4.0 million increase in restricted cash. The purchases were primarily for vehicles and in-car equipment to support increased reservations from our growing membership base. Increases in restricted cash directly relates to cash pledged to support letters of credit in connection with additional vehicle lease lines. These were partially offset by proceeds from sale of property and equipment related to a sale-leaseback transaction involving certain vehicles. Cash provided by investing activities in 2008 was due to proceeds from the sale of securities, partially offset by property and equipment purchases related to leasehold improvements, computer equipment, software and vehicle purchases.

Financing activities:

Cash provided by financing activities of $51.1 million for 2010 was due to proceeds from the issuance of debt under the loan and security agreement and ABS facility, net of costs, as well as the issuance of Series G redeemable convertible preferred stock, partially offset by principal payments associated with capital lease obligations and other debt obligations. Cash provided by financing activities in 2009 and 2008 was due to proceeds from the issuance of debt under the loan and security agreement described above, partially offset by principal payments associated with capital lease obligations and other debt obligations.

We have properly classified debt issuance costs of $3.4 million as a cash outflow in our financing activities in our consolidated statements of cash flows for the year ended December 31, 2010. This amount was previously classified as a cash outflow in its operating activities in its consolidated statements of cash flows for the six months ended June 30, 2010 and nine months ended September 30, 2010.

Our future capital requirements may vary materially in the future and will depend on many factors, including, but not limited to, our expansion into new markets, availability and cost of financing for our vehicles, our pricing and fee structure, the levels of marketing and promotion costs required to increase our membership base, the expansion of our sales, support and marketing organizations, the establishment of additional domestic and international offices, general and administrative costs towards operating as a public company and other costs necessary to support our growth, changes in gasoline and other fixed costs.

Although we believe that our current cash and cash equivalents, cash flow from operations and funds available under our ABS and leasing facilities will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months, we may need to raise additional funds through public or private financings or increased borrowings to fund expansion, repay existing term loans, respond to competitive pressures or to make acquisitions. If a public financing is not available, we may seek other alternatives such as restructuring of our term loans, raising capital through private financing and increasing borrowings. If required, additional financing may not be available on terms that are favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. No assurance can be given that additional financing will be available or that, if available, such financing can be obtained on terms favorable to our stockholders and us.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet activities. We do not have any off-balance sheet interest in variable interest entities, which include special purpose entities and other structured finance entities.

Contractual Obligations

The following table summarizes our contractual obligations including interest of $8.6 million at December 31, 2010 and the effect such obligations are expected to have on our liquidity and cash flow in the future periods.

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating Leases	$18,310	$12,274	$5,338	$698	$—
Capital Leases	27,604	14,202	13,402	—	—
Debt	75,989	14,995	60,994	—	—

Total	$121,903	$41,471	$79,734	$698	$—

We lease our office spaces for our corporate location in Cambridge, Massachusetts and also for our local operations in various cities under noncancelable lease agreements. We also lease vehicles under noncancelable lease agreements, generally with one-year commitments.

We also lease vehicles under various operating and capital leases generally. Under the terms of the leases, we guarantee the residual value of the vehicle at the end of the lease. If the wholesale fair market value of the vehicle is less than the guaranteed residual value at the end of the lease, we pay the lessor the difference. If the wholesale fair market value is greater than the guaranteed residual value, that difference will be paid to us. We believe that, based on current market conditions, the average wholesale value of the vehicles at the end of lease term will equal or exceed the average guaranteed residual value, and therefore we have not recorded a liability related to these guaranteed residual values.

New Accounting Guidance

In September 2009, the Financial Accounting Standards Board, or FASB, issued authoritative guidance on revenue arrangements with multiple deliverables that are not covered by software revenue guidance. This guidance provides another alternative for establishing fair value for a deliverable when vendor specific objective evidence or third-party evidence for deliverables in an arrangement cannot be determined. Under this guidance, companies will be required to develop a best estimate of the selling price for separate deliverables. Arrangement consideration will need to be allocated using the relative selling price method as the residual method will no longer be permitted. This guidance is effective for us on January 1, 2011, and early adoption is permitted. The adoption of this guidance is not expected to have a material impact on our consolidated financial position or results of operations.

In November 2010, the FASB issued authoritative guidance to clarify the guidance on the disclosure of supplementary pro forma financial information which is required under ASC 805, Business Combinations. The guidance specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The guidance also expands the supplemental pro forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance is effective for acquisition dates after December 15, 2010, with early adoption permitted. We have chosen to adopt this guidance early and have presented our supplementary pro forma information accordingly. The adoption of this guidance did not have any impact on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we are exposed to market risks, including changes in interest rate risk, foreign currency risk, and to a lesser degree, credit risk. We manage these risks through our normal financing and operating activities as well as through hedging instruments. We may also face additional exchange rate risk in the future as we expand our business internationally.

Interest Rate & Credit Risk.    We are exposed to changes in interest rates in the normal course of our business as a result of our ongoing investing and financing activities, which affect our debt as well as our cash and cash equivalents. At December 31, 2010, we had unrestricted cash and cash equivalents totaling $43.0 million. These amounts were held for working capital purposes and were invested primarily in government-backed securities. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these investments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates.

Our debt as of December 31, 2010 comprises ABS debt, capital leases and term loans, which total $103.6 million including $8.6 million of interest. The carrying value of our debt approximate fair value based on the terms and characteristics of those instruments. Our capital leases carry a weighted average effective interest rate of 8.5%. Our debt balances carry a weighted average effective interest rate of 14.9% which includes cash interest at a fixed rate and the value of warrants granted in connection with each agreement. Cash interest includes a final interest payment payable at maturity. All of the debt as of December 31, 2010 carries interest at a fixed rate except a portion of our ABS debt and a portion of our leases. A 10% increase in the variable interest rates in 2010 would have resulted in $0.2 million of additional interest expense in 2010. We have entered into an interest rate swap agreement to mitigate our ABS debt related interest rate exposure. We did not have any other debt outstanding in which fluctuations in the interest rates would impact us.

We are exposed to concentrations of credit risk in cash and cash equivalents. Cash and cash equivalents are placed with major financial institutions with high quality credit ratings. The amount placed with any one institution is limited by policy.

Foreign Exchange Risk.    We are exposed to foreign currency exchange rate risk inherent in revenues, cost, net income and assets and liabilities denominated in currencies other than the U.S. dollar, principally the British pound sterling and the Canadian dollar. The potential change in foreign currency exchange rates, principally the British pound sterling, could impact us. A 10% hypothetical change in British pound sterling and Canadian dollar would have resulted in $0.7 million of change to our net loss. Assets and liabilities associated with our U.K. and Canadian subsidiaries are translated to U.S. dollars at current rates of exchange in effect at the balance sheet date. The resulting gains and losses from translation are included as a component of accumulated other comprehensive (loss) income on the balance sheet. Fluctuations in exchange rates can materially impact the carrying value of our assets and liabilities. A 10% hypothetical change in British pound sterling and Canadian dollar as of December 31, 2010 would have resulted in $8.2 million change to our assets and $4.0 million change to our liabilities. We view our investment in our foreign operations as long-term and, therefore, in the years presented we have not entered into any derivative transactions to mitigate the currency effect on our operating results. We have no intention of hedging our foreign exchange risk at this time; however, such exposure to foreign currency exchange rate fluctuations in the future will be evaluated on an ongoing basis. We do not enter into derivatives for trading or other speculative purposes.

BUSINESS

Overview

Zipcar operates the world’s leading car sharing network. Founded in 2000, Zipcar provides the freedom of “wheels when you want them” to over 550,000 Zipsters. We operate our membership-based business in 14 major metropolitan areas and on more than 230 college campuses in the United States, Canada and the United Kingdom. We provide Zipsters with self-service vehicles in conveniently located reserved parking spaces in the neighborhoods where they live and work. Our members may reserve cars by the hour or by the day at rates that include gas, insurance and other costs associated with car ownership. Our service is simple and convenient:

•	Join. A prospective member joins at zipcar.com and chooses from several subscription plans. The new member will receive his or her Zipcard within days of signing up.

•

Reserve.    The Zipster selects a specific vehicle in a particular location and reserves it for the desired period of time. The reservation, which can be made online, on a mobile device or over the phone, is sent by a wireless signal to the selected Zipcar.

•	Unlock. When the Zipster arrives at the vehicle in its designated parking space, the Zipcar recognizes the member’s unique Zipcard and unlocks the doors.

•	Drive. The Zipster drives away. At the end of the trip, the member returns the Zipcar to its designated parking space and, using the Zipcard, locks the doors.

We believe the benefits to our members extend beyond simplicity and convenience. Zipsters have the flexibility to choose the make, model, type and even the color of the Zipcar they want depending on their specific needs and desires for each trip and the available Zipcars in their neighborhoods. Upon returning the Zipcar, the member simply walks away. According to a Frost & Sullivan report, a car sharing program can save its members up to 70% of their total transportation costs. The flexibility and affordability of our service, as well as broader consumer trends toward responsible and sustainable living, provide a significant platform for future growth.

Our self-service solution is enabled by our proprietary technology platform, which we specifically designed to manage the complex interactions of real-time, location-based activities inherent in a large scale car sharing operation. Our custom-designed technology supports a fully-integrated set of activities across our rapidly growing operations, including new user application and intake, reservations and keyless vehicle access, fleet management and member management. Our technology also enables us to collect and analyze vast amounts of member usage and fleet operations information to enhance the Zipster experience. On the member side, our system also provides the first car sharing iPhone application, two-way texting and an integrated in-vehicle toll collection system. Zipsters have made millions of reservations through our system, including approximately 3.5 million reservations in 2010 alone.

Since our inception in 2000, we have targeted markets that have high parking costs, strong public transportation systems and large, dense populations. Based on these criteria, we initially focused our operations in three metropolitan areas: Boston, New York and Washington, D.C. These markets have since developed into active car sharing markets that continue to grow. We then applied our knowledge and experience from operating in these markets to develop and grow additional markets, such as San Francisco, Chicago, Baltimore, Toronto, Vancouver and London. We further increased our geographic footprint to include Seattle, Portland, Atlanta, Philadelphia and Pittsburgh through a merger with Flexcar in 2007. In April 2010, we expanded our operations in the United Kingdom through the acquisition of Streetcar. We believe London has the potential to be one of the world’s largest car sharing markets based on its commuting characteristics, financial burdens of car ownership, demographics and other factors. Our presence in London will also help support our expansion into other European markets by providing an existing infrastructure that can serve as a European center of operations and management experienced in operating in Europe. In June 2010, we responded to a May 2010 inquiry letter from the U.K. Office of Fair Trading, or OFT, seeking information relating to our acquisition of Streetcar. The OFT subsequently referred the matter to the Competition Commission, or CC. In December 2010, the CC concluded its inquiry and issued a final determination that it did not expect our acquisition of Streetcar to lead to a substantial lessening of competition in the United Kingdom. We commenced the integration of our London operations with those of Streetcar following the CC’s final determination.

We intend to continue to grow by increasing awareness and adoption in existing markets, extending the car-sharing concept, expanding into new international and domestic markets, broadening our relationships with existing members and continuing to focus on building relationships with businesses, universities and governmental organizations. We believe our 14 major metropolitan areas have tremendous potential for growth. We currently estimate that 10 million driving age residents, business commuters and university community members live or work within a short walk of a Zipcar. We do not expect that all of these driving age residents will become members of Zipcar or any other car sharing service. In addition, some may not qualify for membership in a car sharing service for many reasons, including lacking a valid driver’s license. Nevertheless, we expect that as we increase our fleet and our geographic footprint, the number of driving age residents living or working within a short walk of a Zipcar is likely to increase. In addition, we have identified more than 100 additional global metropolitan areas and hundreds of universities that would be attractive markets for the adoption of car sharing over time.

Our revenue has grown from $30.7 million in 2006 to $186.1 million in 2010. We incurred a net loss of $14.1 million in 2010. We generated an Adjusted EBITDA of $4.2 million in 2010. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results after removing the impact of changes in our capital structure, income tax status and method of vehicle financing, and other items of a non-operational nature that affect comparability. For a definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA to net income, see the section entitled “—Key financial and operating metrics, Non-GAAP financial measures and supplemental disclosure.”

Evolution of Car Ownership and Urban Transportation

The Ford Model T, introduced in 1908, is generally regarded as the first affordable automobile. Henry Ford said of the vehicle:

“I will build a car for the great multitude. It will be large enough for the family, but small enough for the individual to run and care for. It will be constructed of the best materials, by the best men to be hired, after the simplest designs that modern engineering can devise. But it will be so low in price that no man making a good salary will be unable to own one—and enjoy with his family the blessing of hours of pleasure in God’s great open spaces.”

Henry Ford’s vision of middle-class car ownership was prophetic. Car ownership has become commonplace. In 2009, there were nearly two vehicles for every household in the United States. However, key global trends over the course of the twentieth century, including increased urbanization, rapid technological development and higher costs of fuel and parking, resulted in new challenges and opportunities for car ownership in densely populated areas. In the 1990s, small car sharing services emerged as an alternative to car ownership in cities where public transit, walking or cycling could be used for most transportation needs. With the adoption of new technologies over the last ten years, especially high-speed Internet, low-cost wireless networks, mobile technologies and vehicle telematics, car sharing has become an effective transportation alternative, ready for mainstream adoption.

In 2009, just over 100 years after Ford shared his vision for the future of car ownership, his great grandson, Ford Executive Chairman Bill Ford, described his own modernized vision of the future of transportation:

“The future of transportation will be a blend of things like Zipcar, public transportation, and private car ownership.”

Transportation Challenges in Cities and University Communities

The current challenges of transportation in cities and university communities are numerous:

•

For Urban Residents Who Do Not Own Cars.    Many urban residents do not own a car and rely heavily on their city’s public transportation infrastructure. However, public transportation does not effectively address all of their transportation needs. Within a city, the resident’s desired destination may not be located near the predetermined route of a subway or bus. Additionally, the resident’s desired travel time often does not coincide conveniently with the fixed and limited schedules of public transportation, and transfers can be inconvenient and time consuming. Errands involving heavy loads, such as bulk grocery shopping or buying furniture, are not well suited for public transportation. Taxi cabs meet the needs of some trips; however, for longer trips or trips that include multiple stops, taxis are expensive and often impractical. Public transportation is also not well suited for travel outside the city, including for short vacations, trips to the beach, shopping in the suburbs or visits to see friends and family. Traditional car rental companies address some of these challenges, but their cars are often inconveniently located, require rental commitments of a day or longer and often include time consuming pick-up and drop-off procedures.

•

For Urban Residents Who Own Cars.    Within cities, car owners face numerous challenges. The cost of owning and maintaining a car in urban areas, including parking, gas, taxes, registration, insurance, maintenance and lease payments, is high and continues to increase. However, according to a study by the Electrification Coalition, a typical car sits idle over 90% of the time. In addition, many car owners in urban areas have difficulty finding or affording parking garages that are conveniently located near their homes. Some residents park their cars on the street, which frequently requires a permit, subjects the owner to the daily hassles of alternate day street sweeping and the seasonal inconveniences of shoveling snow and snow emergency parking bans. In addition, cars parked on the street are more vulnerable to damage and theft. Lastly, car owners in urban areas may not have the type of vehicle needed for a desired activity, such as a truck for moving furniture.

•

For College and University Students, Faculty and Other Community Residents.    University communities face unique challenges in accommodating car owners. University communities frequently have a common goal to optimize public space and minimize campus congestion. Many universities discourage students from parking cars on campus and often do not issue parking permits to freshmen. Even when allowed, parking is often inconvenient due to limited space and can be prohibitively expensive. For those who do not own cars, transportation alternatives are often limited.

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For Businesses and Government Agencies Located in Cities.    Many businesses and government agencies that are located in cities need to provide their employees with transportation alternatives for trips in and around the city, including, for example, meetings with clients, vendors or constituents. Public transportation can be inconvenient and is often impractical when desired destinations are not on public transit routes. Maintaining a dedicated fleet of company or municipal cars is an expensive way to guarantee transportation alternatives for employees. Furthermore, those with a fleet of cars have the additional burden of finding and paying for parking spaces, cleaning and maintaining the vehicles, administering the scheduling system and paying for insurance, among other costs and inconveniences.

Our Solutions

Individual Membership.    We offer a simple, effective and sustainable solution that provides Zipsters the freedom of on-demand access to a fleet of vehicles at any hour of the day or night, in their neighborhood or in any of our Zipcar cities and locations, without the costs or hassles of car ownership. Benefits to Zipsters include:

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Cost-effective alternative to car ownership.    Our Zipsters pay only for the time they actually use the vehicle and have no responsibility for the additional costs and hassles associated with car ownership, including parking, gas, taxes, registration, insurance, maintenance and lease payments. According to recent studies by the Urban Land Institute, transportation in major metropolitan areas represents a significant cost burden. In regional studies performed in the Greater Boston, Washington, D.C. and San Francisco Bay areas, transportation costs represent between 17% and 20% of household income, which translates to $11,927 to $13,375 in average annual transportation costs. According to Frost & Sullivan, depending on total distance driven, a car sharing program can save up to 70% of the total transit costs for its members.

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Convenience and accessibility of our fleet.    Zipcars are interspersed throughout local neighborhoods where they are parked in reserved parking spaces and garages within an easy walk of where our members live and work. Zipsters can book a designated vehicle online, by phone or via their mobile device, unlock the selected vehicle using their Zipcard, and drive away. Because each Zipcar has a designated parking space, members are spared the often time-consuming undertaking of finding an available parking spot.

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Freedom and control.    Unlike public transportation, which operates on fixed routes and schedules, we provide Zipsters with much of the freedom associated with car ownership. Like car owners, Zipsters can choose when and where they want to drive. They also have the added benefit of being able to choose, based upon the readily available Zipcars in their neighborhoods, the make, model, type and even the color of the vehicle they want to drive based on their specific needs and desires for each trip.

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Responsible and sustainable living.    We are committed to providing Zipsters with socially responsible, sustainable alternatives that support the global environment, their communities and city livability. According to Frost and Sullivan, vehicle miles traveled per driver is reduced almost 50% when car owners switch to car sharing, which reduces CO2 emissions and resulted in 482,000 fewer tons emitted in 2009 alone. In addition, Frost & Sullivan reports that, on average in North America, each car shared replaces 15 cars on the road.

Zipcar for Universities.    We provide college students, faculty, staff and local residents living in or near rural and urban campuses with access to Zipcars. Zipcars are located on over 230 college and university campuses. Our program for universities helps university administrators maximize the use of limited parking space on campus and reduce campus congestion while providing an important amenity for students, faculty, staff and local residents. In some cases, Zipcar is the only automobile transportation available to students, since many traditional rental car services have age restrictions.

Zipcar for Business and Zipcar for Government.    We offer special programs to businesses and local governments seeking to save money, meet environmental sustainability goals and reduce parking requirements. We offer reduced membership fees and weekday driving rates to employees of companies and local governments that sponsor the use of Zipcars. We have also partnered with residential property managers and developers who provide their commercial and residential tenants with access to Zipcar memberships and Zipcars.

FastFleet.    We offer a fleet management solution, known as FastFleet, to organizations that manage their own fleets of vehicles. In April 2009, we launched FastFleet for use by local, state and federal government agencies. Through this service, we license our proprietary vehicle-on-demand technology on a software-as-a-service basis to organizations that already manage their own fleets of vehicles. FastFleet enables these organizations to maximize the efficiency and reduce the cost of their own fleets by monitoring and improving per-vehicle utilization levels as well as streamlining the administrative efforts required to manage the vehicle fleet.

Global Trends Supporting Car Sharing

Urbanization.    According to the United Nations, the percentage of the world’s population living in cities reached 49% in 2005 and is expected to rise to 59% by 2030. As population density increases in urban areas, traffic and pollution increase, and public space becomes more difficult to preserve. To address the negative effects of increasing urbanization, local governments are searching for solutions, such as car sharing, to make cities more livable for urban residents.

Affordability.    The cost of living in urban areas is high and increasing. According to the U.S. Department of Labor, the consumer price index in the United States has risen by approximately 30.9% since 1999. We believe urban residents in cities throughout the world are searching for ways to consume goods and services more economically. The costs associated with car ownership make affordable urban living more challenging.

Trends Toward Self-Service and Pay-Per-Use Consumption.    Consumers increasingly expect a combination of self-service, on-demand and pay-per-use methods to acquire goods and services. The increased usage of online and mobile services for shopping, banking, travel and entertainment has heightened consumer interest in accessing goods and services anytime, anywhere and paying only for what they use. We believe that car sharing is a natural extension of this trend in consumer behavior.

Focus on Sustainability.    We believe an important and growing population of consumers, businesses, universities and governments is motivated to adopt and promote sustainable transportation solutions. Increasing concerns about the lasting negative impacts of increased pollution and the depletion of natural resources underscore the need for transportation solutions that promote sustainable living. Governments are also supporting sustainable living by introducing new regulations for vehicle manufacturers that will reduce greenhouse gas emissions and improve fuel economy.

We believe these global trends will continue for decades and that demand for car sharing services will grow accordingly.

Market Opportunity

We believe that car sharing memberships in our current cities represent a small fraction of the potential global market opportunity, not only because of our ability to increase adoption in existing markets, but also because there are many international and domestic markets with little or no car sharing services. We believe cities with high population densities, strong public transportation infrastructures, significant traffic and parking congestion problems and high costs of car ownership provide the largest opportunities for car sharing solutions. Estimates of the car sharing market opportunity vary widely based on a variety of factors. According to a January 2010 report by Frost & Sullivan, revenue for car sharing programs in North America will increase to $3.3 billion in 2016, up from $253 million in 2009. Frost & Sullivan expects revenue for car sharing programs in Europe to increase to €2.6 billion in 2016, up from €220  million in 2009. We conducted a study of the global car sharing market in which we utilized third-party data collection and technical support and analysis.

Based upon our study, we believe that the Frost & Sullivan market forecasts are more likely achievable by 2020. We also believe, based on our study, that revenue from car sharing programs in Asia Pacific will be approximately $4 billion on a comparable timeframe.

Competition

We group our competitors into three classes: car ownership, traditional rental car companies and other car sharing service providers.

Car Ownership.    To compete with car ownership, we must provide a low cost, easy-to-use solution with convenient, around-the-clock vehicle availability. We believe that Zipcars offer the freedom and flexibility of cars on demand without the costs and hassles of car ownership.

Traditional Rental Car Companies.    We also compete with traditional rental car companies, which typically have centralized locations near airports and transportation hubs, charge daily rates which exclude the costs of gas and insurance and primarily target business travelers and families on vacation. To offer a competitive alternative to traditional car rental, we intersperse our car locations throughout cities and university campuses within an easy walk of where Zipsters live and work. Our members can reserve Zipcars for as short a period as one hour, and our rates include the costs of gas and insurance.

Other Car Sharing Service Providers.    In addition to their traditional rental car businesses, Hertz, Enterprise and UHaul have launched separately branded car sharing operations. Connect by Hertz reports having more than 700 car sharing vehicles in select geographic areas such as New York, London and Paris. Enterprise has announced its WeCar brand, principally at universities and on some corporate campuses. UHaul has launched UCarShare. All of these companies have long histories operating their core car rental businesses, but none of them has been specifically designed and built as a car sharing network. Therefore, we believe they may have difficulty adapting to a member based service rather than a transaction based service.

Our car sharing competitors also include a growing number of for-profit and not-for-profit operators in certain metropolitan areas, such as Chicago, Toronto, Philadelphia, San Francisco and London. Most of these competitors operate in only one city, and many lack a critical mass of vehicles to provide a member experience competitive with that of Zipcar. As a result, they do not benefit from the same operational efficiencies and economies of scale and may be less likely to invest in infrastructure to the degree we believe necessary to remain competitive.

Our Competitive Differentiators

We believe our current leadership position is based on a number of distinct competitive advantages:

Our First Mover Position, Within and Across Cities.    We have over 8,000 Zipcars interspersed throughout the largest car sharing network of cities and vehicle locations in the world. Since our members need different vehicles for different purposes, we provide a broad range of vehicle alternatives to suit their specific needs and desires for each trip. Based upon the readily available Zipcars in their neighborhoods, our members have the flexibility to reserve a hybrid vehicle for fuel efficiency, a pick-up truck to bring new furniture home from the store, a minivan to travel with friends to the beach or a luxury vehicle for a night out on the town. No other car sharing service offers the size and diversity of our Zipcar fleet or operates across as many cities as we do.

We estimate that most of our members live or work within a five to ten minute walk of a Zipcar. We try to provide convenient access to our fleet of vehicles by interspersing them throughout the 14 metropolitan cities and more than 230 university campuses in which we operate. We are able to effectively place our vehicles in our members’ neighborhoods because we have procured thousands of spaces with local parking providers and municipalities. We do not believe any other car sharing service provides members this level of convenient vehicle locations.

In addition to the benefits our members experience from our global car sharing network, we benefit from economies of scale in our cost structure. For example, investments we make in our technology, such as our iPhone application, can be distributed across our wide membership base and fleet of vehicles.

Low Cost, Word of Mouth Marketing.    We have established a broad, diverse and active membership base. For many, becoming a Zipster is about much more than cost-effective transportation solutions; it is about joining an engaged and enthusiastic community that is environmentally aware, socially responsible and committed to sustainable city living and smart consumption. Our membership community actively recruits new members. In fact, 28% of new members who joined Zipcar between March 1, 2009 and March 1, 2010 and who responded to our survey reported learning of Zipcar from existing members. We believe the loyalty and active recruiting among our members creates a network effect and provides us with a powerful competitive advantage.

We believe that most of our members positively and proactively identify with Zipcar because they subscribe to our core values and have incorporated our car sharing services into their everyday lifestyle. We have developed a member relationship approach which attempts to reach people in the early stages of their driving life (i.e., at college or university) and continues to serve them through various life stages thereafter. We believe our members remain with us for an average of four to five years.

A Brand Synonymous with Car Sharing.    We believe the Zipcar brand embodies our mission of enabling simple and responsible urban living. As with any consumer business, there is an important element of trust and reliability associated with an established brand name. We view our Zipsters as brand ambassadors, and their continued advocacy of our brand is a cornerstone of our success. We have won numerous awards which underscore our powerful brand and reputation: Fast Company named Zipcar one of the most innovative transportation companies in 2010. Our iPhone application was named one of TIME Magazine’s Best Travel Gadgets of 2009 and one of its 50 Best iPhone Apps for 2011. Advertising Age Magazine named us in its 2009 List of the top 30 World’s Hottest Brands. FORTUNE magazine named us “The Best New Idea in Business” on the cover of its October 2009 issue. In addition, we were named to the Guardian/Cleantech Group’s “Global Cleantech 100” List in 2010.

Our Integrated Technology Platform.    Our proprietary technology platform was specifically designed for car sharing and has been continually refined and upgraded over the past ten years to optimize the experience of our members. Our technology supports application processing, reservations and keyless vehicle access, fleet management, member management, bill presentment, payment and reporting, which enables us to collect and analyze vast amounts of customer usage and fleet operations data. This technology platform is fully integrated across our web, wireless and mobile interfaces for the benefit of our members, as well as for internal purposes, ensuring a seamless experience across all communication channels. Our systems have been architected modularly and integrated seamlessly to provide a highly flexible, expandable and upgradable infrastructure that can easily scale across global markets.

Our Knowledge Base.    Our ten years of operating experience in new and existing markets is a key advantage. None of our competitors has the benefit of having launched and operated car sharing at a scale in as many cities as we have. Our extensive experience has allowed us to become experts in areas such as member acquisition, member support, fleet mix, vehicle location and key metrics management. We have accumulated ten years of detailed car sharing data representing millions of member interactions, vehicle reservations and related activities. This database, along with our reporting and business information tools, enables extensive and rapid analysis of member and vehicle usage patterns and supports agile decision-making. This operational experience not only serves as a competitive advantage in our existing markets, but also helps us to effectively launch and expand into new markets. No other car sharing service in the United States has been operating as long as we have.

Our Member Experience.    Since our inception, we have focused on optimizing our members’ online, vehicle and customer support experience. Consumers increasingly expect 24/7 self-service, pay-per-use and on-demand alternatives in many aspects of their daily lives. We provide this alternative for transportation. All of these consumer services, including our own, were enabled by the rapid emergence of new technologies in the last ten years, especially high-speed internet and low-cost wireless networks. We have continually focused on technological innovation to better understand and anticipate our members’ needs and to enable us to optimize our members’ experience.

Our Growth Strategy

We intend to aggressively pursue growth in our business with the following strategies:

Increase Awareness and Adoption in Existing Markets.    In addition to our existing members, we estimate that there are currently more than ten million driving age residents in our existing markets within a short walk of an existing Zipcar. We do not expect that all of these driving age residents will become members of Zipcar or any other car sharing service. Some of these driving age residents may not qualify for membership in a car sharing service for many reasons, including lacking a valid driver’s license. We plan to attract new members through a combination of awareness campaigns, including advertising, member referrals, community events, search engine marketing, public relations and online banner advertising. As we continue to grow our member base, we believe that brand advocacy by our loyal members, along with our physical presence in branded vehicles and parking location signage, will have a compounding effect on the overall awareness of our brand in each market. The growth of social media, such as Facebook and Twitter, may also positively contribute to our brand awareness through word-of-mouth and viral marketing. As an additional avenue of new member growth, we plan to expand the number of businesses, government agencies and universities we serve within our existing markets.

Expand into New Markets.    We intend to expand into new international and domestic markets both organically and through acquisitions and other business combinations and partnerships. In November 2007, we acquired Flexcar, which extended our geographic footprint in North America. In April 2010, we acquired Streetcar, which we believe will establish a base for future expansion opportunities in Europe. Our market expansion strategy is based on our experience and expertise in identifying and expanding into attractive new markets that can support car sharing. We intend to enter additional cities in Europe and Asia through a combination of organic growth, acquisitions, joint ventures, franchise opportunities and other relationships. In 2009, we acquired a minority interest in Avancar, the largest car sharing service in Spain. Domestically, we intend to continue expanding into new markets, including smaller ‘satellite’ cities that are near our current markets. For example, we recently launched Zipcar in Baltimore, which we believe will benefit from our experience and established presence in the District of Columbia.

Leverage Our Network to Broaden Our Relationships with Members.    Our members are critical to our success. We actively pursue feedback from our members to better understand and satisfy their needs. We believe continuously improving the member experience translates into longer and more active member relationships. For example, in 2009 we introduced our overnight program, which allows a member to reserve a vehicle from 6:00 p.m. to 8:30 a.m. for approximately half the cost of a daily rate. This offering, which is available Monday through Thursday, allows our members to run errands or attend events in the evenings and park the Zipcars around their homes at night before returning them the following morning, all for a very affordable price. We will continue to seek ways to leverage our network in order to broaden our product and service offerings and to provide our members with an array of personalized and localized mobility services over time to meet the unique challenges associated with urban and university lifestyles. We intend to explore opportunities to utilize our network and assets to offer mobility services to our members, such as peer to peer car sharing, ride sharing, taxi and sedan services and parking location services, and to develop additional offerings to our members, such as localized media and advertising opportunities. We have begun market research regarding these services and initiated investments in expanded in-vehicle systems as well as expanded mobile device technologies to facilitate the introduction of these added services. We have also initiated discussions with existing providers of certain of these services.

Continue to Build Offerings for Businesses and Government Agencies.    Through our FastFleet service, the technology we use in our core operations is available to businesses and government agencies for the management and administration of their own fleet operations. We have developed FastFleet as a software-as-a-service platform that represents a scalable and diversified fleet management solution that can reduce the costs of managing a fleet. We currently have FastFleet programs serving government agencies in Washington, D.C., Chicago and Wilmington, Delaware. We have a dedicated marketing group that is targeting additional government agencies and businesses.

Our Technology

We design and build our technology specifically for car sharing with a focus on simplicity and superior membership experience.

Integrated Technology Platform.    Our fully-integrated platform centralizes the management of our reservations, member services, fleet operations and financial systems to optimize member experience, minimize costs and leverage efficiencies. Through this platform, we:

•	process new member applications;

•	manage reservations;

•	manage and monitor member interactions;

•	manage billing and payment processing across multiple currencies;

•	manage our car sharing fleet remotely; and

•	monitor and analyze key metrics of each Zipcar such as utilization rate, mileage and maintenance requirements.

Each interaction between members and our Zipcars is captured in our system, across all communication channels, providing us with knowledge we use to improve the experience of our Zipsters and better optimize our business processes. Our platform is built on an enterprise-class Oracle business intelligence foundation, which, combined with open-source web applications, allows for growth and scalability.

•	Reservation System Software. Our reservation system is built on open source web applications developed by our technology team to process membership applications and enable existing members to reserve Zipcars online, over the phone or using a wireless mobile device. Through our reservation system, members have around-the-clock access to the complete, real-time inventory of Zipcars and can manage all necessary transactions online. Because all of our reservation and member services data is fed back into our centralized Oracle database, we are able to track and analyze aggregated member usage data to better allocate vehicles among locations and improve availability and convenience for our Zipsters.

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Fleet Administration System Software and Hardware.    Managing a widely dispersed fleet of over 8,000 Zipcars requires a comprehensive suite of tools optimized for car sharing. Each Zipcar is equipped with a telematics control unit, including mobile data service, radio frequency identification (RFID) card readers, wireless antennae, wiring harness, vehicle interface modules and transponders for toll systems. This hardware, together with internally developed embedded firmware and vehicle server software, allows us to authorize secure access to our Zipcars from our data centers and provides us with a comprehensive set of fleet management data that is stored in our centralized database.

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Global Financial System Software.    Our global financial system software is also integrated into our technology platform. This module provides us with real-time access to financial information, which improves the accuracy and efficiency of our reporting. In addition, our financial system software allows us to manage multiple currencies and payment processors, providing for accurate billing and timely payment and further gives us the flexibility to scale the system globally. Our financial system software is also built on an Oracle foundation to ensure scalability.

Data Centers, Network Access and Security.    Our primary data center is located in Somerville, Massachusetts with a secondary data center located in the United Kingdom that can be brought online in the event of a failure at our primary data center. Our data centers store the information contained in our centralized database and host the Zipcar website and web-based applications that we have developed to manage our integrated technology platform. Our data centers and reservation system software maintain real-time communication with encrypted message protocols and credit card data. We use industry-standard commercial antivirus, firewall and patch-management technology to protect and maintain the systems located at our data centers. Our website is designed to be fault-tolerant, with a collection of identical web servers, which provide us with the flexibility to scale our operations. During the 12 months ended December 31, 2010, we processed over 3.5 million reservations and our reservation system was available 99.99% of the time.

Commitment to Technology Development.    We designed and built our technology with the goal of providing the most convenient, efficient and reliable car sharing service possible. Our recent development and launch of an iPhone application is an example of how we continue to seek ways to improve and simplify our member experience. We will continue to invest in improving our technology platform to meet the needs of our growing business.

Our Operations and Fleet Management

Efficient operations are a critical element in delivering a high quality member experience. We have designed our Zipcar operations to be scalable through a distributed self-service fleet of vehicles. We have refined these operations and fleet management systems over the past ten years. As a result, income before tax per vehicle increased from $2,952 in 2008 to $5,450 in 2010 in our established markets. In addition, we can achieve a return of 39% on vehicles we place into service in our established markets and an even greater return when financing of our vehicles is considered. There is no guarantee that we will be able to achieve similar future returns or that other markets will develop into established markets or demonstrate similar returns to our current established markets.

Each of our major metropolitan areas has a fleet manager responsible for planning and coordinating vehicle service and placement of vehicles. The fleet manager has a team of fleet associates, who use our proprietary systems and specialized processes to schedule and perform preventative maintenance and inspections on a regular basis. Our system can also respond to unplanned service issues communicated via our member services escalation system, including repairs. To help manage fleet maintenance and operations, our local fleet managers engage and manage a network of third-party service providers in each major metropolitan market including service shops, parking providers and mobile cleaning vendors.

Our fleet management system integrates vehicle usage data and member feedback with prescribed cleaning and service intervals to generate daily schedules for vendors and technicians who work on cars. Our call center utilizes the same system to troubleshoot vehicle issues with members and seamlessly provide access to another nearby Zipcar if necessary. Our system also provides reporting capability, enabling managers to monitor and compare performance metrics across vehicle types, vendors and fleet teams.

The number and placement of vehicles in our fleet are based upon seasonal demands. As part of our planning process, we forecast fleet requirements by market every month. We generally add vehicles to our fleet to meet expected demand during the spring and summer months and decrease the number of vehicles in our fleet during the winter months. We also have the ability to move vehicles located on university campuses to nearby major metropolitan areas to meet temporary increases in demand. Using a proprietary model based on historical usage trends, we continuously refine and adjust fleet capacity by market.

We plan vehicle purchases for the upcoming fiscal year by market in connection with our business plan objectives. Market plans account for seasonality and model mix. We negotiate a majority of our purchases directly with manufacturers, with the remainder purchased from retail partners. We have historically financed the majority of our vehicles through various third parties as operating leases with monthly payments. Once vehicles are removed from Zipcar service, vehicles are remarketed either through auction or directly to dealers.

In the future, we plan to continue to finance our fleet through the asset-backed vehicle financing model. Amounts borrowed under this facility will be used to purchase vehicles. The facility will be securitized by the vehicles purchased. We believe this financing model will permit us to add new vehicles to our domestic fleet more cost-effectively than with our current leasing arrangements with third parties over time, resulting from lower financing rates than those available to us under our lease lines as well as streamlined infleeting processes associated with directly owned vehicles, for example, obtaining title and registration. We believe that most, if not all, of our future vehicle domestic needs will be met through this asset-backed vehicle financing model and that we will rely less on third-party operating leases.

All of our vehicles are insured for third-party liability to cover our members in the case of an accident. Due to the large number of vehicles in our fleet, we do not carry third-party insurance for collision.

Sales and Marketing

We design our sales and marketing efforts to build a global, lifestyle brand. Our brand is about more than cars, it is about fun and freedom and improving urban life for our Zipsters and the communities in which they live and work.

Our wide-ranging sales and marketing strategy includes leveraging our passionate Zipsters, out-of-home advertising, local sponsorships, public relations and digital and social media that communicate our brand and grassroots initiatives.

Our marketing “street teams” target potential Zipsters at the local level, marketing block-by-block. For example, on a busy neighborhood sidewalk, our street team set up a campsite complete with grass, tent, sleeping bag, marshmallows and a sign reading “You need a Zipcar for this.”

Our branding has resonated with Zipsters, many of whom serve as brand ambassadors. According to a recent Zipcar survey, 28% of new members who joined Zipcar between March 1, 2009 and March 1, 2010 and responded to our survey reported being introduced to Zipcar via word-of-mouth from existing members. We also have a formal referral program that awards driving credit for new member referrals and generated approximately 15,000 new members in 2010. The referring member can elect to use the driving credit themselves or share it with the individual they referred. We use social media to provide Zipsters with the tools to advocate our brand electronically. We have over 40,000 Facebook fans and over 14,000 followers on Twitter. Our employees regularly log into and follow the messages on these social media sites to monitor and understand the sentiment of our members and others who post messages or ask questions using these forms of social media.

Our out-of-home advertising program, principally featuring transit ads, highlights simple messages that communicate the benefits of “wheels when you want them.” We place many of these advertisements in subways and at bus stops near where potential members live and work. These ads are designed both to educate and entertain.

Our marketing efforts are designed to maximize customer lifetime value via a customer lifecycle migration strategy. At the front end of this lifecycle, we acquire younger members through our relationships with over 230 universities. These members become acquainted with the benefits and behaviors of car sharing. Upon graduation, many of these Zipsters migrate to the major metropolitan areas we serve, continue their relationship with us and advocate for broad sponsorship of Zipcar membership at their places of work. During 2010, our average cost to acquire a member in established markets was approximately $42. Based on the average member life and the average revenue per member we have historically experienced, we believe we can achieve a lifetime value per member of approximately $537 in established markets.

Our sales team targets specific businesses based on industry, company size and historical sales data that we maintain on current business customers in our database. We believe this targeted sales approach, supported by an integrated marketing communications program, reduces cost per member acquisition and increases lifetime value.

We partner with other lifestyle brands that appeal to our Zipsters. In a partnership with Starbucks, we placed magnetic Starbucks coffee cups on top of many Zipcars while driving around New York City. Any New Yorker who alerted us to the coffee cup received a free $5 Starbucks gift card.

We also organize community events where Zipsters can get together and we partner with organizations important to our members such as the Leukemia & Lymphoma Society, New England Shelter for Homeless Veterans, the Pan Mass Challenge, Alameda County Community Food Bank and Meals on Wheels. Our goal is to inspire our Zipsters to share an experience that goes beyond car sharing and work towards the betterment of the communities we serve.

Employees

Our leadership in the car sharing industry drives our distinctive corporate culture and promotes a core set of values that attract and retain motivated employees. We believe the passion and dedication of our employees allow us to successfully further our mission, execute our business strategy, enhance our brand loyalty and create a unique connection with our members.

As of December 31, 2010, we had 474 full-time employees, including 236 in fleet operations and support, 112 in sales and marketing, 47 in engineering and 79 in general and administrative functions. None of our employees is covered by collective bargaining agreements. We consider our current relationship with our employees to be good. In addition, as of December 31, 2010, we had 238 part-time employees, including 51 in fleet operations and support, 185 in sales and marketing, one in engineering and one in general and administrative functions.

Legal Proceedings

We are subject to various legal proceedings and claims that have arisen or may arise in the ordinary course of business. Although some of these proceedings may result in adverse decisions or settlements, management believes that the final disposition of such matters will not have a material adverse effect on our business, financial position, results of operations or cash flows.

Properties

Our corporate headquarters are located in Cambridge, Massachusetts, where we lease approximately 35,000 square feet of office space. This lease expires on August 31, 2013 with respect to approximately 30,000 square feet and on January 31, 2015 with respect to the balance of the space. We also lease office facilities in the London area totaling approximately 11,000 square feet. The leases for our London area facilities expire on September 1, 2012 and January 3, 2020.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of March 15, 2011.

Name	Age	Position
Executive Officers
Scott W. Griffith	51	Chairman of the Board and Chief Executive Officer
Edward G. Goldfinger	49	Chief Financial Officer
Mark D. Norman	43	President and Chief Operating Officer
Robert J. Weisberg	38	Chief Marketing Officer
Directors
Stephen M. Case (3)	53	Director
Donn Davis (2)	48	Director
William W. Helman (2)(3)(4)	52	Director
Robert C. Kagle (2)	55	Director
John F. Kenny, Jr. (1)	53	Director
John J. Mahoney, Jr. (1)	59	Director
Jill C. Preotle (1)	62	Director
Margaret C. Whitman (3)	54	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee
(4)	Lead independent director

Scott W. Griffith has served as our Chief Executive Officer and a member of our board of directors since February 2003, and as Chairman of our board of directors since 2007. Mr. Griffith holds a B.S. in Engineering from Carnegie Mellon University and an M.B.A. from the University of Chicago. Mr. Griffith’s leadership, comprehensive knowledge of the car sharing industry, personal passion, strategic vision and inside perspective of the day-to-day operations of the company make him a critical asset to our company.

Edward G. Goldfinger has served as our Chief Financial Officer since September 2007. Prior to joining Zipcar, Mr. Goldfinger served as Chief Financial Officer of Spotfire, a business intelligence and analytics software company, from March 2007 until Spotfire was acquired in June 2007. Prior to joining Spotfire, Mr. Goldfinger was employed by Empirix Inc., a provider of service quality assurance solutions, where he served as Chief Executive Officer from November 2003 to December 2006 and as Chief Financial Officer from March 2002 to November 2003. From December 2006 to March 2007, Mr. Goldfinger served as an independent consultant. Before joining Empirix, Mr. Goldfinger served as Chief Financial Officer of Sapient Corporation, an IT consulting firm, and held positions with PepsiCo, Inc., most recently, the Chief Financial Officer of the Latin American beverage business. He began his career with KPMG. Mr. Goldfinger holds a B.S. in Economics from the Wharton Undergraduate program at the University of Pennsylvania.

Mark D. Norman has served as our President and Chief Operating Officer since November 2007. Mr. Norman previously served as Chief Executive Officer of Flexcar from June 2006 until our acquisition of Flexcar in November 2007. Prior to joining Flexcar, Mr. Norman served as an independent consultant from November 2005 to June 2006, President and Chief Executive Officer of

DaimlerChrysler Canada from January 2004 to November 2005 and Vice President of Sales & Marketing Operations for the Chrysler Group from November 2001 to December 2003. Prior to joining DaimlerChrysler, Mr. Norman was employed by the Ford Motor Company where he held various sales, marketing, manufacturing and business development positions. Mr. Norman holds a B.A. in Economics from Rice University and an M.B.A. from Harvard Business School.

Robert J. Weisberg has served as our Chief Marketing Officer since January 2010. Prior to joining Zipcar, Mr. Weisberg was employed by Domino’s Pizza, Inc., where he served as Vice President, Multimedia Marketing from April 2007 to January 2010, and Precision Marketing Director from December 2004 to March 2007. Mr. Weisberg holds a B.A. in Psychology and a certificate in Business Management with a concentration in Marketing from the University of Rochester.

Stephen M. Case has served as a member of our board of directors since October 2010. Mr. Case co-founded Revolution LLC in April 2005 and has served as its Chairman and Chief Executive Officer since that time. Mr. Case served as the Chairman of America Online, Inc., an interactive services company, and its successor, AOL Time Warner from 1995 through January 2003 and continued to serve as a director of AOL Time Warner through December 2005. From 1991 through January 2000, Mr. Case also served as Chief Executive Officer of America Online, which he co-founded in 1985 as Quantum Computing Services. Mr. Case is currently co-chair of the Obama administration’s National Advisory Council on Innovation and Entrepreneurship and also serves as Chairman of Exclusive Resorts LLC, a company that operates exclusive vacation homes and resorts, as well as two non-profit organizations—the Case Foundation, a private family foundation, and Accelerate Brain Cancer Cure (ABC2), an entrepreneurial approach to funding brain cancer research. In addition, Mr. Case was a founding organizer of Business Strengthening America and has served as vice chair of the Committee to Encourage Corporate Philanthropy and was also honored with the National Mentoring Partnership Leadership Award. Mr. Case holds a degree in political science from Williams College. Mr. Case’s extensive executive leadership experience, many years of service as a director and chairman of a large public company, and his extensive knowledge of our company and industry provide a breadth of relevant management, operational and financial qualifications to serve as a member of our board.

Donn Davis has served as a member of our board of directors since October 2007. Mr. Davis co-founded Revolution LLC in April 2005 and served as Revolution LLC’s President from January 2006 to December 2008, Strategic Advisor from January 2009 to December 2009 and again President since January 2010. Mr. Davis served as Chief Executive Officer of Exclusive Resorts LLC, a company that operates exclusive vacation homes and resorts, from July 2004 to August 2007, and as Exclusive Resorts’ Executive Chairman from August 2007 to November 2009. From March 1998 to June 2003, Mr. Davis served as a senior executive in various roles at America Online, Inc., an interactive services company, and its successor company, AOL Time Warner. Mr. Davis holds a B.S. in Finance from Miami University (Ohio) and a J.D. from the University of Michigan Law School. Mr. Davis’ extensive executive leadership experience and business acumen qualify him to serve as a member of our board of directors.

William W. Helman has served as a member of our board of directors since October 2006 and as our lead independent director since July 2010. Since 1988, Mr. Helman has served as a partner of Greylock Partners LP, a venture capital firm that he joined in 1984. Mr. Helman serves on the board of directors of several privately-held companies and holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Helman has over 25 years of experience as a venture capitalist, bringing to our board of directors a keen understanding of the interplay between management and the board.

Robert C. Kagle has served as a member of our board of directors since July 2005. Mr. Kagle has served as a General Partner of Benchmark Capital since its founding in May 1995 and as a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also has served on the board of directors of ZipRealty, Inc., a publicly-traded residential real estate firm, since 1999. Previously, Mr. Kagle served on the boards of directors of Jamba, Inc. and its predecessor from 1994 to August 2009, eBay, Inc. from June 1997 to June 2007 and E-LOAN, Inc. from January 1998 until November 2005. Mr. Kagle holds a B.S. in electrical and mechanical engineering from the General Motors Institute (renamed Kettering University) and an M.B.A. from Stanford University Graduate School of Business. Mr. Kagle brings to our board of directors more than 25 years of experience as a venture capitalist and director of numerous public and private companies.

John F. Kenny, Jr. has served as a member of our board of directors since February 2010. Mr. Kenny has served as Managing Director of New Day Capital, LLC, a private investment and consulting firm, since April 2010. Previously, Mr. Kenny was employed by Iron Mountain Incorporated, a provider of information protection and storage services, where he served as Executive Vice President, Corporate Development from May 2007 to June 2009 and Executive Vice President and Chief Financial Officer from 1997 to 2007. Mr. Kenny also served as a director of Iron Mountain from March 2000 to May 2007. Mr. Kenny served as an independent consultant from June 2009 to April 2010. Mr. Kenny holds a B.S. in mechanical engineering from The Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Mr. Kenny’s many years serving as both a senior executive and director of a large public company provides a breadth of relevant management, operational and financial qualifications to serve as a member of our board.

John J. Mahoney, Jr. has served as a member of our board of directors since October 2010. Mr. Mahoney has served as Chief Financial Officer of Staples Inc., the world’s largest office supply chain store, since 1996 and has served as the Vice Chairman of Staples since January 2006. Before joining Staples, Mr. Mahoney was a partner with the accounting firm of Ernst & Young, where he worked for 20 years, including serving in the firm’s National Office Accounting and Auditing group. Mr. Mahoney has served on the Board of Directors of Chico’s FAS, Inc., a public company clothing retailer, since 2007. Mr. Mahoney graduated from the College of the Holy Cross in Worcester, Massachusetts and earned his MBA from Northeastern University. Mr. Mahoney’s extensive retail experience and broad functional skill set give him an appreciation for the business practices that are critical to the success of a growing company such as ours and his breadth of financial and accounting expertise and experience position him well to serve as Chairman of our Audit Committee.

Jill C. Preotle has served as a member of our board of directors since December 2002. Ms. Preotle is a private equity investor who serves on the board of directors of several private companies, including Red Tail Solutions, iTeam, Investment Instruments (rentometer.com), Dancing Deer Baking Company, Daily Grommet and TaskRabbit (formerly known as RunMyErrand). Previously, Ms. Preotle worked as an attorney in private practice in New York. Ms. Preotle holds a B.A. from the University of South Florida and a J.D. from the New York University School of Law. Ms. Preotle, our longest serving board member, has considerable business experience and extensive knowledge of our company and industry.

Margaret C. Whitman has served as a member of our board of directors since February 2011. She served as President and Chief Executive officer of eBay Inc., the world’s largest online marketplace and payments company, from February 1998 until March 2008, and she served as a member of eBay’s board of directors from February 1998 until January 2009. Prior to eBay, Ms. Whitman served in senior leadership positions at Bain & Co., a global business consulting firm, The Walt Disney Company, an international family entertainment and media enterprise, Stride Rite Corporation, a footwear company, Florists’ Transworld Delivery, a national floral service, and Hasbro, Inc., a toy company. Ms. Whitman also served as a member of the board of directors of Dreamworks

Animation SKG from April 2005 until December 2008. Ms. Whitman currently serves on the board of directors of the Hewlett-Packard Company, to which she was elected in January 2011, and the board of directors of The Procter & Gamble Company, on which she served from January 2003 until December 2008, and to which she was re-elected in February 2011. Ms. Whitman holds a degree in economics from Princeton University and an M.B.A. from Harvard Business School. Ms. Whitman’s extensive business and leadership experience and broad functional skill set give her an appreciation for the business practices that are critical to the success of a growing company such as ours.

Composition of the Board of Directors

Our board of directors currently consists of nine members. The members of our board of directors were elected in compliance with the provisions of our stockholders’ voting agreement. The board composition provisions of our stockholders’ voting agreement will terminate upon the closing of this offering and there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our certificate of incorporation and by-laws that will become effective upon the closing of this offering, our board of directors will be divided into three classes, each of whose members will serve for staggered three year terms. Upon the closing of this offering, the members of the classes will be divided as follows:

•	the class I directors will be Messrs. Griffith and Kagle and Ms. Preotle, and their term will expire at the first annual meeting of stockholders held after the closing of this offering;

•	the class II directors will be Messrs. Davis, Kenny and Helman, and their term will expire at the second annual meeting of stockholders held after the closing of this offering; and

•	the class III directors will be Messrs. Case and Mahoney and Ms. Whitman, and their term will expire at the third annual meeting of stockholders held after the closing of this offering.

Our certificate of incorporation that will become effective upon the closing of this offering provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

Our certificate of incorporation and by-laws that will become effective upon the closing of this offering provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Director Independence

Under Rule 5605(b)(1) of the Nasdaq Marketplace Rules, independent directors must comprise a majority of a listed company’s board of directors within one year of listing. In addition, Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Nasdaq Marketplace Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In February 2011, our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Case, Davis, Helman, Kagle, Kenny and Mahoney and Mses. Preotle and Whitman, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Marketplace Rule 5605(a)(2). Our board of directors also determined that Messrs. Kenny and Mahoney and Ms. Preotle, who comprise our audit committee, Messrs. Davis, Helman and Kagle, who comprise our compensation committee, and Messrs. Case and Helman and Ms. Whitman, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board of directors believes that Mr. Griffith’s service as chairman of our board and chief executive officer is in the best interests of the company and its stockholders. As our chief executive officer and a director since 2003, Mr. Griffith has been an integral part of the leadership of our board and company since its early stages, and he is the director most familiar with our business, industry and the challenges facing our company. Our board believes that Mr. Griffith is best situated to ensure that the board’s attention and efforts are focused on the most critical matters. Mr. Griffith’s combined role ensures clear accountability, enables decisive leadership and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and members. As our board has determined that each of the members of our board other than Mr. Griffith is independent, our board believes that the independent directors provide effective oversight of management.

Additionally, in July 2010, our board established the position of lead independent director, and the independent members of our board elected Mr. Helman as lead independent director. The lead independent director chairs meetings of our independent directors, facilitates communications between the chairman of our board and other directors, works with the chairman of our board in preparing agendas for each board meeting and consults with the chairman of our board on matters relating to corporate governance and board performance.

Our board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development and independent leadership and management oversight in the board process.

Board Committees

Our board has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter will be posted on the corporate governance section of our website, www.zipcar.com.

Audit Committee.    The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

The members of our audit committee are Messrs. Mahoney (Chair) and Kenny and Ms. Preotle. Our board of directors has determined that Mr. Kenny is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee.    The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our chief executive officer’s compensation;

•	determining our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”; and

•	preparing the annual compensation committee report required by SEC rules.

The members of our compensation committee are Messrs. Kagle (Chair), Davis and Helman.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an annual evaluation of the board.

The members of our nominating and corporate governance committee are Messrs. Case (Chair) and Helman and Ms. Whitman.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or has been a current or former officer or employee of the registrant or had any related person transaction involving the registrant. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during 2010.

Code of Ethics and Code of Conduct

In July 2010, we adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will post a copy of the code in the corporate governance section of our website, www.zipcar.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Director Compensation

Since our inception, we have not compensated any director for his or her board service. We reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings.

Scott Griffith, our Chairman and Chief Executive Officer, has not received any compensation in connection with his service as a director. The compensation we pay Mr. Griffith is discussed in the “Executive Compensation” section of this prospectus.

In February and December 2010, our compensation committee determined that it was advisable for us to implement new arrangements for the compensation of directors who are not employed by us or any of our subsidiaries. The following summarizes the terms of the compensatory arrangements for non-employee directors, effective upon the completion of this public offering:

Annual retainer fees for services on the board of directors	$25,000

Additional annual retainer fees for board of director committee service:
Audit Committee Chair	$20,000
Audit Committee Member (other than Chair)	$10,000
Compensation Committee Chair	$10,000
Compensation Committee Member (other than Chair)	$5,000
Nominating and Corporate Governance Committee Chair	$5,000
Nominating and Corporate Governance Committee Member (other than Chair)	$3,000

Upon election to our board, a new non-employee director will receive an initial option grant. The value of this initial option grant is subject to annual review by our board of directors. Non-employee board members are also eligible for an annual option grant following the first annual meeting of stockholders following this offering. The value of this grant will be reviewed by our board of directors on an annual basis.

Upon Mr. Kenny’s election to our board of directors in February 2010, we granted to Mr. Kenny an option to purchase 78,500 shares of our common stock under our 2000 stock incentive plan at an exercise price of $4.37 per share, representing the fair market value of our common stock on the date of grant. Mr. Kenny’s option vests in 48 equal monthly installments beginning in March 2010. Upon Mr. Mahoney’s election to our board of directors in October 2010, we granted Mr. Mahoney an option to purchase 65,300 shares of our common stock under our 2010 stock incentive plan at an exercise price of $5.49 per share. Mr. Mahoney’s option vests in 48 equal monthly installments, beginning in November 2010. Upon Ms. Whitman’s election to our board of directors in February 2011, we granted Ms. Whitman an option to purchase 73,450 shares of our common stock under our 2010 stock incentive plan at an exercise price of $7.21 per share. Ms. Whitman’s option vests in 48 equal monthly installments, beginning in March, 2011.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board of directors oversees our executive compensation program. In this role, our compensation committee designs, implements, reviews and approves annually all compensation decisions relating to our executive officers, including those appearing in our Summary Compensation Table below. We refer to these individuals in the Summary Compensation Table collectively as our named executive officers.

Compensation Objectives of our Executive Compensation Program

The primary objectives of the compensation committee with respect to executive compensation are to:

•	ensure executive compensation is aligned with our operational and financial performance targets;

•	focus on strategy and long-term performance by providing a significant portion of executives’ compensation through programs linked to our long-term success;

•	attract executive talent and retain those executives who have demonstrated superior talent and performance and whose continued employment is crucial to our success and growth;

•	ensure that total compensation is fair, reasonable and competitive; and

•	align executives’ incentives with the creation of stockholder value.

Elements of Total Compensation and Relationship to Performance

Key elements of our compensation programs include base salary, an annual cash bonus and equity incentive compensation, which is typically subject to multi-year vesting based on continued service and is primarily in the form of stock options, the value of which depends on the performance of our common stock price.

Our compensation committee assesses the performance of our executives in part based on specific measures and targets established by the compensation committee and our board of directors generally in the early part of the first quarter of the calendar year. However, compensation decisions are not driven entirely by financial performance assessments. As a private company, our compensation committee has historically reviewed compensation data and/or surveys collected from other private, venture capital-backed companies with similar revenues and growth targets and from research of pay practices at similar companies informally conducted and supplied by committee members. The committee has also relied on its members’ business judgment and collective experience in their respective industries, including the technology industry.

For executive officers other than our chief executive officer, our compensation committee has historically sought and considered input from our chief executive officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our chief executive officer provides input and recommendations regarding base salary adjustments, if any, bonus targets for performance-based bonuses, equity award levels and the short-term and long-term financial and non-financial performance goals that are used throughout our compensation plans, and advises the compensation committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our compensation committee views each component of executive compensation as related but distinct, and also reviews total compensation of our executive officers to ensure that our overall compensation objectives are met. Our compensation committee has and exercises the discretion to materially increase or decrease the compensation amounts recommended by our chief executive officer.

Our compensation committee routinely meets in executive session, and our chief executive officer is not permitted to attend compensation committee or board of directors’ discussions regarding his own compensation.

Compensation Determination Process

Compensation for our named executive officers historically has been individualized and has been based on a variety of factors, including, in addition to the factors listed above, our financial condition and available resources, our need for that particular executive position, our board of directors’ evaluation of the competitive market based on the experience of the members of our board of directors with other companies and their review of anonymous private company compensation surveys, the length of service of an executive and the compensation levels of our other executive officers, each as of the time of the applicable compensation decision. In years past, our chief executive officer and, with respect to our chief executive officer, our board of directors, reviewed the performance of each named executive officer, generally on an annual basis, and based on this review and the factors described above, set the executive compensation package for him or her for the coming year. Historically, the timing of this review has been staggered over the course of the calendar year with respect to the review of base salary, annual cash bonus payments and long-term equity incentives. We anticipate that following the consummation of this offering, the compensation committee will review all these facets of compensation during the first quarter of the calendar year, as was the case in calendar year 2011.

Defining and Comparing Compensation to Market Benchmarks

Historically, our board of directors has reviewed anonymous private company compensation surveys in setting the compensation of our named executive officers. In December 2009, our compensation committee retained Towers Perrin Watson Wyatt Worldwide, Inc., or Towers Watson, as its independent compensation consultant to advise it on all matters related to executive compensation and general compensation programs and continues to retain Towers Watson for such purpose. Towers Watson assists the compensation committee by providing comparative market data on compensation practices and programs based on an analysis of comparable peer companies. Towers Watson also provides guidance on industry best practices. Towers Watson advised our compensation committee in determining 2010 and 2011 base salaries and bonus targets for our executives.

With the assistance of Towers Watson, in 2010, the compensation committee selected a compensation peer group of the following 12 publicly-traded companies with similar revenues and growth potential to us:

Ancestry.com Constant Contact DigitalGlobe Infospace Loopnet lululemon athletica	OpenTable Rosetta Stone Shutterfly The Knot Under Armour VistaPrint

The peer group is subject to change and will be approved by our compensation committee annually. The compensation committee reviewed the peer group with Towers Watson in early 2011 and approved the peer group without any changes.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our compensation objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. Historically, following the initial grant, we have not granted equity incentive awards to our executive officers on an annual or other regular basis. Going forward, our compensation committee may determine to grant our executive officers equity incentive awards on a regular basis. As a result of the historically infrequent grants of equity incentive awards to our executive officers, we have not taken a systematic approach to targeting base salary and cash bonus as a certain proportion of total compensation.

The compensation levels of our named executive officers reflect, to a significant degree, their varying roles and responsibilities, as well as their tenure with our company. As a result of our board of directors’ assessment of our chief executive officer’s and president and chief operating officer’s respective roles and responsibilities within our company, there is a significant compensation differential between their compensation levels and those of our other named executive officers.

Base Salary.    We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our named executive officers typically are established through arm’s-length negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience and prior salary. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee reviews and evaluates for adjustment the base salaries of our executives based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the executive officer’s current salary, equity ownership and the amounts paid to an executive officer’s peers inside our company. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies and historically, we have reviewed anonymous private company compensation surveys when setting base salaries of our executive officers. Base salaries are also reviewed and adjusted, as deemed appropriate, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers.

The following table sets forth the base salary for fiscal 2009, 2010 and 2011 for our named executive officers:

	Fiscal 2009 Base Salary		Fiscal 2010 Base Salary	Fiscal 2011 Base Salary
Scott W. Griffith Chairman and Chief Executive Officer	$375,000		$400,000	$400,000

Mark D. Norman President and Chief Operating Officer	$350,000		$350,000	$350,000

Edward G. Goldfinger Chief Financial Officer	$236,250		$262,500	$265,000

Robert J. Weisberg Chief Marketing Officer	—	(1)	$275,000	$275,000

(1)	Mr. Weisberg joined Zipcar in January 2010.

In establishing base salaries for our named executive officers for 2009, our compensation committee considered a number of factors, including our company’s overall performance against our stated goals, including sales and revenue growth, and each named executive’s position and functional role, seniority, the relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates to assume the individual’s role, job performance and overall level of responsibility and the informal benchmarking data and information discussed above.

For 2010 and 2011, our compensation committee sought to set base salaries for our named executive officers at levels that are consistent with pay at or near the median levels of our peer group. In 2010, the compensation committee approved base salary increases for Messrs. Griffith and Goldfinger in order to make their salaries more competitive with those of similarly situated executives in our peer group and based on their overall performance and the growth of our company. The compensation committee determined that Mr. Norman’s base salary for 2009 was already at or near the median level of the peer group and therefore, the compensation committee did not increase Mr. Norman’s base salary in 2010. The compensation committee determined Mr. Weisberg’s 2010 salary based on the result of an arm’s length negotiation at the time of his hire and not on any comparison to our peer group. For fiscal 2011, the compensation committee determined not to adjust the base salaries of Messrs. Griffith, Norman and Weisberg, and the compensation committee increased Mr. Goldfinger’s base salary from $262,500 to $265,000. Adjustments to the base salary level may be made annually based on comparisons to survey data, including that of our peer group, and evaluation of the executive’s level of responsibility and experience as well as company-wide performance.

Annual Cash Bonus.    We provide an annual cash bonus for our executives. Annual cash bonuses are intended to reward our executives for the achievement of corporate strategic, operational, financial and individual goals. Amounts payable under the annual cash incentive bonus plan are generally calculated as a percentage of the applicable executive’s base salary.

For 2009, Mr. Griffith was eligible for a target bonus of up to $250,000, Mr. Goldfinger was eligible for a target bonus of $94,500, and Mr. Norman was eligible for a target bonus of $150,000. The 2009 targets for cash incentive bonuses were as follows:

•

50% of each executive’s target bonus was based upon the attainment of certain company and individual financial objectives, including a revenue target of $140 million, a pro forma net income target of $0.4 million and a year-end membership target of 358,500 members. Mr. Griffith’s individual financial objectives consisted of increasing driving revenue, based on a target increase of 5% in monthly revenue per vehicle, decreasing vehicle costs, based on a target decrease of 7% in monthly cost per vehicle, and maintaining certain marketing expenses. Mr. Goldfinger’s individual financial objectives consisted of increasing driving revenue, decreasing vehicle costs and establishing a quarterly business review process. Mr. Norman’s individual financial objectives consisted of achieving certain margin improvements, improving our competitive position in London, increasing driving revenue, decreasing vehicle costs and increasing customer satisfaction.

•

20% of Mr. Griffith’s bonus, 10% of Mr. Goldfinger’s bonus and 15% of Mr. Norman’s bonus, respectively, were based upon each executive increasing the effectiveness of his respective team and the resulting impact on the rest of the organization.

•

10% of Mr. Griffith’s bonus, 15% of Mr. Goldfinger’s bonus and 25% of Mr. Norman’s bonus were based upon the achievement by the company of certain strategic targets. Mr. Griffith’s strategic targets generally related to international expansion and growth. Mr. Goldfinger’s strategic targets generally related to financing initiatives and lowering vehicle costs. Mr. Norman’s strategic targets generally related to operational performance balanced vehicle utilization and lowering vehicle costs.

•

20% of Mr. Griffith’s bonus, 25% of Mr. Goldfinger’s bonus and 10% of Mr. Norman’s bonus were based upon the accomplishment by each executive of certain individual goals. Mr. Griffith‘s individual objectives generally related to strategic planning and ensuring the company’s continued growth given overall economic conditions. Mr. Goldfinger’s individual objectives generally related to financial efficiencies within the company and IPO preparations. Mr. Norman’s individual objectives generally related to operational efficiencies and improvements relating to various departments within the company.

For 2009, our actual revenue was $131.2 million, and our actual pro forma earnings were $(1.5) million, our year-end membership was approximately 349,000 and our ending cash was $19.2 million. We also achieved 97% of the target increase in monthly revenue per vehicle and 100% of the target decrease in monthly cost per vehicle.

Our compensation committee determined that in 2009, Mr. Griffith had substantially met his individual financial targets, had significantly met the requirement to increase the effectiveness of his team, had met many of the targets relating to international expansion and growth and had met his individual goals. As a result, the compensation committee determined a bonus for Mr. Griffith for 2009 of $225,000.

Our compensation committee determined that in 2009, Mr. Goldfinger had substantially met his individual financial targets. Our compensation committee determined that Mr. Goldfinger had significantly met the requirement to increase the effectiveness of his team. The compensation committee also determined that Mr. Goldfinger’s performance targets regarding financing initiatives and lowering unit costs were substantially met as were his individual goals. As a result, Mr. Goldfinger was paid a bonus for 2009 of $75,257.

Our compensation committee determined that in 2009, Mr. Norman had substantially met his individual financial targets, had significantly met the requirement to increase the effectiveness of his team, and met some but not all of the performance targets regarding operational performance and lowering unit costs. With respect to Mr. Norman’s individual goals, the committee determined that he had significantly met his goals. As a result, Mr. Norman was paid a bonus for 2009 of $104,475.

For 2010, Mr. Griffith was eligible for a target bonus of $400,000, Mr. Goldfinger was eligible for a target bonus of $131,250, Mr. Norman was eligible for a target bonus of $175,000 and Mr. Weisberg was eligible for a target bonus of $110,000. The 2010 targets for cash incentive bonuses were as follows:

•

80% of each executive’s target bonus was based upon our attainment of a non-GAAP revenue target of $187.9 million, a bonus plan EBITDA target of $15.5 million and an operating income adjusted EBITDA of $5.2 million. Non-GAAP revenue differs from GAAP revenue in that it includes certain pre-merger deferred revenue related to the Streetcar operations, and operating income adjusted EBITDA differs from Adjusted EBITDA in that it was calculated based on operating income derived from non-GAAP revenues, rather than GAAP net income; and

•

20% of each executive’s target bonus was based upon individual objectives because the compensation committee believed it was important that a significant portion of the bonus be based on individual contribution. Mr. Griffith’s individual objectives generally related to general oversight of the senior management team, IPO readiness and execution and increasing brand awareness. Mr. Norman’s individual objectives generally related to establishing and maintaining initiatives regarding operational excellence, improving the field operations structure and management of our ongoing efforts to improve the customer experience. Mr. Goldfinger’s individual goals generally related to IPO readiness, obtaining and maintaining debt facilities and establishing a public-company level finance team. Mr. Weisberg’s individual goals generally related to bolstering the marketing organization and international marketing and branding efforts. Our compensation committee designed the 2010 targets to require significant effort and operational success on the part of the executives and the company.

For 2010, our non-GAAP revenue was $187.5 million, our bonus plan EBITDA was $16.1 million and our operating income adjusted EBITDA was $4.9 million. Based upon our performance against our targets, each executive was eligible to receive 92.8% of the portion of his cash incentive bonus related to our performance against the specified revenue and earnings targets.

Our compensation committee determined that in 2010, Mr. Griffith had substantially met his individual objectives. As a result of his performance against his individual objectives and our performance against the revenue and earnings targets, the compensation committee determined a bonus for Mr. Griffith for 2010 of $360,160.

Our compensation committee determined that in 2010, each of Messrs. Goldfinger, Norman and Weisberg had also substantially met his respective individual objectives. As a result of their performance against their individual objectives and our performance against the revenue and earnings targets, Mr. Goldfinger was paid a bonus for 2010 of $119,753, Mr. Norman was paid a bonus for 2010 of $159,670 and Mr. Weisberg was paid a bonus for 2010 of $97,630.

In February 2011, our compensation committee approved the 2011 target bonus levels for our executive officers. For the year ending December 31, 2011, the target percentage and dollar amount for the annual cash bonus for each of our named executive officers, based on 100% achievement of the metric targets discussed below, are as follows:

Name and Principal Position	Target Annual Cash Bonus as a Percentage of Base Salary	Target Annual Cash Bonus
Scott W. Griffith Chairman and Chief Executive Officer	100%	$400,000

Mark D. Norman President and Chief Operating Officer	60%	$210,000

Edward G. Goldfinger Chief Financial Officer	60%	$159,000

Robert J. Weisberg Chief Marketing Officer	40%	$110,000

In February 2011, our compensation committee also determined the principal components for bonus payouts to our executive officers for the fiscal year ending December 31, 2011:

•	80% of each executive’s target bonus is based upon our attainment of specified revenue and earnings targets; and

•

20% of each executive’s target bonus is based upon individual objectives because the committee believed it was important that a significant portion of the bonus be based on individual contribution. Mr. Griffith’s individual objectives generally relate to leading a successful initial public offering, leadership of our board of directors, strategy development and execution of plans to expand the company and the brand internationally and general oversight and leadership of the senior management team. Mr. Norman’s individual objectives generally relate to establishing and maintaining initiatives regarding operational excellence, development of a strong operating team and organization and the management of our ongoing efforts to improve the customer experience. Mr. Goldfinger’s individual objectives generally relate to initial public offering readiness, managing investor relations, obtaining and maintaining debt facilities, risk management and establishing a public-company level finance organization. Mr. Weisberg’s individual objectives generally relate to the continuing development of a strong marketing organization, developing and executing member marketing programs and positioning initiatives and enhancing and aligning our international marketing and branding efforts. Our compensation committee designed the 2010 targets to require significant effort and operational success on the part of the executives and the company.

Our compensation committee designed the 2011 targets to require significant effort and operational success on the part of the executives and the company. Individual objectives are tied to the particular area of expertise of the executive officer and his performance in attaining those objectives relative to external forces and overall individual effort. The compensation committee works with our chief executive officer to develop and approve the performance goals for each executive and our company as a whole. Our board of directors and compensation committee have historically worked, and intend to continue to work, with our chief executive officer and our other executive officers to develop aggressive goals that we believe can be achieved by us and our executive officers with hard work. The goals established by our board of directors and compensation committee are based on our historical operating results and growth rates, as well as our expected future results, and are designed to require significant effort and operational success on the part of our executives and our company. Our board of directors and compensation committee believe that attainment of our 2011 financial goals will require significant levels of effort and operational success on the part of our executive officers.

Long-Term Equity Incentives.    Our equity award program is the primary vehicle for offering long-term incentives to our executives. While we do not have any equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Because employees profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time. In addition, the vesting feature of our equity grants contributes to executive retention by providing an incentive to our executives to remain in our employ during the vesting period. Prior to this offering, our executives were eligible to participate in the 2000 stock incentive plan, as amended, or the 2000 Plan, as well as the 2010 stock incentive plan. Following the closing of this offering, our employees and executives will be eligible to receive stock-based awards pursuant to the 2011 equity incentive plan. Under this plan, executives will be eligible to receive grants of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of the compensation committee. In determining the size of equity grants to our executives, our compensation committee has historically considered our corporate performance, the applicable executive’s performance and potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the executive and the vesting of such awards, the executive’s position and, in the case of awards to executive officers other than our chief executive officer, the recommendation of our chief executive officer. In addition, for 2011, our compensation committee has also considered recommendations developed by our compensation consultant, including information regarding comparative stock ownership and equity grants received by the executives in our peer group.

We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional discretionary grants by our board of directors, typically granted in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management. Typically, the initial stock options we grant to our executives vest at a rate of 25% at the end of the first year and in equal monthly installments over the succeeding three years. Subsequent grants to our executives vest in equal monthly installments over four years. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents.

In January, 2010, our board of directors granted an option to Mr. Weisberg, in connection with his employment commencement, to purchase 250,000 shares of our common stock. This option vests 25% on the first anniversary of the vesting commencement date, which is a date fixed by our board of directors when granting options. The remainder vests in 36 equal monthly installments thereafter. The exercise price for this option grant was $4.37 per share, the fair market value of our common stock as of the grant date as determined by our board of directors.

In February 2010, our board of directors granted options to Messrs. Griffith, Goldfinger and Norman to purchase 500,000, 125,000 and 100,000 shares of our common stock, respectively. Each of these option awards vests in 48 equal monthly installments beginning on the one-month anniversary of the vesting commencement date, which is a date fixed by our board of directors when granting options. The exercise price for each of these option grants was $4.37 per share, the fair market value of our common stock as of the grant date as determined by our board of directors.

In February 2011, our board of directors granted options to Messrs. Griffith, Norman and Goldfinger to purchase 500,000, 250,000 and 250,000 shares of our common stock, respectively. Each of these options vests in 48 equal monthly installments beginning on the one-month anniversary of the vesting commencement date, which is a date fixed by our board of directors when granting options. The exercise price for each of these option grants was $7.21 per share, the fair market value of our common stock as of the grant date as determined by our board of directors.

We have historically granted stock options at exercise prices of no less than the fair market value of shares of our common stock on the date of grant as determined by our board of directors. The exercise price of all stock options granted after the closing of this offering will be equal to the fair market value of shares of our common stock on the date of grant, which generally will be determined by reference to the market price of our common stock. We historically have not had a program, plan or practice of selecting grant dates for equity incentive awards to our executive officers in coordination with the release of material non-public information. As a privately-owned company, there has been no market for our common stock. Accordingly, in 2009, 2010 and to date in 2011, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information. Following this offering, we intend to grant equity awards quarterly during the year, with such grant dates typically occurring shortly after publication of our quarterly or annual earnings releases.

Benefits and Other Compensation.    We maintain broad-based benefits that are provided to all employees, including our 401(k), flexible spending accounts, medical, dental and vision care plans, life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees. Our 401(k) plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including executive officers, may contribute the lesser of up to 90% of their annual salary or the limit prescribed by the Internal Revenue Service on a before-tax basis. While our 401(k) plan permits an employer match, we do not currently provide one. We do not provide any retirement benefits separate from the 401(k).

We occasionally award cash signing bonuses when an executive is hired. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand. In January, 2010, we paid Mr. Weisberg a signing bonus of $50,000 as well as a $25,787 relocation stipend.

We do not currently offer any reportable perquisites to our executive officers.

Severance and Change-of-Control Benefits.    We have agreed, under certain circumstances, to provide each of Messrs. Griffith, Norman, Goldfinger and Weisberg severance benefits and/or accelerated vesting of stock options if their respective employment terminates pursuant to offer letters we have executed with each named executive officer, the terms of which are described below under “Offer Letter Agreements”.

Our practice with respect to change-of-control benefits has been to structure stock options granted to executives with a combination of “single trigger” and “double trigger” vesting. In other words, the change of control itself triggers only partial accelerated vesting. Additional acceleration of stock option vesting occurs only if the employment of the executive is terminated after the change of control either by the executive officer for “Good Reason” or by us without “Cause” (as those terms are defined in the applicable stock option agreements, as amended). We believe a combination of “single trigger” and “double trigger” vesting maximizes stockholder value because it limits any unintended windfalls to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control, including a change of control in which they believe they may lose their jobs.

Risk Considerations in our Compensation Program.    Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks. We believe that our current business process and planning cycle fosters the behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives.

We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for adverse risk caused by the action of our executives:

•

Annual establishment of corporate and individual objectives for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk reward balance, and that should not require excessive risk taking to achieve.

•	Incentive awards are based on a review of a variety of indicators, including both financial performance and strategic achievements.

•

The mixes between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that balance Zipcar’s short-term and long-term best interests.

•	Stock option awards vest over a period of time. We believe a longer time horizon before receiving the value of a stock option award encourages executives to take a long-term view of our business.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, which will become applicable to us upon the closing of this offering, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other most highly paid executive officers (other than our chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in our best interest and that of our stockholders.

Summary Compensation Table

The following table sets forth the total compensation paid to our named executive officers for the years ended December 31, 2009 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Scott W. Griffith	2010	400,000	—		1,273,750	360,160	—	2,033,910
Chairman and Chief Executive Officer	2009	375,000	—		—	225,000	—	600,000

Mark D. Norman	2010	350,000	—		254,750	159,670	—	764,420
President and Chief Operating Officer	2009	350,000	—		—	104,475	—	454,475

Edward G. Goldfinger	2010	262,500	—		318,437	119,753	—	700,690
Financial Officer	2009	236,250	—		—	75,257	—	311,507

Robert J. Weisberg(3)	2010	275,000	50,000	(4)	644,575	97,630	25,788(4)	1,092,993
Chief Marketing Officer

(1)	The amounts in the “Option Awards” column reflect the aggregate fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, Topic 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). We did not grant any option awards to our named executive officers in 2009.
(2)	Reflects cash bonus awards paid to our named executive officers under our annual cash incentive bonus plans for performance in 2009 and 2010, as described above.
(3)	Mr. Weisberg joined Zipcar in 2010.
(4)	Mr. Weisberg received a signing bonus of $50,000 and a $25,788 relocation stipend in connection with his commencement of employment with us.

Grants of Plan-Based Awards in 2010

The following table sets forth information for 2010 regarding grants of compensation in the form of plan-based awards made during 2010 to our named executive officers.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Scott W. Griffith	5/6/2010	—	400,000	560,000	—	—	—
	2/25/2010	—	—	—	500,000	4.37	1,273,750

Mark D. Norman	5/6/2010	—	175,000	245,000	—	—	—
	2/25/2010	—	—	—	100,000	4.37	254,750

Edward G. Goldfinger	5/6/2010	—	131,250	183,750	—	—	—
	2/25/2010	—	—	—	125,000	4.37	318,437

Robert J. Weisberg	5/6/2010	—	110,000	154,000	—	—	—
	1/21/2010	—	—	—	250,000	4.37	644,575

(1)	Represents threshold, target and maximum payout levels under our annual performance-based incentive bonus plan for 2010. Actual cash bonus amounts paid to each named executive officer are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2010.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options held as of December 31, 2010 by our named executive officers.

Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott W. Griffith	11/30/2005	(1)	750,000	0	0.49	11/29/2015
	11/3/2008	(2)	260,411	239,589	2.55	11/3/2018
	2/25/10	(2)	104,164	395,836	$4.37	2/25/2020

Mark D. Norman	11/1/2007	(3)	810,919	189,081	2.25	11/1/2017
	2/25/10	(2)	20,833	79,167	$4.37	2/25/2020

Edward G. Goldfinger	9/4/2007	(4)	426,561	98,439	2.25	9/3/2017
	11/3/2008	(2)	52,082	47,918	2.55	11/3/2018
	2/25/10	(2)	26,040	98,960	$4.37	2/25/2020
Robert J. Weisberg	1/21/10	(4)	0	250,000	4.37	1/21/2020

(1)	This option is fully vested.
(2)	This option grant vests in 48 equal monthly installments beginning on the one month anniversary of the vesting commencement date, which is a date fixed by our board of directors when granting options.

(3)	This option vested 175,000 shares immediately upon grant and the remainder vests in 48 equal monthly installments beginning on the one month anniversary of the vesting commencement date, which is a date fixed by our board of directors when granting options.
(4)	This option vests 25% on the first anniversary of the vesting commencement date, which is a date fixed by our board of directors when granting options. The remainder vests in 36 equal monthly installments thereafter.

Option grants are subject to acceleration upon a change in control of our company as further described in the “Executive Compensation—Potential Payments upon Termination or Change in Control” section of this prospectus.

Mr. Griffith beneficially holds 1,400,000 shares of restricted common stock, which were fully vested as of December 31, 2010.

Potential Payments upon Termination or Change in Control

Potential Payments Upon a Change in Control

The following table sets forth the benefits that would have been payable by us to each of our named executive officers upon a change in control of our company where the named executive officer’s employment is terminated without cause within 12 months after the change in control. These amounts are calculated on the assumption that the employment termination and change in control event both took place on December 31, 2010. Amounts below reflect potential payments pursuant to each executive officer’s offer letter agreement and pursuant to stock options granted under the 2000 Stock Plan.

Name	Salary	Value of Accelerated Options(1)
Scott W. Griffith	$400,000	$796,809
Mark D. Norman	$350,000	$431,214
Edward G. Goldfinger	$175,000	$363,428
Robert J. Weisberg	$137,500	$238,438

(1)	Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2009, using a per share fair market value equal to $6.55.

Potential Payments Upon Termination Apart From a Change in Control

The following table sets forth the benefits that would have accrued to our named executive officers if their respective employment had been terminated by us without cause on December 31, 2010 or if the named executive officer had terminated his respective employment with for good reason on December 31, 2010, in the event such termination occurred prior to or more than 12 months following a change in control of our company, pursuant to such named executive officer’s offer letter.

Name	Salary
Scott W. Griffith	$400,000
Mark D. Norman	$350,000
Edward G. Goldfinger	$131,250
Robert J. Weisberg	$137,500

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Offer Letter Agreements

In February 2010, we entered into an amended offer letter agreement with Mr. Griffith which provides for an annual base salary of $400,000 and a maximum bonus of up to $400,000. In the event Mr. Griffith’s employment is terminated by us without cause at any time, by Mr. Griffith for good reason, or if we constructively terminate Mr. Griffith’s employment within 12 months following a change in control of our company, Mr. Griffith is entitled to continued payment of his base salary for 12 months. Mr. Griffith is also entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 25% of his remaining unvested stock options in the event his employment is terminated within 12 months following a change in control. Mr. Griffith must execute a general release of all claims against us and our affiliates in order to receive any severance benefits.

In April 2010, we entered into an amended offer letter agreement with Mr. Norman which provides for an annual base salary of $350,000 and a bonus of up to 50% of Mr. Norman’s annualized base salary. Mr. Norman’s target bonus percentage was increased to 60% for fiscal 2011. In the event Mr. Norman’s employment is terminated by us without cause at any time or by Mr. Norman for good reason, Mr. Norman is entitled to continued payment of his base salary for 12 months. Mr. Norman is also entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 25% of his remaining unvested stock options in the event his employment is terminated within 12 months following a change in control. Mr. Norman must execute a general release of all claims against us and our affiliates in order to receive any severance benefits.

In April 2010, we entered into an amended offer letter agreement with Mr. Goldfinger which provides for an annual base salary of $262,500 and a bonus of up to 50% of his annualized base salary. For fiscal 2011, Mr. Goldfinger’s base salary was increased to $265,000 and his target bonus percentage was increased to 60%. In the event Mr. Goldfinger’s employment is terminated by us without cause at any time or by Mr. Goldfinger for good reason, Mr. Goldfinger is entitled to continued payment of his base salary for six months. If we constructively terminate Mr. Goldfinger’s employment within 12 months following a change in control of our company, Mr. Goldfinger is entitled to continued payment of his base salary for eight months. Mr. Goldfinger is also entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 25% of his remaining unvested stock options in the event his employment is terminated within 12 months following a change in control. Mr. Goldfinger must execute a general release of all claims against us and our affiliates in order to receive any severance benefits.

On December 4, 2009, we entered into an offer letter agreement with Mr. Weisberg which provides for an annual base salary of $275,000 and a bonus of up to 40% of his annualized base salary. In the event Mr. Weisberg’s employment is terminated by us without cause at any time or by Mr. Weisberg for good reason, Mr. Weisberg is entitled continued payment of his base salary for six months. Mr. Weisberg is also entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 25% of his remaining unvested stock options in the event his employment is terminated within 12 months following a change in control. Mr. Weisberg must execute a general release of all claims against us and our affiliates in order to receive any severance benefits.

Limitation of Liability and Indemnification

Our certificate of incorporation, which will become effective upon the closing of this offering, limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation, which will become effective upon the closing of this offering, provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with certain of our directors, and we intend to enter into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Stock Option and Other Compensation Plans

The three equity incentive plans described in this section are the 2011 stock incentive plan, or the 2011 Plan, the 2010 stock incentive plan, or the 2010 Plan, and the 2000 stock option/stock issuance plan, as amended, or the 2000 Plan. Prior to this offering, we granted awards to eligible participants under the 2000 Plan and the 2010 Plan. Following the closing of this offering, we expect to grant awards to eligible participants under the 2011 Plan.

2011 Stock Incentive Plan

Our board of directors adopted, and we expect our stockholders to approve, the 2011 Plan, which will become effective upon the closing of this offering. The 2011 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards and other stock-based awards. Upon effectiveness of the plan, the number of shares of our common stock that will be reserved for issuance under the 2011 Plan will be the sum of (i) 5,000,000 shares of common stock less the number of shares of our common stock then available for issuance under the 2010 Plan and the 2000 Plan and (ii) the number of shares of our common stock subject to outstanding awards under the 2010 Plan and the 2000 Plan, that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right. In addition, our 2011 Plan contains an “evergreen” provision that allows for an annual increase in the number of shares available for issuance under our 2011 Plan on the first day of the fiscal years ending December 31, 2012, 2013 and 2014. The annual increase shall be equal to the lesser of (a) 3,000,000 shares of common stock, (b) 3% of the number of shares of our common stock outstanding on the first day of the fiscal year and (c) an amount determined by our board of directors.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2011 Plan; however, incentive stock options may only be granted to our employees. No more than 8,000,000 shares of common stock may be issued pursuant to incentive stock options under the 2011 Plan. The maximum number of shares of our common stock with respect to which awards may be granted to any participant under the plan is 700,000 shares per calendar year.

In accordance with the terms of the 2011 Plan, our board of directors has authorized our compensation committee to administer the plan. Pursuant to the terms of the 2011 Plan, our compensation committee will select the recipients of awards and determine:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options;

•	the duration of options; and

•

the number of shares of our common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If our board of directors delegates authority to an executive officer to grant awards under the 2011 Plan, the executive officer has the power to make awards to all of our employees, except executive officers. Our board of directors will fix the terms of the awards to be granted by such executive officer, including the exercise price of such awards, and the maximum number of shares subject to awards that such executive officer may make.

Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2011 Plan as to some or all outstanding awards other than restricted stock (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between us and a plan participant):

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•

upon written notice to a participant, provide that all of the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•

in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (a) the number of shares of common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (b) the excess, if any, of (i) the cash payment for each share surrendered in the reorganization event over (ii) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such awards; and

•	provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds.

In the case of certain restricted stock units, no assumption or substitution shall be permitted and the restricted stock units shall instead be settled in accordance with the terms of the applicable restricted stock unit agreement.

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding restricted stock shall continue for the benefit of the successor company and shall, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted pursuant to the reorganization event; provided that our board of directors may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between us and a plan participant. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

No award may be granted under the 2011 Plan on or after                      , 2021. Our board of directors may amend, suspend or terminate the 2011 Plan at any time, except that stockholder approval will be required to comply with applicable law or stock market requirements.

2010 Stock Incentive Plan

Our 2010 Plan was adopted by our board of directors and approved by our stockholders in May 2010. Upon the closing of this offering, we do not expect to grant any additional awards under the 2010 Plan.

The 2010 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards and other stock-based awards. The number of shares of our common stock that are reserved for issuance under the 2010 Plan is the sum of 5,000,000 shares plus such additional number of shares of our common stock as is equal to the sum of (i) the number of shares of our common stock reserved for issuance under the 2000 Plan, described below, that remained available for grant upon the effectiveness of the 2010 Plan and (ii) the number of shares of our common stock subject to awards granted under the 2000 Plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2010 Plan. Pursuant to the terms of the 2010 Plan, our board of directors administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determine:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options;

•	the duration of options; and

•

the number of shares of our common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Upon a merger or other reorganization event, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2010 Plan as to some or all outstanding awards other than restricted stock:

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•

upon written notice to a participant, provide that all of the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•

in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (a) the number of shares of common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (b) the excess, if any, of (i) the cash payment for each share surrendered in the reorganization event over (ii) the exercise price of such award and any applicable tax withholdings, in exchange for the termination of such awards; and

•	provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds.

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock award shall continue for the benefit of the successor company and shall, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted pursuant to the reorganization event; provided that the board of directors may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock award or any other agreement between us and a plan participant. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock award.

As of March 15, 2011, there were options to purchase an aggregate of 2,281,776 shares of common stock outstanding under the 2010 Plan and there were outstanding 346,740 shares of restricted stock under the 2010 Plan. After the effective date of the 2011 Plan, we will grant no further stock options or other awards under the 2010 Plan; however, any shares of common stock reserved for issuance under the 2010 Plan that remain available for issuance and any shares of common stock subject to awards under the 2010 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued shall be rolled into the 2011 Plan.

2000 Stock Option/Stock Issuance Plan

Our 2000 Plan was adopted by our board of directors and approved by our stockholders in November 2000. A maximum of 12,600,000 shares of common stock were authorized for issuance under the 2000 Plan.

The 2000 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock and other stock purchase rights. Our officers, employees, directors, consultants and advisors were eligible to receive awards under the 2000 Plan; however, incentive stock options were only granted to our employees. In accordance with the terms of the 2000 Plan, our board of directors administered the plan and, subject to any limitations in the plan, selected the recipients of awards and determined:

•	the number of shares of common stock covered by options and the dates upon which the options become exercisable;

•	the exercise prices of options;

•	the duration of options;

•	the methods of payment of the exercise price; and

•

the number of shares of common stock subject to any restricted stock awards or other stock purchase rights and the terms and conditions of those awards, including the conditions for repurchase, issue price and repurchase price.

In the event of a consolidation, merger or sale of all or substantially all of our assets or in the event of a liquidation, our board of directors may, in its sole discretion, take any one or more of the following actions pursuant to the 2000 Plan as to outstanding options:

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•

upon written notice to a participant, provide that any and all of the participant’s unexercised options will become exercisable in full prior to the consummation of such transaction and that all unexercised options will terminate prior to the consummation of such transaction unless exercised by the participant;

•	in the event of a merger or purchase of our stock pursuant to which holders of shares of our common stock will receive a payment for each share surrendered in the transaction, terminate either (a) each outstanding option or (b) each outstanding option that is fully exercisable as of the date of consummation of such transaction in exchange for a payment, in cash or otherwise, equal in amount to the excess, if any, of the value, as determined by our board of directors, of the transaction consideration over the per-share exercise price of each such option, multiplied by the number of shares of our common stock subject to each such option;

•

in the event of a purchase of our assets pursuant to which holders of shares of our common stock will receive upon liquidation some form of consideration, terminate either (a) each outstanding option or (b) each outstanding option that is fully exercisable as of the date of such liquidation, in exchange for a payment, in cash or otherwise, equal in amount to the excess, if any, of the value, as determined by our board of directors, of the transaction consideration over the per-share exercise price of each such option, multiplied by the number of shares of our common stock subject to such option; and

•

terminate either (a) each outstanding option or (b) each outstanding option that is fully exercisable as of the date of such transaction, in exchange for a cash payment equal in amount to the excess, if any, of the fair market value, as determined by our board of directors, of a share of our common stock over the per-share exercise price of each such option, multiplied by the number of shares subject to each such option.

Pursuant to the terms of the 2000 Plan, in the event of a liquidation or dissolution of our company, each outstanding option under the 2000 Plan will terminate, but the holders shall have the right, assuming the holder still maintains a permissible relationship with us, immediately prior to such dissolution or liquidation, to exercise the option to the extent exercisable on the date of such dissolution or liquidation.

As of March 15, 2011, there were options to purchase an aggregate of 10,474,759 shares of common stock outstanding under the 2000 Plan and the 2010 Plan at a weighted average exercise price of $3.37 per share, an aggregate of 972,047 shares of common stock issued upon the exercise of options granted under the 2000 Plan, and an aggregate of 3,038,901 and 346,740 shares of common stock originally issued as restricted stock awards under the 2000 Plan and the 2010 Plan, respectively. As of March 15, 2011, there were 3,186,307 shares of common stock reserved for future issuance under the 2010 Plan. After the effective date of the 2010 Plan, we granted no further stock options, restricted stock or other stock purchase rights under the 2000 Plan; however, any shares of common stock reserved for issuance under the 2000 Plan that remain available for issuance and any shares of common stock subject to awards under the 2000 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited or repurchased without having been fully exercised or resulting in any common stock being issued will be rolled into the 2010 Plan or, after its effectiveness, into the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2007, we have engaged in the following transactions with our directors and executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Agreements with Stockholders

Revolution Living LLC, Benchmark Capital Partners V L.P., entities affiliated with Greylock Partners and Smedvig Capital AS, each of which holds more than 5% of our outstanding capital stock, Scott Griffith, our chairman and chief executive officer, and Donn Davis and Jill Preotle, members of our board of directors, are parties to the following agreements:

Registration Rights Agreement

We have entered into a seventh amended and restated registration rights agreement, dated as of November 17, 2010, with holders of our preferred stock, certain holders of our common stock and certain holders of our outstanding warrants to purchase capital stock, including some of our directors, executive officers and holders of more than five percent of our voting securities and their affiliates. The seventh amended and restated registration rights agreement contains a right of first refusal provision that provides that we shall not make certain issuances of our securities unless we first offer such securities to holders of convertible preferred stock and certain holders of common stock in accordance with the terms of the agreement. The right of first refusal provision does not apply to and will terminate upon the closing of this offering. The seventh amended and restated registration rights agreement also provides that (i) certain holders of our preferred stock and certain holders of our common stock will have the right to demand that we file a registration statement, subject to certain limitations, and (ii) the holders of our preferred stock and certain holders of our common stock and warrants to purchase capital stock will have the right to request that their shares be covered by a registration statement that we are otherwise filing. For a more detailed description of these registration rights, see “Description of Capital Stock—Registration Rights.”

Stockholders’ Agreement

We have entered into a seventh amended and restated stockholders’ agreement, dated as of November 17, 2010, with holders of our preferred stock and certain holders of our common stock, including some of our directors, executive officers and holders of more than five percent of our voting securities and their affiliates, pursuant to which the holders of preferred stock have a right of purchase and co-sale in respect of sales of securities by our founders and common stockholders party to the agreement. These purchase and co-sale rights do not apply to shares sold pursuant to this offering, and this agreement will terminate upon the closing of this offering.

Stockholders’ Voting Agreement

We have entered into a fourth amended and restated stockholders’ voting agreement, dated as of November 17, 2010, with holders of our preferred stock and certain holders of our common stock, pursuant to which, among other things, each of the parties thereto has agreed to vote all of the shares of our capital stock they hold in the manner described therein with respect to the size and composition of our board of directors, subject to certain specified exceptions. This agreement will terminate upon the closing of this offering.

Sale of Common Stock to Directors

On February 24, 2011, we sold and issued to Ms. Whitman, Mr. Mahoney and Mr. Kenny, each of whom is a member of our board of directors, 138,696, 138,696 and 69,348 shares of restricted common stock, respectively, under our 2010 Plan at a purchase price of $7.21 per share. In connection with the issuance of such shares, we entered into a restricted stock agreement with each of Ms. Whitman, Mr. Mahoney and Mr. Kenny, pursuant to which the shares will vest quarterly over two years. For each of Ms. Whitman, Mr. Mahoney and Mr. Kenny, we have the option to repurchase at the original purchase price any unvested shares in the event he or she ceases to serve as a member of our board of directors.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with certain of our directors and we intend to enter into indemnification agreements with all of our directors and executive officers.

Executive Compensation and Employment Arrangements

For a description of the compensation arrangements we have with our executive officers, please see “Executive and Director Compensation,” including “Executive and Director Compensation—Offer Letter Agreements.”

Policies and Procedures for Related Person Transactions

We have adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Zipcar, Inc. is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has or will have a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for any proposed related person transaction to be reviewed and approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third-party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with Zipcar’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy: interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 15, 2011, except as otherwise noted, by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers;

•	all of our executive officers and directors as a group; and

•	each selling stockholder.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. The “Percentage of Shares Beneficially Owned Prior to Offering” column is based on 63,439,930 shares of common stock outstanding on March 15, 2011, assuming the conversion of all outstanding shares of our redeemable convertible preferred stock into 50,195,836 shares of common stock. Shares of common stock that may be acquired within 60 days after March 15, 2011 pursuant to exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of the holder of such options or warrants but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table. The “Percentage of Shares Beneficially Owned After Offering” is based on              shares of common stock to be outstanding after this offering, including the              shares that we are selling in this offering. Unless otherwise indicated, the address of all listed stockholders is 25 First Street, 4th Floor, Cambridge, Massachusetts 02141. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Shares Beneficially Owned After Offering		Shares to be Sold if Underwriters’ Option is Exercised in Full	Shares Beneficially Owned After the Offering if Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Number	Percentage		Number	Percentage		Number	Percentage
5% Stockholders
Revolution Living LLC(1)	13,704,351	21.60%			%			%
1717 Rhode Island Avenue, N.W. Washington, D.C. 20036
Benchmark Capital Partners V, L.P.(2)	7,605,202	11.99%			%			%
2480 Sand Hill Road, Suite 200 Menlo Park, CA 94025
Entities affiliated with Greylock Partners(3)	4,288,277	6.76%			%			%
880 Winter Street Waltham, MA 02451
Smedvig Capital AS Lokkeveien 103 P.O. Box 900 4004 Stavanger Norway	3,350,604	5.28%			%			%
Executive Officers and Directors
Scott W. Griffith(4)	2,629,157	4.14%			%			%
Mark D. Norman(5)	936,436	1.48%			%			%
Edward G. Goldfinger(6)	590,619	*			%			%
Robert J. Weisberg(7)	78,124	*			%			%
Stephen M. Case(1)	13,704,351	21.60%			%			%
Donn Davis(8)	13,829,351	21.80%			%			%
William W. Helman(3)	4,288,277	6.76%			%			%
Robert C. Kagle(2)	7,605,202	11.99%			%			%
John F. Kenny, Jr.(9)	92,243	*			%			%
John J. Mahoney, Jr.(10)	146,858	*			%			%
Jill C. Preotle	869,849	1.37%			%			%
Margaret C. Whitman(11)	141,756	*			%			%
All executive officers and directors as a group (12 persons)(12)	34,626,300	54.58%			%			%
Other Selling Stockholders

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Consists of 13,704,351 shares held by Revolution Living LLC. Revolution LLC, of which Mr. Case is manager, chairman and chief executive officer, is an indirect owner of Revolution Living LLC.
(2)	Consists of 7,605,202 shares held by Benchmark Capital Partners V, L.P., or BCP V, as nominee for Benchmark Capital Partners V, L.P., Benchmark Founders Fund V, L.P., Benchmark Founders’ Fund V-A, L.P., Benchmark Founders’ Fund V-B, L.P. and related individuals, collectively, the Benchmark Funds. Benchmark Capital Management Co. V, L.L.C., or BCMC V, is the General Partner of BCP V. BCMC V’s managing members are Alexandre Balkanski, Bruce Dunlevie, Peter Fenton, J. William Gurley, Kevin Harvy, Robert Kagle, Mitchell Lasky and Steven Spurlock. These individuals may be deemed to have shared voting and investment power over the shares held by the Benchmark Funds. Each of these individuals disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Kagle disclaims beneficial ownership over such shares except to the extent of his pecuniary interest therein.
(3)	Consists of (a) 3,666,477 shares held by Greylock XII Limited Partnership, (b) 407,386 shares held by Greylock XII-A Limited Partnership and (c) 214,414 shares held by Greylock XII Principals LLC. Greylock XII GP LLC is the sole General Partner of Greylock XII Limited Partnership and Greylock XII-A Limited Partnership. William Helman, a member of our board of directors, is a Senior Managing Member of Greylock XII GP LLC and President of Greylock XII Principals LLC and exercises shared voting and investment power over the shares held of record by Greylock XII Limited Partnership, Greylock XII-A Limited Partnership and Greylock XII Principals LLC. Mr. Helman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4)	Consists of (a) 1,125,000 shares held directly by Mr. Griffith, (b) 100,000 shares held by the Scott W. Griffith Qualified Annuity Trust, of which Mr. Griffith is the trustee, (c) 175,000 shares held by the Black Bear Trust, of which Mr. Griffith is the trustee, and (d) 1,229,157 shares issuable to Mr. Griffith upon exercise of stock options exercisable within 60 days after March 15, 2011. Mr. Griffith disclaims beneficial ownership of the shares held by the Black Bear Trust and the Scott W. Griffith Qualified Annuity Trust except to the extent of his pecuniary interest therein.
(5)	Consists of 936,436 shares issuable to Mr. Norman upon exercise of stock options exercisable within 60 days after March 15, 2011.
(6)	Consists of 590,619 shares issuable to Mr. Goldfinger upon exercise of stock options exercisable within 60 days after March 15, 2011.
(7)	Consists of 78,124 shares issuable to Mr. Weisberg upon exercise of stock options exercisable within 60 days after March 15, 2011.
(8)	Consists of (a) 13,704,351 shares held by Revolution Living LLC and (b) 125,000 shares held directly by Mr. Davis. Revolution LLC, of which Mr. Davis is president, is an indirect owner of Revolution Living LLC. Mr. Davis disclaims beneficial ownership over all shares held by Revolution Living LLC.
(9)	Consists of (a) 69,348 shares held directly by Mr. Kenny and (b) 22,895 shares issuable to Mr. Kenny upon exercise of stock options exercisable within 60 days after March 15, 2011.
(10)	Consists of (a) 138,696 shares held by the John Mahoney 2011 Qualified Annuity Trust, of which Mr. Mahoney is the trustee, and (b) 8,162 shares issuable to Mr. Mahoney upon exercise of stock options exercisable within 60 days after March 15, 2011. Mr. Mahoney disclaims beneficial ownership of the shares held by such trust except to the extent of his pecuniary interest therein.
(11)	Consists of (a) 138,696 shares held directly by the Sweetwater Trust, of which Ms. Whitman is a trustee, and (b) 3,060 shares issuable to Ms. Whitman upon exercise of stock options exercisable within 60 days after March 15, 2011. Ms. Whitman disclaims beneficial ownership of the shares held by such trust except to the extent of her pecuniary interest therein.
(12)	See footnotes 1 through 11 above. Includes 2,868,453 shares issuable upon exercise of stock options or warrants exercisable within 60 days after March 15, 2011. For the purpose of this calculation, the 13,704,351 shares held by Revolution Living LLC reported as beneficially owned by each of Messrs. Case and Davis have been included in the calculation only once.

DESCRIPTION OF CAPITAL STOCK

General

Following the closing of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following description of our capital stock and provisions of our certificate of incorporation and by-laws are summaries and are qualified by reference to the certificate of incorporation and by-laws that will become effective upon the closing of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The description of our common stock reflects changes to our capital structure that will occur upon the closing of this offering.

Common Stock

As of March 15, 2011, there were 63,439,930 shares of our common stock outstanding and held of record by 243 stockholders, assuming the conversion of all outstanding shares of preferred stock.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation that will become effective upon the closing of this offering, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Options

As of March 15, 2011, we had outstanding options to purchase an aggregate of 10,474,759 shares of common stock with a weighted average exercise price of $3.37 per share.

Warrants

As of March 15, 2011, we had outstanding warrants to purchase an aggregate of 3,389,718 shares of common stock, including warrants to purchase 129,122 shares of Series F preferred stock which will convert into common stock warrants upon the closing of this offering, at a weighted average exercise price of $2.69.

Registration Rights

We entered into a seventh amended and restated registration rights agreement, dated November 17, 2010, with the holders of shares of our preferred stock, certain holders of shares of our common stock and certain holders of warrants to purchase our capital stock. Under the registration rights agreement, holders of shares having registration rights can demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, as described below.

Demand Registration Rights

At any time after 180 days after the closing of this offering, the holders of a majority of the shares having demand registration rights may request that we register all or a portion of their common stock for sale under the Securities Act, so long as the aggregate price to the public in connection with any such offering is at least $20 million. We will effect the registration as requested, unless in the good faith judgment of our board of directors, such registration should be delayed. We may be required to effect two of these registrations. In addition, when we are eligible for the use of Form S-3, or any successor form, holders of a majority of the shares having demand registration rights may make unlimited requests that we register all or a portion of their common stock for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate price to the public in connection with any such offering is at least $10 million.

Incidental Registration Rights

In addition, if at any time after this offering we register any shares of our common stock, the holders of all shares having registration rights are entitled to notice of the registration and to include all or a portion of their common stock in the registration.

Other Provisions

In the event that any registration in which the holders of registrable shares participate pursuant to the registration rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses, other than underwriting discounts, selling commissions and the fees and expenses of the selling stockholders’ own counsel, related to any demand or piggyback registration. The registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Staggered Board; Removal of Directors

Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Super-Majority Voting

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes which all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described in the prior two paragraphs.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Our certificate of incorporation and our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.

Authorized But Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Global Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

Nasdaq Global Market

We have applied to have our common stock listed on the Nasdaq Global Market under the symbol “ZIP.”

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock listed on the Nasdaq Global Market, we cannot assure you that there will be an active public market for our common stock.

Upon the closing of this offering, we will have outstanding an aggregate of              shares of common stock, assuming the issuance of shares of common stock offered by us in this offering and no exercise of options or warrants after March 15, 2011. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The remaining              shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus
90 days after the date of this prospectus
180 days after the date of this prospectus

In addition, of the 10,474,759 shares of our common stock that were subject to stock options outstanding as of March 15, 2011, options to purchase 5,416,239 shares of common stock were vested as of March 15, 2011 and, upon exercise, these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.

Lock-Up Agreements

We and each of our officers and directors and the holders of at least 96% of our outstanding capital stock, including the selling stockholders, have agreed that they will not:

•

offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or enter into a transaction that would have the same effect; or

•

enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise.

without, in each case, the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. on behalf of the underwriters for a period of 180 days after the date of this prospectus.

However, if at any time beginning 90 days after the date of this prospectus, (i) we have filed at least one quarterly report on Form 10-Q, (ii) the reported last sale price of our common stock on the Nasdaq Global Market is at least 50% greater than the initial public offering price per share set forth on the cover page of this prospectus for 20 trading days out of any 30 trading day period ending after the 90th day following the date of this prospectus, and (iii) the reported last sale price on the last day of the 30 trading day period described in clause (ii) is at least 35% greater than the initial public offering price, then 33% of each holder’s shares of our common stock that are subject to the 180-day restrictions described above, or approximately                  shares, will be automatically released from these restrictions immediately prior to the opening of the Nasdaq Global Market on the day following the end of the 30 trading day period. We refer to this date as the initial release date. Further, in the event that (1) we release earnings results or announce material news or a material event relating to us occurs during the 17-day period prior to either the initial release date or the expiration of the full 180-day lock-up period, or (2) prior to the initial release date or the expiration of the full 180-day lock-up period we have announced that we will release earnings results during the 15-day period beginning on the initial release date or the last day of the 180-day lock-up period, then in either case, the initial release date will be deferred or the full 180-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the announcement of the material news or material event, unless Goldman, Sachs & Co. and J.P. Morgan Securities Inc. on behalf of the underwriters waive, in writing, the extension.

Rule 144

Affiliate Resales of Restricted Securities

In general, subject to the lock-up restrictions described above, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume in our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, subject to the lock-up restrictions described above, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

Registration Rights

Upon the closing of this offering, the holders of 55,819,905 shares of common stock and the holders of warrants to purchase an aggregate of 3,398,487 shares of our common stock or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of material U.S. federal income and estate tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

In general, an individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if, among other reasons, the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. A partner in a partnership or member of any other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the acquisition, ownership or disposition of our common stock. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income, estate and other tax considerations of acquiring, holding and disposing of our common stock.

Distributions on Our Common Stock

We have not declared or paid distributions on our common stock since our inception and do not intend to pay any distributions on our common stock in the foreseeable future. If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Gain on Sale, Exchange or Other Disposition of Our Common Stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend (subject to the discussion below under the heading “Recently Enacted Legislation Affecting Taxation of Our Common Stock Held By or Through Foreign Entities”) not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. A non-U.S. holder of our common stock who claims an exemption from withholding tax on the basis that a dividend paid on our common stock is effectively connected with a trade or business in the United States of such non-U.S. holder will be required to provided an appropriate, properly completed IRS Form W-8, such as IRS Form W-8ECI (or successor form), and satisfy applicable certification and other requirements. Non-U.S holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty or other exemption from U.S. withholding tax.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussion below under the heading “Recently Enacted Legislation Affecting Taxation of Our Common Stock Held By or Through Foreign Entities”, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder; in these cases, the non-U.S. holder will generally be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” may also apply;

•

the non-U.S. holder is a nonresident alien who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed losses allocable to U.S. sources during the taxable year of disposition; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock and we were a U.S. real property holding corporation during such period. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold 10% of the proceeds payable to a non-U.S. holder from a sale of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Furthermore, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Recently Enacted Legislation Affecting Taxation of Our Common Stock Held By or Through Foreign Entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. The scope of these requirements remains unclear and potentially subject to material changes resulting from any future guidance. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock. Non-U.S. holders are urged to consult their own advisors about the new requirements and the effect that such new requirements may have on them.

Information Reporting and Backup Withholding Tax

Subject to the discussion in the preceding section, we must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28% and scheduled to increase to 31% for taxable years 2011 and thereafter, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

U.S. Federal Estate Tax

Common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such stock, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. Under current law, no estate tax is imposed on amounts included in the taxable estates of decedents dying in calendar year 2010. Generally, amounts included in the taxable estates of decedents dying after December 31, 2010 will be subject to U.S. federal estate tax at a maximum rate of 55%. Congress may pass legislation amending the U.S. federal estate tax rates, or other aspects of the U.S. federal estate tax, and any such classes may apply retroactively.

The preceding discussion of material U.S. federal tax considerations is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non- U.S. tax consequences of acquiring, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Cowen and Company, LLC
Needham & Company, LLC
Oppenheimer & Co.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from us and up to an additional              shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

Paid by Zipcar
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and each of our officers and directors and the holders of at least 96% of our outstanding capital stock, including the selling stockholders, have agreed that they will not:

•

offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or enter into a transaction that would have the same effect;

•

enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise; or

•	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement;

without, in each case, the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. on behalf of the underwriters for a period of 180 days after the date of this prospectus.

However, if at any time beginning 90 days after the date of this prospectus, (i) we have filed at least one quarterly report on Form 10-Q, (ii) the reported last sale price of our common stock on the Nasdaq Global Market is at least 50% greater than the initial public offering price per share set forth on the cover page of this prospectus for 20 trading days out of any 30 trading day period ending after the 90th day following the date of this prospectus, and (iii) the reported last sale price on the last day of the 30 trading day period described in clause (ii) is at least 35% greater than the initial public offering price, then 33% of each holder’s shares of our common stock that are subject to the 180-day restrictions described above, or approximately                  shares, will be automatically released from these restrictions immediately prior to the opening of the Nasdaq Global Market on the day following the end of the 30 trading day period. We refer to this date as the initial release date. Further, in the event that (1) we release earnings results or announce material news or a material event relating to us occurs during the 17-day period prior to either the initial release date or the expiration of the full 180-day lock-up period, or (2) prior to the initial release date or the expiration of the full 180-day lock-up period we have announced that we will release earnings results during the 15-day period beginning on the initial release date or the last day of the 180-day lock-up period, then in either case, the initial release date will be deferred or the full 180-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the announcement of the material news or material event, unless Goldman, Sachs & Co. and J.P. Morgan Securities Inc. on behalf of the underwriters waive, in writing, the extension.

This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among us, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our common stock on the Nasdaq Global Market under the symbol “ZIP.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            . The selling stockholders will bear the cost of all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of common stock by them.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financial and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for us and our affiliates, for which they received or will receive customary fees and expenses.

An affiliate of Goldman, Sachs & Co. owns approximately $9.4 million of subordinated asset-backed securities issued by ZVF in May 2010.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflict of Interest; FINRA Regulations

Affiliates of Goldman, Sachs & Co., one of the lead managing underwriters, own subordinated asset-backed securities of ZVF. Because we expect ZVF to repurchase these asset-backed securities in connection with our initial public offering, affiliates of Goldman, Sachs & Co. may collectively receive more than 5% of the net proceeds of the offering, not including underwriting compensation. As a result, Goldman, Sachs & Co. may be deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., or Rule 2720, as administered by FINRA. Therefore, this offering will be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that no sale be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a “qualified independent underwriter,” as defined in the rule, has participated in the preparation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto. J.P. Morgan Securities Inc. is assuming the responsibilities of acting as the “qualified independent underwriter” in this offering. We have agreed to indemnify J.P. Morgan Securities Inc. against liabilities incurred in connection with acting as a “qualified independent underwriter,” including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Waltham, Massachusetts. Ropes & Gray LLP has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The financial statements as of December 31, 2009 and December 31, 2010, and for each of the three years in the period ended December 31, 2010, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Streetcar appearing in this prospectus and the related registration statement have been audited by Baker Tilly Virchow Krause LLP, Minneapolis, Minnesota, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Zipcar, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Zipcar, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit and cash flows present fairly, in all material respects, the financial position of Zipcar, Inc. and its subsidiaries (the “Company”) at December 31, 2009 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 4, 2011

Zipcar, Inc.

Consolidated Balance Sheets

	December 31,		December 31, 2010
	2009	2010	Pro Forma
	(in thousands, except share and per share data)
Consolidated Balance Sheets:
Assets			(Unaudited)
Current assets
Cash and cash equivalents	$19,228	$43,005	$43,005
Accounts receivable, net of allowance for doubtful accounts of $319 and $541 as of December 31, 2009 and 2010	2,816	4,223	4,223
Restricted cash	48	900	900
Prepaid expenses and other current assets	5,037	9,905	9,905

Total current assets	27,129	58,033	58,033
Property and equipment, net	9,426	70,917	70,917
Goodwill	41,871	99,750	99,750
Intangible assets	1,385	8,527	8,527
Restricted cash	5,750	3,503	3,503
Deposits and other noncurrent assets	4,346	8,198	8,198

Total assets	$89,907	$248,928	$248,928

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$3,953	$6,247	$6,247
Accrued expenses	8,207	16,594	16,594
Deferred revenue	9,763	14,261	14,261
Current portion of capital lease obligations and other debt	6,984	26,041	26,041

Total current liabilities	28,907	63,143	63,143
Capital lease obligations and other debt, net of current portion	8,228	68,022	68,022
Deferred revenue, net of current portion	3,145	3,651	3,651
Redeemable convertible preferred stock warrants	400	478	—
Other liabilities	764	1,975	1,975

Total liabilities	41,444	137,269	136,791
Commitments and contingencies (Note 9)
Non-controlling interest	111	277	277
Redeemable convertible preferred stock, par value $0.001 per share:	95,715	116,683	—
Stockholders’ (deficit) equity :
Common stock, $0.001 par value: 72,500,000 and 100,000,000 shares authorized at December 31, 2009 and 2010 respectively; 4,424,772 and 12,830,929 shares issued at December 31, 2009 and 2010, respectively; 63,026,765 shares issued and outstanding pro forma at December 31, 2010	4	13	63
Additional paid-in capital	4,017	59,640	176,751
Accumulated deficit	(51,093)	(65,380)	(65,380)
Accumulated other comprehensive loss	(291)	426	426

Total stockholders’ (deficit) equity	(47,363)	(5,301)	111,860

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$89,907	$248,928	$248,928

The accompanying notes are an integral part of these consolidated financial statements.

Zipcar, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2008	2009	2010
	(in thousands, except share and per share data)

Revenue	$105,969	$131,182	$186,101
Cost and expenses
Fleet operations	84,199	93,367	122,634
Member services and fulfillment	7,580	10,414	15,114
Research and development	1,549	2,314	3,170
Selling, general and administrative	25,324	29,973	49,172
Amortization of acquired intangible assets	1,226	990	3,414

Total operating expenses	119,878	137,058	193,504

Loss from operations	(13,909)	(5,876)	(7,403)
Interest income	429	60	47
Interest expense	(1,603)	(2,457)	(8,185)
Other income, net	568	3,690	1,731

Loss before income taxes	(14,515)	(4,583)	(13,810)
Provision for income taxes	—	84	311

Net loss	(14,515)	(4,667)	(14,121)
Less: Net (income) loss attributable to redeemable noncontrolling interest	—	23	(4)

Net loss attributable to Zipcar, Inc.	$(14,515)	$(4,644)	$(14,125)

Net loss attributable to common stockholders per share—basic and diluted	$(3.58)	$(1.11)	$(1.37)

Weighted average number of common shares outstanding used in computing per share amounts—basic and diluted	4,057,973	4,167,887	10,297,118

Pro forma net loss per share—basic and diluted (unaudited)			$(0.24)

Pro forma weighted average number of common shares outstanding (unaudited)			58,063,553

The accompanying notes are an integral part of these consolidated financial statements.

Zipcar, Inc.

Consolidated Statements of Redeemable Non-controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit

	Redeemable Non- controlling Interest	Series A, B, C, D, E, F and G Redeemable Convertible Preferred Stock				Additional Paid-in Capital	Treasury Stock	Accum- ulated Other Compre- hensive (Loss)	Accum- ulated Deficit	Total Stock- holders’ Deficit	Compre- hensive Loss
				Common Stock
(in thousands, except share data)		Shares	Value	Shares	Value
Balance at January 1, 2007	$—	32,283,319	$45,959	4,461,749	$4	$—	$—	$45	$(17,356)	$(17,307)
Issuance of Series F preferred stock in connection with the business combination		14,297,694	49,756	—	—	—	—	—	—	—
Exercise of options to purchase common stock		—	—	96,206	—	43	—	—	—	43
Vesting of restricted stock		—	—	—	—	400	—	—	—	400
Purchase of treasury stock		—	—	—	—	—	(240)	—	—	(240)
Stock-based compensation		—	—	—	—	197	—	—	—	197
Fair value of options exchanged in business combination		—	—	—	—	262	—	—	—	262
Comprehensive loss:
Cumulative currency translation adjustments		—	—	—	—	—	—	21	—	21	21
Net loss		—	—	—	—	—	—	—	(14,444)	(14,444)	(14,444)

Total comprehensive loss		—	—	—	—	—	—	—	—	—	(14,423)

Balance at December 31, 2007	$—	46,581,013	95,715	4,557,955	4	902	(240)	66	(31,800)	(31,068)
Exercise of options and warrants to purchase common stock				112,874		33				33
Retirement of treasury stock		—	—	(418,754)	—	(240)	240	—	—	—
Stock-based compensation		—	—	—	—	803	—	—	—	803
Issuance of warrants to purchase common stock		—	—	—	—	312	—	—	—	312
Accretion of redeemable non-controlling interest to redemption value	56	—	—	—	—	—	—	—	(56)	(56)
Cumulative currency translation adjustments		—	—	—	—	—	—	(527)	—	(527)	(527)
Net loss		—	—	—	—	—	—	—	(14,515)	(14,515)	(14,515)

Total comprehensive loss		—	—	—	—	—	—	—		—	(15,042)

Balance at December 31, 2008	$56	46,581,013	$95,715	4,252,075	$4	$1,810	—	$(461)	$(46,371)	$(45,018)

Zipcar, Inc.

Consolidated Statements of Redeemable Non-controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit—(Continued)

	Redeemable Non- controlling Interest	Series A, B, C, D, E, F and G Redeemable Convertible Preferred Stock				Additional Paid-in Capital	Treasury Stock	Accum- ulated Other Compre- hensive (Loss)	Accum- ulated Deficit	Total Stock- holders’ Deficit	Compre- hensive Loss
				Common Stock
(in thousands, except share data)		Shares	Value	Shares	Value
Balance at December 31, 2008	$56	46,581,013	$95,715	4,252,075	$4	$1,810	$—	$(461)	$(46,371)	$(45,018)
Exercise of options and warrants to purchase common stock		—	—	172,697	—	83	—	—	—	83
Stock-based compensation		—	—	—	—	1,692	—	—	—	1,692
Issuance of warrants to purchase common stock		—	—	—	—	432	—	—	—	432
Accretion of redeemable non-controlling interest to redemption value	78	—	—	—	—	—	—	—	(78)	(78)
Cumulative currency translation adjustments		—	—	—	—	—	—	170	—	170	170
Net loss	(23)	—	—	—	—	—	—	—	(4,644)	(4,644)	(4,644)

Total comprehensive loss		—	—	—	—	—	—	—	—	—	(4,474)

Balance at December 31, 2009	111	46,581,013	95,715	4,424,772	4	4,017	—	(291)	(51,093)	(47,363)
Issuance of common stock and warrants in connection with the business combination		—	—	8,185,561	8	50,728	—	—	—	50,736
Issuance of Series G preferred stock, net of offering costs		2,759,527	20,935	—	—	—	—	—	—	—
Exercise of options and warrants to purchase preferred and common stock		9,908	33	220,596	1	264	—	—	—	265
Stock-based compensation		—	—	—	—	2,774	—	—	—	2,774
Issuance of warrants to purchase common stock		—	—	—	—	1,857	—	—	—	1,857
Accretion of non-controlling interest to redemption value	162	—	—	—	—	—	—	—	(162)	(162)
Comprehensive loss:
Cumulative currency translation adjustments		—	—	—	—	—	—	717	—	717	717
Net loss	4	—	—	—	—	—	—	—	(14,125)	(14,125)	(14,125)

Total comprehensive loss		—	—	—	—	—	—	—	—	—	(13,408)

Balance at December 31, 2010	$277	49,350,448	$116,683	12,830,929	$13	$59,640	$—	$426	$(65,380)	$(5,301)

The accompanying notes are an integral part of these consolidated financial statements.

Zipcar, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2008	2009	2010
	(in thousands)

Cash flows from operating activities
Net loss	$(14,515)	$(4,667)	$(14,121)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities, net of acquisitions
Depreciation and amortization	5,864	5,310	13,602
Amortization & accretion of debt related warrants	15	375	1,274
Stock-based compensation expense	803	1,692	2,774
(Gain) loss on disposal of fixed assets	66	(45)	48
Redeemable convertible preferred stock warrant adjustment to fair value	(51)	256	78
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	443	(633)	(516)
Prepaid expenses and other assets	1,064	(1,429)	(3,776)
Accounts payable	(1,758)	785	891
Accrued expenses	(436)	1,864	8,000
Deferred revenue	3,755	2,906	4,956

Net cash (used in) provided by operating activities	(4,750)	6,414	13,210

Cash flows from investing activities
Decrease (increase) in deposits	499	72	(285)
Proceeds from sale of available-for-sale securities	13,500	—	—
Decrease (increase) in restricted cash	706	(4,045)	1,395
Cash acquired (paid) in business combination	—	—	(7,735)
Proceeds from sale of property and equipment	235	2,009	8,424
Purchases of property and equipment	(2,661)	(6,755)	(42,376)

Net cash provided by (used in) investing activities	12,279	(8,719)	(40,577)

Cash flows from financing activities
Proceeds from issuance of debt, net of costs	10,000	4,000	51,456
Proceeds from exercise of stock options and warrants	33	83	298
Proceeds from sale of Series G Preferred Stock, net of costs	—	—	20,935
Payments of principal under capital lease obligations and other debt	(3,646)	(3,750)	(21,623)

Net cash (used in) provided by financing activities	6,387	333	51,066

Effect of exchange rate changes on cash and cash equivalents	(299)	101	78

Net increase (decrease) in cash and cash equivalents	13,617	(1,871)	23,777
Cash and cash equivalents
Beginning of year	7,482	21,099	19,228

End of year	$21,099	$19,228	$43,005

Supplemental cash flow information
Cash paid for interest	$1,549	$1,439	$6,347
Cash paid for taxes	$—	$—	$301
Noncash investing and financing activities
Capital leases	711	—	15,088
Return of guaranteed residual value of expired leases	(9,045)	(2,282)	(1,472)
Issuance of note in connection with business combination	—	—	5,000
Issuance of common stock and warrants to purchase common stock in connection with business combination	—	—	50,736

The accompanying notes are an integral part of these consolidated financial statements.

Zipcar, Inc.

Notes to Consolidated Financial Statements

(in thousands, except share and per share amounts)

1. Nature of the Business

Zipcar, Inc. (the “Company”), a Delaware corporation, and its subsidiaries comprise a membership organization that provides self-service vehicle use by the hour or by the day. The Company places vehicles in convenient parking spaces throughout major metropolitan areas and universities in North America and in the United Kingdom. Through the use of the Company’s proprietary software, members are able to reserve vehicles online, through a wireless mobile device or by phone, access the vehicle with an electronic pass card, and receive automatic billings to their credit card. The Company has experienced losses since inception and as of December 31, 2010 had an accumulated deficit of $65,380. In addition, the Company expects to incur a net loss in 2011. The Company believes that its cash and cash equivalents, projected cash flow from operations and funds available under its financing facilities will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. If a public financing is not available for the Company, it may seek other alternatives such as restructuring of its term loans, raising capital through private financing and increasing borrowings.

Unaudited Pro Forma Financial Information.    The unaudited pro forma balance sheet as of December 31, 2010 reflects the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 50,195,836 shares of common stock, which automatic conversion will occur upon the closing of the Company’s proposed initial public offering. The Series G redeemable convertible preferred stock is assumed to convert to common stock on a 1-to-1 basis (Note 5). The unaudited pro forma weighted average number of shares of common stock outstanding disclosed in the consolidated statements of operations gives effect to the automatic conversion of all of our outstanding convertible preferred stock into common stock upon the closing of this offering. The Series G redeemable convertible preferred stock is included from its issuance dates of November 17, 2010 and December 1, 2010. Redeemable convertible preferred stock warrants would also be converted into warrants to purchase common stock and, accordingly, the liability associated with the warrants would be reclassified to stockholders’ equity.

2. Summary of Significant Accounting Policies

Principles of Consolidation.    The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates.    The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, stock-based compensation, software development costs, valuation of long-lived and intangible assets, including goodwill, acquisition accounting and income taxes. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities and recorded revenue and expenses. Actual results could differ from those estimates.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

Foreign Currency.    The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured in U.S. Dollars in accordance with authoritative guidance. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates in effect during the year. The resulting cumulative translation adjustments have been recorded in the other comprehensive income component of stockholders’ equity. Realized foreign currency transaction gains and losses were not material to the consolidated financial statements.

Fair Value of Financial Instruments.    The Company measures fair value of assets and liabilities and discloses the sources for such fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Under applicable accounting guidance, a fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s cash equivalents of $19,228 and $43,005 and restricted cash of $5,798 and $4,403 as of December 31, 2009 and 2010, respectively, are carried at fair value based on quoted market prices, which is a Level 1 measurement in the hierarchy of fair value measurements. The Company’s interest rate swap entered into in May 2010 was $34 at December 31, 2010 and carried at fair value based on Level 2 inputs described above. The change in fair value was ($123) for the period ended December 31, 2010. Management believes that the Company’s debt obligations approximate fair value based on the terms and characteristics of those instruments. The Company’s redeemable convertible preferred stock warrants at December 31, 2009 and 2010 was $400 and $478, respectively, and carried at fair value based on Level 3 input described above. The change in fair value was $256 and $78 in 2009 and 2010, respectively, and was recorded in Other Income, net.

Derivatives and Financial Instruments.    The Company entered into an interest rate swap agreement to hedge interest rate exposures related to its variable funding note as required under the terms of the facility. This instrument which does not meet the requirements for hedge accounting, is carried as an asset and is marked to market at each reporting period with the change in fair value recorded in Other Income, net.

Equity Investment and Loan.    In 2009, the Company made an equity investment in a private company which is accounted for under the cost method (Note 12). This equity investment is included in

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

deposits and other noncurrent assets on the consolidated balance sheet. In 2010, the Company made a loan to the same private company which is repayable in one year or is convertible to equity at the Company’s discretion. This loan is included in prepaid expenses and other current assets.

Cash, Cash Equivalents and Cash Flows.    The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value. The Company has properly classified debt issuance costs of $3,384 as a cash outflow in its financing activities in its consolidated statements of cash flows for the year ended December 31, 2010. This amount was previously classified as a cash outflow in its operating activities in its consolidated statements of cash flows for the six months ended June 30, 2010 and nine months ended September 30, 2010.

Restricted Cash.    As of December 31, 2009 and 2010, there was $5,798 and $4,403, respectively, of cash that was restricted from withdrawal and held by banks including as pledged accounts to guarantee the Company’s letters of credit issued principally to secure certain vehicle leases or as collateral enhancement for Zipcar Vehicle Financing LLC, or ABS facility. The letters of credit automatically renew annually and support irrevocable standby letters of credit issued to vehicle leasing companies.

Property and Equipment.    Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the consolidated statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method over the following estimated useful lives:

Vehicles	1-3 years
In-car electronic equipment	3 years
Office and computer equipment	3 years
Software	3 years
Leasehold improvements	Lesser of useful life or lease term

Leases.    The Company leases its vehicles under noncancelable operating lease agreements (generally one-year commitments). The Company also leases vehicles under various capital leases generally with a 36-month stated term. Under the terms of the leases, the Company guarantees the residual value of the vehicle at the end of the lease. If the wholesale fair value of the vehicle is less than the guaranteed residual value at the end of the lease, the Company will pay the lessor the difference. If the wholesale fair value is greater than the guaranteed residual value, that difference will be paid to the Company. The Company believes that, based on current market conditions, the average wholesale value of the vehicles at the end of lease term will equal or exceed the average guaranteed residual value, and therefore has not recorded a liability related to guaranteed residual values.

Income Taxes.    Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the tax rates anticipated to be in effect when such differences reverse. A valuation allowance is provided if, based on currently available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. The Company applies the authoritative guidance in

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

accounting for uncertainty in income taxes recognized in the financial statements. This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement.

Concentrations of Risk and Accounts Receivable.    Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s accounts receivable primarily consist of members’ credit cards and of business accounts with credit terms. The Company records reserves against its accounts receivable balance using an allowance for doubtful accounts. Increases and decreases in the allowance for doubtful accounts are included as a component of general and administrative expenses.

The activity in the allowance for doubtful accounts for the years ended December 31, 2008, 2009 and 2010 is as follows:

	Year Ended December 31,
	2008	2009	2010
Beginning balance	$366	$517	$319
Provision	871	1,696	2,177
Write-offs and adjustments	(720)	(1,894)	(1,955)

Ending balance	$517	$319	$541

At December 31, 2009 and 2010, the Company had substantially all cash and cash equivalent balances at certain financial institutions in excess of federally insured limits. Cash and cash equivalent balances held outside the United States are not covered by federal insurance. The Company, however, maintains its cash and cash equivalent balances with accredited financial institutions.

The Company depends on third-party service providers to deliver its services to its members. In particular, the Company relies on a limited number of data center facilities, which are located in the United States and the United Kingdom, and a U.S.-based third-party support service provider to handle most of its routine member support calls. If these third-party service providers terminate, or do not provide an adequate level of service to the Company’s members, it would be disruptive to its business as it seeks to replace the service provider or remedy the inadequate level of service.

For the years ended December 31, 2008, 2009 and 2010, there were no customers that accounted for more than 10% of total revenue.

Long-Lived Assets.    The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that an impairment is present, the amount of the

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset.

Goodwill and Acquired Intangible Assets.    The Company tests goodwill for impairment at least annually. The Company reviews goodwill for impairment on the last day of its fiscal year and whenever events or changes in circumstances indicate that the carrying amount of this asset may exceed its fair value. The assessment is performed at the reporting unit level. The goodwill evaluation for impairment is performed using a two-step process. The first step is to identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of a reporting unit exceeds the book value, goodwill is not considered impaired. If the book value exceeds the fair value, the second step of the process is performed to measure the amount of impairment. The Company has determined that it has three reporting units – United States of America (U.S.), United Kingdom (U.K.) and Canada.

The process of evaluating goodwill for impairment involves the determination of the fair value of the reporting units. The fair value of the reporting units is determined in part by using a discounted future cash flow method, which involves applying appropriate discount rates to estimated cash flows including terminal value that are based on forecasts of revenue, costs and capital requirements. The Company estimated future revenue growth based on a number of key assumptions, including membership growth, frequency of reservations per member, duration of trips, pricing for existing markets and entry into new markets. The cost structure assumptions were based on historic trends, modified for inflation and expected operational efficiencies. The estimated terminal value was calculated using the Two-Stage Growth model. The cash flows employed in the discounted cash flow analysis are based on the Company’s most recent financial plan and various growth rates have been assumed for years beyond the current financial plan period. The Company used a discount rate in the analysis that was deemed to be commensurate with the underlying uncertainties associated with achieving the estimated cash flows projected. The fair value determination also includes using a guideline public company method in which the reporting unit is compared to publicly-traded companies in the industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including but not limited to, the similarity of their industry, growth rate and stage of development, business model and financial risk.

Based on the analysis, the Company noted that the fair value of the U.K. reporting unit, which carries approximately $58.0 million in goodwill associated with the Streetcar acquisition, exceeds the carrying value by approximately 8%, indicating no goodwill impairment for the U.K. reporting unit. As referenced above, the analysis incorporates quantitative data and qualitative criteria including new information that can change the result of the impairment test. The most significant assumptions used in the analysis are the discount rate, the terminal value and expected future revenues, gross margins and operating margins. Unfavorable trends in the membership growth, frequency of reservations per member, duration of trips and related pricing could negatively impact the revenue growth and terminal value. If the future costs are materially different from the historic cost trends or if the Company does not realize operational efficiencies as expected, the expected gross and operating margins could be negatively impacted. The Company’s inability to meet expected results could increase the underlying uncertainties of future projections, thereby causing an increase in the discount rate. Accordingly, unfavorable changes to the assumptions could impact the conclusion regarding whether existing goodwill is impaired and result in a material impact on the consolidated financial position or results of

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

operations. If the fair value of the U.K. reporting unit decreased by 10%, it could indicate a potential impairment for the reporting unit.

The fair value of the U.S. reporting unit, which carries the rest of the goodwill balance, significantly exceeded its carrying value including goodwill as of December 31, 2010. Accordingly, a 10% decrease to the estimated fair value of that reporting unit would not have had an impact on the conclusion of the goodwill impairment testing for that reporting unit.

Acquired intangible assets consist of identifiable intangible assets, including member relationships, parking spaces in place, tradename, non-compete agreements and reservation system resulting from the Company’s acquisitions. Acquired intangible assets are initially recorded at fair value and reported net of accumulated amortization and are amortized over their estimated useful lives of up to five years based on the pattern in which the economic benefits of the intangible asset are consumed.

Internal-use Software and Website Development Costs.    The Company follows authoritative guidance on development costs associated with its online reservation, tracking and reporting system. The costs incurred in the preliminary stages of development are expensed as incurred. Once a project has reached the application development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Costs related to design or maintenance of internal-use software are expensed as incurred. Upgrade and enhancements are capitalized to the extent they will result in added functionality. These capitalized costs are amortized over the expected benefit period of 3 years.

For the years ended December 31, 2008, 2009 and 2010, the Company capitalized $119, $650 and $1,408, respectively, of costs associated with internal-use software and website development. Amortization of such costs was $72, $190 and $330 for the years ended December 31, 2008, 2009 and 2010, respectively.

Redeemable Convertible Preferred Stock Warrants.    The Company has freestanding warrants outstanding that are related to the Company’s redeemable convertible preferred stock, which are classified as a liability in accordance with authoritative guidance. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other expense. Fair value is measured using the Black-Scholes option pricing model. The Company will continue to adjust the liability for changes in fair value until the earlier of exercise or expiration of the warrants or completion of an event where all preferred stock warrants will be converted into warrants to purchase common stock and, accordingly, the liability will be reclassified to equity.

Revenue Recognition.    The Company recognizes revenue only when the following four criteria are met: price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

The Company generates revenue primarily from vehicle usage and membership fees from individuals, university students and faculty, businesses and government agencies. Vehicle usage revenues are recognized as chargeable hours are incurred. Annual membership fees are nonrefundable and are deferred and recognized ratably over the one-year period of membership. Membership application fees are recorded as deferred revenue and recognized as revenue over the

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

average life of the member relationship, which is currently estimated to be five years. Direct and incremental costs associated with the membership application process, consisting of the cost of driving record checks and the cost of providing membership cards, are deferred and recognized as an expense over the estimated life of the member relationship. Annual damage fee waiver fees to cover the deductible costs are recorded as revenue ratably over the term of the plan. The Company charges a fee for returning the vehicles late. Such fees are recorded as revenue at the time the fee is charged, which is at the end of the reservation period. Sometimes new members are offered driving credits by the Company as an inducement to joining the Company. These driving credits generally expire shortly after a new member joins and allow the member to operate the Company’s vehicles without paying for the usage of the vehicles until the credits are exhausted. These driving credits are treated as a deliverable in the arrangement and represent a separate unit of accounting since the credits have value on a stand-alone basis with reliable evidence of fair value. Accordingly, a portion of the annual fee received is allocated to such credits, based on relative fair value of each deliverable, and recorded as revenue upon utilization of such credits or upon expiration, whichever is earlier.

In 2008, the Company commenced offering a fleet management solution by licensing its proprietary vehicle-on-demand technology on a software as a service (“SaaS”) basis, primarily to local, state and federal government agencies. Customers are generally charged an upfront fee and a monthly fee. Monthly fees are recognized ratably. If upfront fees are charged then the upfront fees are recorded as deferred revenue and recognized as revenue over the expected customer relationship period commencing from the day the customer is granted access to the system.

The Company provides driving credits to existing members for various reasons, including referring a new member. The cost related to such driving credits is estimated based on an average cost per hour and applied to the estimated hours of driving a member is eligible for based on the corresponding credits. The amount is recorded in the consolidated statement of operations in Fleet Operations.

Stock-Based Compensation.    The Company records stock-based payments under the fair value method for all grants from January 1, 2006 using the prospective application method. Under this method, the Company is required to record compensation cost based on the fair value estimated for stock-based awards granted or modified after the date of adoption over the requisite service periods for the individual awards, which generally equals the vesting period. The Company utilizes the straight-line amortization method for recognizing stock-based compensation expense.

Net Loss Per Share Attributable to Common Stockholders.    Basic and diluted net loss attributable to common stockholders per share is computed by dividing net loss attributable to common stockholders by the weighted average number of nonrestricted common shares outstanding for the period.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

The following common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders because they had an anti-dilutive impact:

	December 31,
	2008	2009	2010
Redeemable convertible preferred stock upon conversion to common stock	47,426	47,426	50,196
Options to purchase common stock	7,071	7,384	9,411
Warrants to purchase common stock	781	997	3,312
Warrants to purchase redeemable convertible preferred stock	179	146	129
Restricted Shares	150	—	—

Total	55,607	55,953	63,048

Unaudited Pro Forma Net Loss per Share.    The unaudited pro forma basic and diluted net loss per share have been computed to give effect to the conversion of the Company’s redeemable convertible preferred stock and warrants (using the if-converted method) into common stock and common stock warrants, respectively.

Advertising Costs.    The Company expenses advertising costs when incurred. Advertising expenses totaled $1,075 in 2008, $3,177 in 2009 and $5,426 in 2010, respectively.

Segment Information.    The Company operates in two reportable segments: North America and the United Kingdom. Both segments derive revenue primarily from member’s usage of vehicles.

Treasury Stock.    The Company accounts for repurchased common stock under the cost method and includes such treasury stock as a component of stockholders’ equity. Retirement of treasury stock is recorded as a reduction of common stock, additional paid-in-capital and accumulated deficit, as applicable.

Other Income.    In 2009 and 2010, the Company received $3.3 million and $1.2 million, respectively, from selling some of its zero emission vehicle (“ZEV”) credits to a third party. The Company received these credits under a state-based low-emission regulation. These laws provide for the purchase and sale of excess credits earned. Because the Company utilizes energy efficient vehicles in its business, the Company was able to earn ZEV credits under state regulations, and recorded the proceeds from the sale of these credits as other income.

New Accounting Guidance.    In September 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance on revenue arrangements with multiple deliverables that are not covered by software revenue guidance. This guidance provides another alternative for establishing fair value for a deliverable when vendor specific objective evidence or third-party evidence for deliverables in an arrangement cannot be determined. Under this guidance, companies will be required to develop a best estimate of the selling price for separate deliverables. Arrangement consideration will need to be allocated using the relative selling price method as the residual method will no longer be permitted. This guidance is effective for the Company January 1, 2011, and early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

In November 2010, the FASB issued authoritative guidance to clarify the guidance on the disclosure of supplementary pro forma financial information which is required under ASC 805, Business Combinations. The guidance specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The guidance also expands the supplemental pro forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance is effective for acquisition dates after December 15, 2010, with early adoption permitted. The Company has chosen to adopt this guidance early and has presented its supplementary pro forma information accordingly. The adoption of this guidance did not have any impact on the Company’s consolidated financial position or results of operations.

3. Acquisitions, Intangible Assets, Goodwill and Redeemable Non-controlling Interest

On April 20, 2010, the Company significantly expanded its London operations with the acquisition of Streetcar Limited (“Streetcar”), the United Kingdom’s largest car sharing service with over 70,000 members and more than 1,500 vehicles. The Company expects this acquisition will help to establish the Company as the market leader in London with a base for future expansion opportunities in Europe. The purchase price was $62,766. Following the acquisition, Streetcar became a wholly-owned subsidiary of the Company. The results of Streetcar’s operations have been included in the Company’s consolidated financial statements from the date of the acquisition. Consolidated statements of operations for the year ended December 31, 2010, include revenue and net loss attributable to Zipcar, Inc. of $23,300 and $(3,790) derived from Streetcar.

The Company issued 8.1 million shares of common stock at a value of $43,274 and warrants to acquire 1.7 million shares of common stock at a value of $6,955 along with $7,587 in cash and $4,950 in notes payable to acquire all of the outstanding capital stock of Streetcar. Common stock issued include 1.7 million shares held in escrow, which escrow shares shall be released to the pre-acquisition Streetcar stockholders upon the earlier of 18 months following the closing of the acquisition and the joint authorization of the Company and the pre-acquisition Streetcar stockholders, subject to any claim by the Company against the pre-acquisition Streetcar stockholders for a breach of any warranty, covenant, representation or indemnity, or agreed upon liabilities, as set forth in the purchase and sale agreement. The Company incurred $1,211 as acquisition costs and has recorded these costs in selling, general and administrative expenses. The purchase price was allocated to net tangible and intangible assets acquired. The Company has allocated $29,005 to tangible assets, $10,434 to intangible assets including member relationships, trade name, parking spaces, non-compete agreements and reservation system and the remaining $57,219 to goodwill. The weighted average amortization period for the intangible assets is 4.2 years. Goodwill and intangible assets recognized in this transaction are not deductible for tax purposes.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

The purchase price was allocated over the fair values of the assets acquired and liabilities assumed as follows:

Accounts receivable	$896
Prepaid expenses and other current assets	1,334
Property and equipment	26,775
Member relationships	7,023
Parking spaces in place	1,603
Non-Compete agreements	657
Tradename	870
Reservation system	281
Goodwill	57,219

Total assets acquired	96,658
Accounts payable	(1,375)
Accrued expenses	(4,527)
Bank overdraft	(74)
Current portion of capital leases	(15,173)
Long term portion of capital leases	(12,743)

Total liabilities assumed	(33,892)

Purchase price	$62,766

Goodwill results from expected synergies from the acquisition, including marketing associated with a single brand, a common technology platform and reduced administrative costs. Also included in goodwill is assembled workforce. The goodwill associated with this acquisition is reported within the United Kingdom segment. The change in the goodwill balance from the acquisition date to December 31, 2010 is due to the impact of changes in foreign currency exchange rates.

The valuation of the identifiable intangible assets acquired was based on a valuation using currently available information and reasonable and supportable assumptions. The purchase price of the acquisition was allocated to the assets acquired and liabilities assumed based on estimates of their fair values as of April 20, 2010. The tangible long-lived assets were recorded at their estimated fair value, which approximates their carrying value except for Streetcar’s in-car equipment, which is to be retired and replaced by the Company as part of a transition plan to move to a single technology platform. The fair value for Streetcar’s in-car equipment was determined by using estimated resale values for the same type of equipment. The intangible long-lived assets were valued using a combination of income and cost methods. For the assembled workforce and parking spaces in place, the Company used the cost approach, which included certain lost opportunity costs; key assumptions included the cost to acquire and train the workforce and the time and expected costs to acquire parking spaces. To value the member relationships, the Company used the income approach, specifically, a variation of the discounted cash-flow method known as the multiperiod excess earnings method; key assumptions included the future revenue and costs attributable to existing members and their expected attrition rates. To value the non-compete agreements, the Company used a comparative business valuation method; key assumptions included the probability of the individuals in question competing and the impact of such competition on the business. The relief from royalty method, which considers both the market approach and the income approach, was used to value both the Streetcar trade name

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

and the reservation system; key assumptions included the future revenue attributable to this trade name and reservation system and a market-based royalty rate. Further, all future cash flows in applicable valuations have been discounted at an estimated discount rate. The Company believes these methods and assumptions were appropriate because of the lack of comparative market sales data required for the market approach when measuring the value of these assets. The excess of the aggregate estimated purchase price over the estimated fair value of the tangible and intangible assets and liabilities was classified as goodwill.

The aggregate purchase price of $62,766 includes $43,274 of common stock issued which is based on the valuation of the Company’s common stock as of April 20, 2010, which was $5.34 per share. The valuation analysis of the Company’s common stock has been conducted under a probability-weighted expected return method as prescribed by the AICPA Practice Aid. Under this methodology, the fair market value of the Company’s common stock is estimated based upon an analysis of future values assuming various outcomes. The value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available to the Company as well as the rights of each share class. The possible outcomes considered are based upon an analysis of future scenarios as described below:

•	completion of an initial public offering;

•	sale to a strategic acquirer;

•	continuation as a private company; and

•	remote likelihood of dissolution.

The private company scenario and sale scenario analyses use averages of the guideline public company method and the discounted future cash flow method. The Company estimated the enterprise value under the guideline public company method by comparing the Company to publicly-traded companies in the industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, growth rate and stage of development, business model and financial risk. The Company also estimated its enterprise value under the discounted future cash flow method, which involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue, costs and capital requirements. The Company estimated future revenue growth based on a number of key assumptions including membership growth, frequency of reservations per member, duration of trips and pricing for existing markets and entry into new markets. The Company’s cost structure assumptions were based on historic trends, modified for inflation and expected operational efficiencies. These assumptions underlying the estimates were consistent with the plans and estimates that the Company uses to manage its business. The Company used a discount rate in its valuation that was deemed to be commensurate with the underlying uncertainties associated with achieving the estimated cash flows projected.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

The warrants issued in connection with this acquisition have an exercise price of $2.53 to $4.37. These warrants are fully vested and exercisable over 7 years. The fair value of the warrants was estimated using the Black-Scholes option pricing model. The following assumptions were used in estimating the fair value:

Stock price on April 20, 2010	$5.34
Exercise price	$2.53-$4.37
Expected term (in years)	7.0
Expected volatility	60%
Risk-free interest rate	3.20%
Expected dividend	0%

Upon the closing of the Streetcar acquisition, the Company settled certain assumed liabilities by issuance of 81,858 shares of common stock and warrants to acquire 16,264 shares of common stock at an exercise price of $2.53 per share. The fair value of the warrants was estimated using the Black-Scholes option pricing model under the assumptions disclosed above.

The following unaudited pro forma revenue, net loss attributable to Zipcar, Inc. and net loss attributable to common stockholders per share—basic and diluted, reflect the results of operations of the Company for the years ended December 31, 2009 and 2010 as if the Streetcar acquisition had occurred on January 1, 2009. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisitions been in effect for each of the full years. The pro forma impact on the reported net loss attributable to Zipcar, Inc. and net loss attributable to common stockholders per share—basic and diluted, was primarily related to amortization of acquired intangible assets and interest expense.

	Years ended December 31,
	2009	2010
Pro forma
Revenue	$154,247	$194,354
Net loss attributable to Zipcar, Inc.	$(9,663)	$(17,102)
Net loss attributable to common stockholder per share:
- Basic and diluted	$(0.78)	$(0.93)

Warrants.    In connection with the acquisition of Flexcar in 2007, previous holders of Flexcar warrants became holders of warrants to purchase 178,574 shares of Series F redeemable convertible preferred stock at exercise prices ranging from $3.44 to $68.81 per share. The fair value of the warrants was recorded as a liability. Warrants for shares that are redeemable are accounted for as a liability and reported at fair value each reporting period until exercised. As of December 31, 2009, 2010, the Company used the Black-Scholes option pricing model to estimate the fair value of the Series F warrants as $400 and $478, respectively. The change in fair value of $256 and $78 in 2009 and 2010, respectively, was recorded in Other Income, net.

As of December 31, 2009, the Company had warrants outstanding and exercisable for the purchase of 145,741 shares of Series F redeemable convertible preferred stock at prices ranging from

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

$3.44 to $68.81 per share. As of December 31, 2010, the Company had warrants outstanding and exercisable for the purchase of 129,122 shares of Series F redeemable convertible preferred stock at prices ranging from $3.44 to $68.81 per share.

Redeemable non-controlling Interest.    In connection with the acquisition of Flexcar, the Company obtained 85% ownership in one of Flexcar’s subsidiaries. The remaining 15% ownership in that subsidiary is held by a third party. The third party representing the redeemable non-controlling interest in the subsidiary holds put rights for the remaining interest in the subsidiary. The put right provides the redeemable non-controlling interest an option to sell its ownership interest to the Company after September 2011 at a price based on the fair value at the time of the exercise. Since the redeemable non-controlling interest in the subsidiary has a redemption feature, as a result of the put option, the Company has classified the redeemable non-controlling interest in the subsidiary in the mezzanine section of the Consolidated Balance Sheets. The redeemable non-controlling interest is being accreted to the redemption value by recording a corresponding adjustment to accumulated deficit at the end of each reporting period.

Intangible amortization:

The Company estimates useful lives for each category of intangible assets based on the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. The acquired intangible assets subject to amortization are amortized based upon the pattern in which the economic benefits of the intangible assets are being realized, which are on a straight-line basis for all acquired intangible assets except member relationships. Member relationships are amortized 33% in the first year, 27% in the second year, 20% in the third year, 13% in the fourth year and 7% in the fifth year primarily because the economic benefit derived from member relationships declines due to member attrition each year. The Company estimated the expected member attrition rate primarily based on historical attrition rates.

The amortization period for the acquired intangible assets subject to amortization is as follows:

Member relationships	5 years
Parking spaces in place	3 years
Trade name	2.7 years
Non compete agreements	2 years
Reservation system	1.5 years

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

Acquired intangible assets consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2009
Members	$3,640	$(2,305)	$1,335
Parking spaces	180	(130)	50

	$3,820	$(2,435)	$1,385

December 31, 2010
Members	$10,755	$(4,640)	$6,115
Parking spaces	1,804	(556)	1,248
Trade name	882	(230)	652
Non compete agreements	665	(231)	434
Reservation system	285	(207)	78

	$14,391	$(5,864)	$8,527

Amortization expenses for the years ended December 31, 2008, 2009 and 2010 were $1,226, $990 and $3,414, respectively.

Future amortization expense is expected to be as follows:

2011	3,770
2012	2,734
2013	1,259
2014	619
2015	145

$8,527

4. Property and Equipment, Net

Property and equipment, net, consists of the following:

	December 31,
	2009	2010
Vehicles	$8,858	$67,903
In-car electronic equipment	3,383	6,673
Office and computer equipment	2,818	4,379
Software	1,852	3,657
Leasehold improvements	1,693	2,148

	18,604	$84,760
Less accumulated depreciation	(9,178)	(13,843)

	$9,426	$70,917

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

Depreciation expense for the years ended December 31, 2008, 2009 and 2010 was $4,638, $4,320 and $10,188, respectively.

Cost of vehicles under capital leases were $6,972 as of December 31, 2009 and $34,240 as of December 31, 2010 including $32,761 as a result of the Streetcar acquisition. Accumulated depreciation of vehicles under capital leases was $3,699 as of December 31, 2009 and $1,690 as of December 31, 2010.

5. Redeemable Convertible Preferred Stock

The following is a summary of the Company’s redeemable convertible preferred stock:

	December 31,
	2009	2010
Redeemable convertible preferred stock, par value $0.001 per share:
Series A redeemable convertible preferred stock: 545,056 shares authorized, issued and outstanding at December 31, 2009 and 2010 (liquidation preference of $1,036 at December 31, 2010)	$986	$986
Series B redeemable convertible preferred stock: 9,408,742 shares authorized, issued and outstanding at December 31, 2009 and 2010 (liquidation preference of $4,704 at December 31, 2010)	4,584	4,584
Series C redeemable convertible preferred stock: 5,714,998 shares authorized, issued and outstanding at December 31, 2009 and 2010 (liquidation preference of $4,000 at December 31, 2010)	3,935	3,935
Series D redeemable convertible preferred stock: 10,117,134 shares authorized, issued and outstanding at December 31, 2009 and 2010 (liquidation preference of $11,736 at December 31, 2010)	11,517	11,517
Series E redeemable convertible preferred stock: 6,497,389 shares authorized, issued and outstanding at December 31, 2009 and 2010 (liquidation preference of $25,000 at December 31, 2010)	24,937	24,937
Series F redeemable convertible preferred stock: 16,285,000 shares authorized at December 31, 2009 and 2010; 14,297,694 shares issued and outstanding at December 31, 2009 and 14,307,602 issued and outstanding at December 31, 2010 (liquidation preference of $44,431 at December 31, 2010)	49,756	49,789
Series G redeemable convertible preferred stock: 3,942,182 shares authorized at December 31, 2010; 2,759,527 shares issued and outstanding at December 31, 2010 (liquidation preference of $21,000 at December 31, 2010)	—	20,935

Total redeemable convertible preferred stock	$95,715	$116,683

The rights of holders of Series A, B, C, D, E, F and G redeemable convertible preferred stock (collectively, the “preferred stock”) are as follows:

Dividends.    The holders of the preferred stock are entitled to receive, out of funds legally available, dividends when and if declared by the Company’s board of directors (the “Board”). No dividends have been declared by the Company through December 31, 2010.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

Conversion Rights.    Holders of Series A, B, C, D, E, F and G redeemable convertible preferred stock have the right to convert all or any portion of the preferred shares into shares of common stock at any time. Holders of the Series F redeemable convertible preferred stock have the right to convert all or any portion of the preferred shares into shares of common stock after the fifth anniversary of the Series F original issue date of November 1, 2007. All shares of preferred stock will be automatically converted into common stock at the then-effective conversion ratio upon the closing of an initial public offering of shares of common stock pursuant to an effective registration statement under the Securities Act of 1933 in which the aggregate gross proceeds to the Company are at least $40 million, or upon a date agreed to by holders of at least a majority of the then-outstanding shares of preferred stock. The conversion rate will be adjusted for certain dilutive stock issuances, stock splits, and combinations. The holders of the preferred stock have certain rights of first refusal on transfers of shares and certain registration rights.

All shares of preferred stock are convertible at a 1-to-1 ratio, except for the Series A redeemable convertible preferred stock, whose conversion ratio is approximately 2.55-to-1, and the Series G redeemable convertible preferred stock, as described below, in each case subject to adjustment as described above. The Series G redeemable convertible preferred stock is convertible into common stock at a 1-to-1 ratio, provided that, in the event the common stock offering price in a Qualifying Public Offering is less than 15% above the purchase price of $7.61, the Series G redeemable convertible preferred stock shall be convertible into a greater number of shares of common stock pursuant to a formula set forth in the Company’s certificate of incorporation, but in no case greater than a ratio of 1.36-to-1, or 993,430 additional shares. At an offering price of $8.75 or above, no additional shares will be issued and at an offering price of $6.43 or below, 993,430 additional shares will be issued. Hypothetically, if the offering price is the same as the purchase price, then the Series G redeemable convertible preferred stock will convert into 413,929 additional shares and the unaudited pro forma weighted average number of common shares outstanding and the unaudited pro forma net loss per share – basic and diluted disclosed in the consolidated statements of operations will increase to 58,113,830 shares and $(0.29), respectively. The unaudited pro forma net loss per share – basic and diluted reflects a charge of $2,570 to common stockholders as a result of the beneficial conversion under this scenario.

Registration Rights Agreement. The Company entered into a seventh amended and restated registration rights agreement, dated as of November 17, 2010, with holders of its preferred stock, certain holders of the Company’s common stock and certain holders of its outstanding warrants to purchase capital stock, including some of the Company’s directors, executive officers and holders of more than five percent of the Company’s voting securities and their affiliates. The seventh amended and restated registration rights agreement contains a right of first refusal provision that provides that the Company shall not make certain issuances of its securities unless it first offers such securities to holders of convertible preferred stock and certain holders of common stock in accordance with the terms of the agreement. The right of first refusal provision does not apply to and will terminate upon the closing of an initial public offering. The seventh amended and restated registration rights agreement also provides that (i) certain holders of the Company’s preferred stock and certain holders of the Company’s common stock will have the right to demand that the Company file a registration statement, subject to certain limitations, and (ii) the holders of the Company’s preferred stock and certain holders of the Company’s common stock and warrants to purchase capital stock will have the right to request that their shares be covered by a registration statement that the Company is otherwise filing.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

Stockholders’ Agreement. The Company is a party to a seventh amended and restated stockholders’ agreement, dated as of November 17, 2010, with holders of the Company’s preferred stock and certain holders of the Company’s common stock, including some of the Company’s directors, executive officers and holders of more than five percent of the Company’s voting securities and their affiliates, pursuant to which the holders of preferred stock have a right of purchase and co-sale in respect of sales of securities by the Company’s founders and common stockholders party to the agreement. These purchase and co-sale rights do not apply to shares sold pursuant to this offering, and this agreement will terminate upon the closing of an initial public offering.

Stockholders’ Voting Agreement. The Company is a party to a fourth amended and restated stockholders’ voting agreement, dated as of November 17, 2010, with holders of the Company’s preferred stock and certain holders of the Company’s common stock, pursuant to which, among other things, each of the parties thereto has agreed to vote all of the shares of the Company’s capital stock they hold in the manner described therein with respect to the size and composition of the Company’s board of directors, subject to certain specified exceptions. This agreement will terminate upon the closing of an initial public offering.

Liquidation Preference and Redemption Rights.    Under the terms of the Company’s certificate of incorporation, holders of Series A, B, C, D, E, F and G redeemable convertible preferred stock are entitled to receive an amount equal to $1.90, $0.50, $0.70, $1.16, $3.85, $3.11 and $7.61 per share, respectively, (as adjusted for stock splits or dividends, if any) plus all declared but unpaid dividends thereon, prior to any distribution to the holders of the common stock.

If upon any such liquidation, dissolution, merger, sale or winding-up of the Company the remaining assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of preferred stock the full amount to which they are entitled, the assets of the Company shall be distributed ratably among the holders of Series A, B, C, D, E, F and G redeemable convertible preferred stock.

After the payment of all preferential amounts required to be paid to the holders of the Series A, B, C, D, E, F and G redeemable convertible preferred stock upon the liquidation, dissolution, merger, sale or winding-up of the Company, the holders of Series A, B, C, D, E, F and G redeemable convertible preferred stock shall have no further participation in the distribution of assets of the Company and shall have no further rights of conversion to common stock. All remaining net assets of the Company available for distribution shall be distributed ratably among the holders of common stock.

The Series A, B, C, D, E, F and G redeemable convertible preferred stock are not subject to mandatory redemption. However, upon the occurrence of a deemed liquidation event, if the Company is not dissolved, holders of a majority of the then outstanding shares of preferred stock can require the redemption of such shares of preferred stock.

Voting.    The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

6. Common Stock and Stock-based Compensation

As of December 31, 2009 and 2010, the Company had 72,500,000 and 100,000,000 shares of common stock authorized, respectively. As of December 31, 2009 and 2010, 4,424,772 and 12,830,929 shares, respectively, were issued and outstanding. As of December 31, 2009 and 2010, the Company had reserved 47,572,141 and 50,324,958 shares of common stock, respectively, for issuance to redeemable convertible preferred stockholders upon the conversion of the redeemable convertible preferred stock and for future issuance upon exercise of redeemable convertible preferred stock warrants. Shares of common stock reserved for future issuance upon exercise of granted and ungranted common stock options and common stock warrants were 10,161,544 and 17,334,827 as of December 31, 2009 and December 31, 2010, respectively. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are not entitled to receive dividends unless declared by the Board.

Warrants.    As of December 31, 2009, the Company has warrants outstanding and exercisable for the purchase of 997,126 shares of common stock at prices ranging from $0.49 to $2.38 per share. As of December 31, 2010, the Company has warrants outstanding and exercisable for the purchase of 3,311,523 shares of common stock at prices ranging from $0.49 to $4.37 per share.

Employee Stock-Based Awards.    In 2000, the Company adopted the 2000 Stock Option and Incentive Plan (the “Plan”). The Plan allows for the granting of stock options and stock awards to purchase or vest up to 12.6 million shares of the Company’s common stock. Equity awards may be granted to employees, officers, directors, and consultants of the Company with terms of up to ten years. The equity awards can be granted at such prices and vesting schedules as the Board may determine.

On May 6, 2010, the Board and the Company’s stockholders approved the 2010 Stock Incentive Plan (the “2010 Plan”). Under the 2010 Plan, the Company may issue up to five million shares of its common stock pursuant to stock options and stock awards. These options and awards will be for terms of up to ten years. In addition, common stock available for grant under the Company’s existing 2000 Stock Option/Stock Issuance Plan and grants that expire or are canceled or forfeited thereunder will be added to the shares available for grant under the 2010 Plan.

The Company historically granted stock options at exercise prices no less than the fair value of the common stock on the date of grant, as determined by taking into account the most recently available valuation of common stock. From 2008 through February 2009, the Board determined the fair value of the common stock by using discounted future cash flows under the income method, after considering current rounds of financing. On July 31, 2009, the Company commenced performing its valuation analysis under a probability-weighted expected return method as prescribed by the AICPA Practice Aid. Under this methodology, the fair market value of the common stock is estimated based upon an analysis of future values assuming various outcomes. The value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available to the Company as well as the rights of each share class. The possible outcomes considered were the completion of an initial public offering, sale to a strategic acquirer, continuing as a private company and a remote likelihood of dissolution.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

The following table summarizes the number of stock options granted from January 1, 2008 through December 31, 2010, the per share exercise price of the options and estimated per share weighted average fair value of options for each of the quarters:

Quarter Ended	Number of shares subject to options granted	Average Per share exercise price of options	Average Per share estimated fair value of options
March 31, 2008	—	—	—
June 30, 2008	211,875	$2.38	$0.82
September 30, 2008	—	—	—
December 31, 2008	2,641,251	$2.55	$1.39
March 31, 2009	—	—	—
June 30, 2009	100,000	$2.55	$1.15
September 30, 2009	—	—	—
December 31, 2009	1,025,000	$3.49	$2.04
March 31, 2010	1,593,500	$4.37	$2.55
June 30, 2010	—	—	—
September 30, 2010	590,526	$5.49	$3.13
December 31, 2010	540,300	$5.95	$3.34

Stock Options.    Stock options generally vest over 48 months as follows: (i) 25% vest 12 months, generally from the date of grant and (ii) the remaining 75% vest thereafter at 2.083% per month.

The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The expected term assumption was based on the “simplified method” for estimating expected term for awards that qualify as “plain-vanilla” options under authoritative guidance. This option has been elected as we do not have sufficient stock option exercise experience to support a reasonable estimate of the expected term. Expected volatility is based on volatility of similar entities. The risk-free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected term used as the input to the Black-Scholes model. The relevant data used to determine the value of the stock option grant is as follows:

	Year Ended December 31,
	2008	2009	2010
Weighted average risk-free interest rate	2.89%	2.63%	2.45%
Expected volatility	54%	61%	61%
Expected life (in years)	6	6	6
Expected dividends	0.0%	0.0%	0.0%
Weighted-average fair value of options granted	$1.24	$1.96	$2.84

As of December 31, 2009 and December 31, 2010, 1,816,330 shares and 4,612,284 shares of common stock, respectively, are available for issuance collectively under the 2000 Plan and the 2010 Plan.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

A summary of stock option activity during the year ended December 31, 2010 is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2009	7,383,642	$2.11	7.86	$16,710

Granted	2,724,326	4.93
Exercised	(176,668)	1.37
Forfeited	(520,280)	3.03

Outstanding, December 31, 2010	9,411,020	$2.89	7.51	$31,283

Exercisable at December 31, 2010	5,045,015	$1.92	6.43	$21,660

Vested and expected to vest at December 31, 2010	9,054,739	$2.84	7.46	$30,493

The aggregate intrinsic value was calculated based on the difference between the estimated fair value of the Company’s common stock on December 31, 2009 and 2010, and the exercise price of the underlying options at the respective dates.

The total intrinsic value of stock options exercised was $177, $297 and $592 for the years ended December 31, 2008, 2009 and 2010, respectively.

On February 24, 2011, the Board granted stock options to purchase 1,180,950 shares of common stock at an exercise price of $7.21 per share.

Restricted Stock.    On January 1, 2009, 150,000 shares of restricted stock were outstanding with grant date fair value of $0.05 per share, all of which vested fully during 2009 at a total intrinsic value of $648. There was no restricted stock granted during the year ended December 31, 2010. On February 24, 2011, the Company issued 346,740 shares of common stock to three board members at a purchase price of $7.21 per share. These shares are subject to a right, but not an obligation, of repurchase by the Company at the original issuance price, which lapses quarterly over two years from the date of issuance.

Stock-Based Compensation.    During the years ended December 31, 2008, 2009 and 2010, the Company recognized stock-based compensation expense related to equity awards of $803, $1,692 and $2,774, respectively.

	December 31,
	2008	2009	2010
Fleet operations	$12	$37	$84
Research and development	34	92	188
Selling, general and administrative	757	1,563	2,502

Total stock-based compensation	$803	$1,692	2,774

Total unrecognized stock-based compensation for all stock-based awards was $8,601 as of December 31, 2010, net of forfeitures, and is being recognized over a weighted average period of 3.0 years.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

7. Accrued Expenses

	December 31,
	2009	2010
Payroll and related benefits	$2,374	$3,884
Sales Tax	1,230	2,358
Fleet related	982	2,209
Legal, audit, tax, and professional fees	659	2,192
Insurance	860	1,993
Member Deposits	194	1,969
Interest and credit card fees	428	606
Rent	695	345
Marketing	130	142
Other	655	896

Total accrued expenses	$8,207	$16,594

8. Long-Term Debt

In May 2008, the Company entered into a Loan and Security Agreement (the “2008 Agreement”) with a financial institution, which provided for up to $10,000 in term loans. The Company may borrow funds under this facility through May 31, 2009 and such borrowings are payable in 36 monthly installments beginning in June 2009. The effective interest rate is 11.2%, which includes cash interest at a fixed rate and the value of warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Advances are collateralized by substantially all of the assets of the Company. In 2009, $10,000 was drawn under the facility, out of which $4,983 was outstanding as of December 31, 2010 and repayments were due as follows; $3,466 in 2011 and $1,517 in 2012.

In June 2009, the Company entered into another Loan and Security Agreement (the “2009 Agreement”) with a different financial institution, which provided for up to $10,000 in term loans. Amounts borrowed under this facility are payable in 36 monthly installments starting in July 2010. The effective interest rate is 16.8%, which includes cash interest at a fixed rate and the value of the warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Advances are collateralized by substantially all of the assets of the Company and is subordinate to the debt raised under the 2008 Agreement. In 2009, $4,000 was drawn, and in March 2010, the remaining $6,000 was drawn under this facility. As of December 31, 2010, the total debt outstanding under this facility was $8,534 and repayments are due as follows: $3,161 in 2011, $3,492 in 2012 and $1,881 in 2013.

In March 2010, the Company entered into a third Loan and Security Agreement (the ”2010 Agreement”) with two financial institutions, which provided for up to $20,000 in term loans, all of which was drawn down and outstanding as of December 31, 2010. The Company drew down $10,000 prior to March 31, 2010 as required under the agreement. The Company drew down the remaining $10,000 prior to May 2010. Amounts borrowed under this facility are payable in 27 monthly installments starting in July 2011. The effective interest rate is 15.8%, which includes cash interest at a fixed rate and the value of the warrants granted in connection with this agreement. Cash interest includes a final interest

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

payment payable at maturity. Advances are collateralized by substantially all of the Company’s assets, subordinate to the 2008 Agreement and 2009 Agreement. Repayments are due as follows; $4,170 in 2011, $8,802 in 2012 and $7,028 in 2013.

In April 2010, in connection with the acquisition of Streetcar, the Company issued $5,000 in notes payable to certain former shareholders of Streetcar, with an effective interest rate of 12.2%, which includes cash interest at a fixed rate and the value of warrants granted in connection with this agreement. Cash interest includes a final interest payment payable at maturity. Repayment due at the earlier of the closing of this offering or over a period of 27 months as follows: $1,043 in 2011, $2,200 in 2012 and $1,757 in 2013.

In connection with the 2008 Agreement, 2009 Agreement and 2010 Agreement, the Company issued warrants to purchase 240,000 shares, 355,556 and 500,000 shares, respectively, of the Company’s common stock at an exercise price of $2.38 per share, $2.25 per share and $4.37 per share, respectively. These warrants are vested and fully exercisable and expire in May 2015 under the 2008 Agreement, between June 2019 and March 2020 under the 2009 Agreement and between March and May 2017 in the 2010 Agreement. The fair market value of the warrants was estimated using the Black-Scholes pricing model. The following assumptions were used in estimating the fair values:

	2008 Agreement	2009 Agreement	2010 Agreement
Risk-free interest rate	2.55%	3.76%	3.08%
Expected volatility	51%	70%	60%
Expected life (in years)	6.65	10.00	7.00
Expected dividends	0%	0%	0%

The fair value of the warrants was $312 under the 2008 Agreement. This amount is recognized as interest expense over the life of the loan. The fair value of the warrants was $804 and $1,486 under the 2009 Agreement and 2010 Agreement, respectively, out of which $312 and $680, respectively, was recorded as debt issuance costs and was recognized as interest expense during the term over which this facility was available for additional drawdown. The remainder is recognized as interest expense over the life of the loan.

Payments due on long-term debt, excluding interest-related payments and $926 of warrant related debt discount, during each of the five fiscal years subsequent to December 31, 2010, are as follows:

Ending December 31,
2011	$11,839
2012	24,262
2013	31,283

$67,384

The 2008 Agreement and 2010 Agreement do not permit the Company to pay any dividends or make any other distributions on or redeem or purchase, any capital stock, except for repurchases of capital stock from departing employees or directors, under certain circumstances and cash dividends payable solely to the Company by any subsidiary. The 2009 Agreement does not permit the Company to pay any dividends or make any other distributions on or redeem or purchase, any capital stock, except for repurchases of capital stock from departing employees or directors, under certain

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

circumstances, and dividends paid in common stock or cash dividends payable solely to the Company by any subsidiary.

On May 24, 2010, Zipcar Vehicle Financing LLC, or ZVF, a bankruptcy-remote special purpose entity wholly-owned by the Company, completed the closing of a new variable funding note facility, or ABS facility, and entered into a base indenture with Deutsche Bank Trust Company Americas as trustee and securities intermediary for the noteholders in the ABS facility. The committed aggregate principal amount of the ABS facility is $70.0 million from two noteholders—Credit Agricole Corporate, or Note A, and Goldman, Sachs & Co., or Note B. Note A has a revolving period of one year, with an amortization or repayment period of an additional two years. The interest rate has a fixed and variable component, the variable portion being closely tied to 30-day commercial paper conduit interest rates. The average interest rate has been 3.4% per annum on the amounts drawn under the ABS facility in addition to 1.5% per annum on the undrawn portion. As required under the terms of the ABS facility, the Company purchased an interest rate cap at 5.0% per annum for the entire notional amount of $50 million under Note A. Note B requires repayment at the end of year one, however, the Company has the option to extend the maturity of Note B for two sequential six-month periods. The interest rate on Note B is fixed at 9.0% per annum and increases to 11.5% per annum during the second six-month extension. In addition, the Company is required to fund ZVF with cash, which is restricted for purchase of vehicles and maintain certain minimum cash for liquidity as outlined in the agreements. The Company could, at its discretion, prepay Note A and is required to repay Note B upon an initial public offering. The ABS facility, which the Company may seek to extend and expand over time, will be used to procure both incremental and replacement vehicles in the United States. The Company has drawn down $28,867 under the ABS facility as of December 31, 2010. ZVF’s financial results are consolidated with those of Zipcar since ZVF is a wholly-owned subsidiary of Zipcar. The assets that collateralize the ABS facility will not be available to satisfy the claims of the company’s general creditors.

ZVF is subject to numerous restrictive covenants and compliance requirements under the base indenture and the other related agreements governing the ABS facility. At each funding advance under the facility, Zipcar Inc. is also required to contribute a proportionate amount of cash to ZVF for the exclusive use of vehicle purchases. The facility agreements include restrictive covenants and compliance requirements with respect to liens, further indebtedness, minimum liquidity amounts, funding ratios, collateral enhancements, vehicle manufacturer mix, timely reporting and payments, use of proceeds, and sale of assets. The notes are subject to events of default and amortization events that are customary in nature for automobile asset-backed securitizations of this type. The occurrence of an amortization event or event of default could result in the acceleration of principal of Note A and Note B and a liquidation of the fleet securing Note A and Note B.

Fees paid towards the debt structure and debt issue costs such as legal expenses associated with the ABS facility are deferred and amortized to interest expense on a straight-line basis over the expected life of the debt, which is 3 years for Note A and 2 years for Note B. The unamortized balance of debt issue costs were $2,511 as of December 31, 2010.

The Company entered into an interest rate swap agreement to hedge interest rate exposures related to ZVF’s variable funding note as required under the terms of the ABS facility. This instrument, which does not meet the requirements for hedge accounting, is marked to market at each reporting period with the change in fair value recorded in Other Income, net. Upon the second six-month extension of Note B, the interest rate on Note B increases from 9.0% per year to 11.5% per year.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

The Company evaluated this term extending option as an embedded derivative since the agreement provides a stated interest rate of 11.5% and not a market rate at the time of extension. Based on the evaluation, the Company concluded that this embedded derivative cannot net settle. Accordingly, the Company is not required to bifurcate this derivative and hence will not account for it separately.

If the debt balances are repaid prior to the maturity or before the end of the expected life of the debt, any unamortized debt issue costs, warrant expenses and final interest payments associated with that debt will be recorded as expense at that time.

9. Commitments and Contingencies

Leases.    The Company leases its office spaces under noncancelable lease agreements. The leases include certain lease incentives, payment escalations and rent holidays, the net effect of which is being recognized as a reduction to rent expense such that rent expense is recognized on a straight-line basis over the term of occupancy. The Company also leases vehicles under noncancelable lease agreements (generally one-year commitments). Lease expenses for the Company’s office spaces and vehicles under operating leases were $24,207, $29,232 and $32,586 for the years ended December 31, 2008, 2009 and 2010, respectively.

The Company also leases vehicles under various capital leases generally with a 36-month stated term. Under the terms of the leases, the Company guarantees the residual value of the vehicle at the end of the lease. If the wholesale fair value of the vehicle is less than the guaranteed residual value at the end of the lease, the Company will pay the lessor the difference. If the wholesale fair value is greater than the guaranteed residual value, that difference will be paid to the Company. As of December 31, 2010, the average guaranteed residual value is 32.6%, of the vehicle price at the inception of the lease. The Company believes that, based on current market conditions, the average wholesale value of the vehicles at the end of lease term will equal or exceed the average guaranteed residual value, and therefore has not recorded a liability related to guaranteed residual values.

The Company has the option to buy out each lease at any time by paying the lessor the total principal due under the lease, including the guaranteed residual value and taking title of the leased vehicle. The Company historically has not exercised this option. Future minimum annual lease payments under noncancelable leases as of December 31, 2010 are as follows:

	Operating Leases	Capital Leases
2011	$12,274	$14,202
2012	3,700	9,693
2013	1,638	3,709
2014	522	—
2015	176	—

Total future minimum lease payments	$18,310	27,604

Less amounts related to interest		—

		27,604
Less amounts currently due		14,202

		$13,402

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

Capitalized vehicle leases have interest rates between 3.8% and 13.5%. Under certain capital lease agreements, the Company is required to maintain prescribed levels of cash and cash equivalents and working capital, which the Company is in compliance with as of December 31, 2009 and December 31, 2010.

In December 2009 and November 2010, the Company sold some of its recently purchased vehicles for $2,009 and $802 in an operating lease sale-leaseback transaction. The December 2009 transaction resulted in a gain of $51 which is recognized over the three-year term of the lease. The November 2010 transaction resulted in no gain or loss.

Litigation.    In October 2009, a former member filed a putative class action complaint against the Company in the United States District Court for the District of Massachusetts seeking, among other things, a certification of a class of plaintiffs, a judgment that certain fees charged by Zipcar to its members are void, unenforceable and/or unconscionable, an injunctive order against the alleged infringing activities and an award for damages. The complaint was dismissed in its entirety, without prejudice, in June 2010.

The Company may also be subject, from time to time, to various other legal proceedings and claims arising in the ordinary course of business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on its business, financial position, results of operations or cash flows.

10. Income Taxes

The provision for income taxes in 2009 and 2010 consists of a state current provision of $84 and $311, respectively.

A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows:

	2008	2009	2010
Statutory rate	34.0%	34.0%	34.0%
Increase in valuation allowance	(35.3)	(18.0)	(26.3)
State taxes, net of federal benefit	2.7	(3.8)	(0.9)
Foreign rate differential	(3.2)	(6.5)	(4.2)
Stock based compensation	(0.7)	(7.1)	(3.4)
Other	2.5	(0.6)	(1.5)

	0.0%	(2.0)%	(2.3)%

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2009 and 2010 are as follows:

	2009	2010
Deferred tax assets
Net operating losses and credit carryforwards	$31,863	$34,756
Allowance for doubtful accounts	78	154
Stock-based compensation	575	1,147
Accounts payable and accrued expenses	645	1,209
Deferred revenue and member deposits	1,432	1,525
Fixed assets	31	2,127

Total deferred tax assets	34,624	40,918
Deferred tax asset valuation allowance	(34,072)	(38,705)

Net deferred tax assets	552	2,213
Deferred tax liabilities
Acquired intangible assets	(552)	(2,213)

Total deferred tax liabilities	(552)	(2,213)

Net deferred tax assets	$—	$—

As of December 31, 2010, the Company has federal net operating loss carryforwards of $70,769 and state net operating loss carryforwards of $62,160. The federal net operating loss carryforwards begin to expire in 2019 and certain state net operating loss carryforwards began to expire in 2007. The Company has net operating loss carryforwards of $28,027 in foreign jurisdictions.

A valuation allowance against net deferred tax assets is required if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance for the full amount of its net deferred tax assets. The changes in valuation allowance for the years ended December 31, 2009 and 2010 of $759 and $4,633, respectively, were primarily attributable to increases in net operating loss carryforwards.

The Company follows the guidance on Accounting for Uncertain Tax Positions. The guidance requires that a tax position meet “a more likely than not” threshold for the benefit of the uncertain tax position to be recognized in the financial statements. This threshold is to be met assuming that the tax authorities will examine the uncertain tax position. It also provides guidance with respect to the measurement of the benefit that is recognized for an uncertain tax position, when that benefit should be derecognized and other matters. The Company has no amounts recorded for any unrecognized tax benefits as of December 31, 2010. The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as a component of its income tax provision. As of December 31, 2010, the Company had no accrued interest or tax penalties recorded. The Company’s income tax return reporting periods since December 31, 2007 are open to income tax audit examination by the federal and state tax authorities. The Company’s foreign jurisdictions in the United Kingdom and in Canada are also open for income tax audit examination since December 31, 2007. In addition, as the Company has net operating loss carryforwards, the Internal Revenue Service is

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

permitted to audit earlier years and propose adjustments up to the amount of net operating loss generated in those years.

Utilization of net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation due to ownership changes that have occurred previously or that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986, as well as similar state provisions. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.

The Company has performed an analysis under Section 382, as well as similar state provisions, in order to determine whether any limitations might exist on the utilization of net operating losses and research and development credits carryforward due to ownership changes that have occurred previously. Based on this analysis, the Company has determined that while ownership changes have occurred during its history, a substantial portion of the net operating losses and credits are available for future utilization.

11. 401(k) Savings Plan

The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. Company contributions to the plan may be made at the discretion of the Board. There were no contributions made to the plan by the Company during the years ended December 31, 2008, 2009 and 2010.

12. Equity Investment and Loan

In December 2009, the Company made an equity investment of approximately $291 in Catalunya Carsharing S.A., known as Avancar, a private company, for a 14.31% ownership stake. The Company carries the investment at cost in accordance with authoritative guidance. In December 2010, the Company loaned $398 to Avancar with a one year maturity and an option to convert the outstanding loan balance to equity. The Company, at its discretion, had an option to increase its ownership to a majority holding before December 31, 2010 at a valuation equal to the valuation of the initial investment. In connection with the loan in December 2010, the Company and Avancar agreed to extend the expiration of this option to December 31, 2011. If the Company does not exercise the option to increase its ownership, then the existing shareholders can, within 60 days following the expiration of this option, repurchase all shares held by the Company at the original purchase price paid by the Company. If the Company exercises its option to increase its ownership to a majority holding, the remaining stockholders have a put option to sell their remaining shares to the Company at an agreed price based on a certain multiple of EBITDA as described in the agreement. Alternatively, the Company has an option to increase its majority ownership to 100% ownership by purchasing the remaining shares at an agreed price based on an even higher multiple of EBITDA as described in the agreement. However, these put and call options can be exercisable only during the sixth year from the date the Company exercises its initial option. This equity investment is included in deposits and other noncurrent assets on the consolidated balance sheet. Since the put and call options are not legally detachable and separately exercisable, the put and call options are not considered free standing instruments. As the put and call options cannot be detached from the underlying shares and absent a net settlement feature, these options will not be accounted for separately from the underlying investment.

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

13. Segment Information

The Company’s operating segments are the same as its reportable segments. The Company has identified two reportable segments: North America and the United Kingdom. Both segments derive revenue primarily from member’s usage of vehicles. The United Kingdom operations increased significantly as a result of the Streetcar acquisition in April 2010. The Company does not allocate certain expenses including corporate costs and overhead, intangible amortization and stock-based compensation to its segments. Therefore, corporate reconciling items are used to capture the items excluded from segment operating performance measures. No revenue was recorded from transactions between segments. Asset information by operating segment is not reported to or received by the chief operating decision maker, and therefore, the Company has not disclosed asset information for each of the operating segments.

The Company’s segment information is as follows:

	Years Ended December 31,
	2008	2009	2010
Revenue:
North America	$103,926	$127,460	$157,304
United Kingdom	2,043	3,722	28,797

Total segment revenue	$105,969	$131,182	186,101

(Loss) income before income taxes:
North America	5,859	15,069	26,567
United Kingdom	(2,365)	(2,040)	(1,524)

Total segment income before income taxes	3,494	13,029	25,043
Corporate expenses	(14,032)	(16,128)	(23,571)
Acquisition and integration costs	(1,744)	—	(5,627)
Stock-based compensation	(803)	(1,692)	(2,774)
Amortization of acquired intangible assets	(1,226)	(990)	(3,414)
Interest income	429	60	47
Interest expense	(403)	(1,853)	(5,245)
Other income, net	(230)	2,991	1,731

Loss before income taxes and redeemable noncontrolling interest	$(14,515)	$(4,583)	(13,810)

Interest expense:
North America	$984	$475	$1,749
United Kingdom	216	129	1,191

Total segment interest expense	1,200	604	2,940

Corporate interest expense	403	1,853	5,245

Total	$1,603	$2,457	$8,185

Depreciation and amortization:
North America	$3,211	$2,414	$4,525
United Kingdom	696	893	4,274

Total segment depreciation and amortization	3,907	3,307	8,799

Corporate depreciation	731	1,013	1,389
Amortization of acquired intangible assets	1,226	990	3,414

Total	$5,864	$5,310	$13,602

Zipcar, Inc.

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except share and per share amounts)

The Company’s revenue and long-lived assets by geographic area is included in the following tables:

	Years ended December 31,
	2008	2009	2010
Revenue:
United States	$97,821	$120,181	$147,454
International	8,148	11,001	38,647

Total	$105,969	$131,182	$186,101

	December 31,
	2008	2009	2010
Long-lived assets:
United States	$9,034	$6,194	$39,093
International	1,938	3,232	31,824

Total	$10,972	$9,426	$70,917

14. Subsequent Events (Unaudited)

The Company has drawn down $4,200 under the ABS facility since December 31, 2010.

The Company has evaluated subsequent events through March 4, 2011, the date the financial statements were available to be issued. The Company has further evaluated subsequent events through March 21, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors

Streetcar Limited

We have audited the accompanying balance sheets of Streetcar Limited as of December 31, 2009 and 2008, and the related profit and loss accounts, statements of total recognised gains and losses and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal controls over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Streetcar Limited as of December 31, 2009 and 2008, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America (“U.S. GAAP”) would have affected the results of operations of the company for the years ended December 31, 2009 and 2008 to the extent summarised in Note 21 to the financial statements.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

May 25, 2010

Streetcar Limited

Profit and loss accounts

for the years ended December 31

	Notes	2009	2008
		£000	£000
Turnover	3	15,765	9,912
Cost of sales		(8,787)	(6,077)

Gross profit		6,978	3,835
Administrative expenses—before exceptional items		(7,219)	(4,793)

Operating loss before exceptional items		(241)	(958)
Exceptional profit/(loss) on disposal of vehicles		718	(399)
Exceptional impairment charge	4	—	(2,691)

Operating profit/(loss) after exceptional items	4	477	(4,048)
Interest receivable	7	—	10
Interest payable	8	(179)	(38)

Profit/(loss) before taxation		298	(4,076)
Current tax	9	(12)	(13)
Deferred tax credit	9	1,821	—

Profit/(loss) for the year	18	2,107	(4,089)

The results above all arise from continuing operations.

Statements of total recognised gains and losses

for the years ended December 31

	2009	2008
	£000	£000
Profit/(loss) for the year	2,107	(4,089)

Total recognised gains and losses	2,107	(4,089)

The accompanying notes are an integral part of the financial statements.

Streetcar Limited

Balance sheets

at December 31

	Notes	2009	2008
		£000	£000
Fixed assets
Tangible assets	10	14,033	8,828
Investments	11	—	—

		14,033	8,828

Current assets
Stocks		62	38
Debtors: amounts falling due within one year	12	1,880	993
Deferred tax asset	9	1,821	—
Cash at bank and in hand	13	1,055	630

		4,818	1,661
Creditors: amounts falling due within one year
Trade and other payables	14	4,746	2,969
Financial liabilities	15	7,331	6,996

		12,077	9,965

Net current liabilities		(7,259)	(8,304)

Total assets less current liabilities		6,774	524
Creditors: amounts falling due after one year
Financial liabilities	15	9,364	5,240

Net liabilities		(2,590)	(4,716)

Capital and reserves
Equity share capital	17	62	62
Share premium	18	3,702	3,702
Retained earnings	18	(6,354)	(8,480)

Shareholder funds		(2,590)	(4,716)

The accompanying notes are an integral part of the financial statements.

Streetcar Limited

Statements of cash flows

for the years ended December 31

	Notes	2009	2008
		£000	£000
Operating activities
Operating profit/(loss) after exceptional items		477	(4,048)
Reconciliation of operating loss to net cash flow from operating activities:
Exceptional impairment charge		—	2,691
Share based payments charge		19	5
Net finance costs included in operating loss		531	736
(Profit)/loss on sale of tangible fixed assets		(718)	399
Depreciation of tangible fixed assets		1,782	1,167
Increase in stocks		(24)	(38)
(Increase)/decrease in trade and other receivables		(932)	134
Increase in trade and other payables		1,620	93

Net cash flow from operating activities		2,755	1,139

Returns on investment and servicing of finance
Interest received		—	10
Interest paid		(22)	(38)
Interest element of finance lease rental payments		(531)	(736)

		(553)	(764)

Taxation		33	—

Capital expenditure and financial investment
Sale of tangible fixed assets		4,956	3,596
Payments to acquire tangible fixed assets		(564)	(684)

		4,392	2,912

Net cash inflow before financing		6,627	3,287

Financing
Issue of ordinary share capital net of issue costs		—	594
Repayment of finance leases		(7,485)	(5,282)
Repayment of loans		(17)	(17)
New loan finance		1,300	800

		(6,202)	(3,905)

Increase/(decrease) in cash		425	(618)

Streetcar Limited

Statements of cash flows

for the years ended December 31

Reconciliation of net cash flow to movement in net debt

	Notes	2009	2008
		£000	£000
Increase/(decrease) in cash		425	(618)
Cash outflow from decrease in debt and lease financing		6,202	4,498

Change in net debt resulting from cash flows		6,627	3,880

New finance leases		(10,661)	(9,363)

Movement in net debt		(4,034)	(5,483)
Opening net debt		(11,606)	(6,123)

Closing net debt	19	(15,640)	(11,606)

Reconciliation of movements in group shareholders’ funds/(deficit)

	Notes	2009	2008
		£000	£000
Profit/(Loss) for the year		2,107	(4,089)
Share-based compensation		19	5
New share capital issued net of transaction costs		—	587

Net change in shareholders’ (deficit)/funds		2,126	(3,497)
Opening shareholders’ (deficit)/funds		(4,716)	(1,219)

Closing shareholders’ (deficit)/funds	17	(2,590)	(4,716)

The accompanying notes are an integral part of the financial statements.

Streetcar Limited

Notes to the financial statements

at December 31, 2009

1. Authorisation of non-statutory financial statements

The financial statements of Streetcar Limited were authorised for issue by the Board of Directors and the balance sheet was signed on the board’s behalf by two directors. Streetcar Limited is a private limited company incorporated and domiciled in England and Wales.

The principal accounting policies adopted by the company are set out in note 2.

2. Accounting policies

Basis of preparation.    The financial statements have been prepared in accordance with the Companies Act of 2006 and applicable accounting standards in the United Kingdom.

The financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards.

The financial statements have been prepared on the basis that the company will continue in business for the foreseeable future. The company expects to be profitable and cash generative throughout 2010, based on current projections and budgets. Additionally, as discussed in footnote 22, the Company was acquired by Zipcar, Inc. in April 2010 and Zipcar has committed to provide additional financing, if necessary, to continue operations. Therefore, notwithstanding the net liabilities position at the balance sheet date, the directors consider the going concern basis to be appropriate.

The financial statements are presented in Sterling and all values are rounded to the nearest thousand pounds (£000) except where otherwise indicated.

Turnover and revenue recognition.    Turnover, which is shown net of value added tax, includes the following elements:

Car rental income	—	Recognised based on usage by members. Where usage is included in an arrangement including other elements, such as joining fees, usage revenue is based upon the fair value of usage in proportion to the overall fair value of the entire arrangement.

Membership fees	—	Recognised rateably over the life of the contractual membership period. Where membership fees are included in an arrangement including other elements, such as free usage, membership fee revenue is recognised based upon the fair value of the membership fee in proportion to the overall fair value of the entire arrangement.

Excess reductions	—	Recognised over the period of cover.

Local authority subsidies	—	Recognised upon completion of the contract milestone.

Tangible fixed assets.    Tangible fixed assets are stated at cost less accumulated depreciation and accumulated impairment losses. Cost comprises the aggregate amount paid and the fair value of any other consideration given to acquire the asset and includes costs directly attributable to making the asset capable of operating as intended.

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

Depreciation is provided on all tangible fixed assets as follows:

Motor vehicles	—	10% to 16% per annum reducing balance

Vehicle modifications	—	25% per annum straight line

Office and computer equipment	—	33% per annum straight line

Motor vehicles purchased in 2009 have been depreciated in line with the guaranteed buy-back price agreed with the manufacturer. Other motor vehicles are depreciated based on estimates of future residual values.

The carrying values of these assets are reviewed for impairment if events or changes in circumstances indicate the carrying value may not be recoverable, and are written down immediately to the higher of their recoverable amount or value in use. Useful lives and residual values are reviewed annually and where adjustments are required these are made prospectively.

An item of tangible fixed asset is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on de-recognition of the asset is included in the profit and loss account.

Leases and hire purchase commitments.    Assets held under finance leases, which transfer to the company substantially all the risks and benefits of ownership of the leased item, are capitalised at the inception of the lease, with a corresponding liability being recognised for the lower of the fair value of the leased asset and the present value of the minimum lease payments. Lease payments are apportioned between the reduction of the lease liability and finance charges in the profit and loss account so as to achieve a consistent rate of interest on the remaining balance of the liability. Assets held under finance leases are depreciated over the shorter of the estimated useful life of the asset and the lease term.

Leases where the lessor retains a significant portion of the risks and benefits of ownership of the asset are classified as operating leases and rentals payable are charged to the profit and loss account on a straight line basis over the lease term. Rent free periods or other incentives received for entering into a lease are accounted for over the period of the lease so as to spread the benefit received over the lease term or, if shorter, the period ending when prevailing market rentals will become payable.

Stock.    Stock represents fuel held in vehicles at the balance sheet date and is held at the lower of cost and net realisable value.

Member deposits.    Members who joined Streetcar prior to July 2007 paid a refundable deposit as opposed to a membership fee. Where members have agreed to convert onto the annual membership fee basis, their deposit has been converted into revenue over time based on the fair value of the membership and driving credits they received in return for their deposit. Where members have not explicitly agreed to be converted, their deposit remains as a liability on the balance sheet.

Deferred tax.    Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

date. Timing differences are differences between the taxable profits and the results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

Employee Benefit Trust.    In 2009 the company established an Employee Benefit Trust, which holds a number of C shares on behalf of various employees of the company. There were no material transactions during the year.

Share based payments.    In preparing the financial statements, the company has adopted FRS 20 ‘Share Based Payments’. FRS 20 requires that the fair value of options and share awards which ultimately vest to be charged to the profit and loss account over the vesting or performance period. For equity-settled transactions the fair value is determined at the date of the grant using an appropriate pricing model. For cash-settled transactions fair value is established initially at the grant date and at each balance sheet date thereafter until the awards are settled. If an award fails to vest as the result of certain types of performance condition not being satisfied, the charge to the profit and loss account will be adjusted to reflect this.

Use of estimates.    The preparation of financial statements in conformity with U.K. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Turnover and segmental information

The company’s turnover and loss before taxation was all earned in the primary business segment, namely short term vehicle rental, and in the United Kingdom.

4. Operating profit/(loss)

The operating profit/(loss) is stated after charging/(crediting):

	2009	2008
	£000	£000
Depreciation of owned assets	433	282
Depreciation of assets held under finance leases	1,349	885
(Profit)/loss on disposal of tangible fixed assets	(718)	399
Impairment of fixed assets	—	2,691
Operating lease rentals—offices	156	140

At December 31, 2008 the value of the company’s fleet was found to have been adversely impacted by the economic downturn and the resulting reduction in demand for used vehicles. As a result a full impairment review was carried out and the above exceptional impairment charge was recorded.

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

5. Staff costs

(a) Staff costs

	2009	2008
	£000	£000
Wages and salaries	4,043	2,681
Social security costs	378	243
Share based payments charge	19	5

	4,440	2,929

The company operates a non-contributory stakeholder pension scheme, open to all employees.

(b) The average monthly number of employees during the year was made up as follows:

	2009	2008
	No.	No.
Executive directors	2	2
Sales and advertising	42	40
Administration	99	71

	143	113

6. Directors’ emoluments

	2009	2008
	£000	£000
Executive directors’ emoluments (included in (a) above)	236	200
Non-executive directors’ fees (not included in (a))	88	78

	324	278

The directors are not members of any company pension scheme.

The aggregate emoluments of the highest paid director during the period were £125,000 (December, 31 2008—£100,000). The highest paid director did not exercise any share options during the year.

7. Interest receivable

	2009	2008
	£000	£000
Bank interest receivable	—	10

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

8. Interest payable

	2009	2008
	£000	£000
Bank loans and overdrafts	2	2
Smedvig Capital loan	140	18
Insurance premium finance	37	18

	179	38

The company also incurred hire purchase interest charges of £531,000 (December 31, 2008—£737,000), included within cost of sales.

9. Tax

(a) Current tax charged in the profit and loss account:

	2009	2008
	£000	£000
Adjustments in respect of prior periods	12	13

(b) Reconciliation of the current tax charge/(credit):

The tax assessed for 2009 is lower (2008—higher) than the standard effective rate of corporation tax in the UK for the year ended December 31, 2009 of 28% (2008: 21% effective small companies rate). The differences are explained below:

	2009	2008
	£000	£000
Profit/(loss) before taxation	298	(4,076)

Profit/(loss) multiplied by the UK standard rate of corporation tax of 28% (2008—21%)	83	(856)
Expenses not deductable for tax purposes	18	9
Capital allowances in excess of depreciation	(869)	717
Other timing differences	85	6
Adjustments in respect of previous year	12	13
Tax losses not utilised	491	—
Tax losses not recognised	192	124

Current tax charge reported in the profit and loss account	12	13

A corporation tax credit of £58,000 was claimed in the period ended December 31, 2007 against qualifying research and development expenditure. Of this amount, £33,000 was received in 2009, £13,000 was written off in 2008 and £12,000 written off in 2009.

(c) Deferred tax asset

The Company has tax losses, depreciation in excess of capital allowances and other timing differences which arose in the UK of £6,476,000 (2008—£7,629,000). The tax effect of these amounts provides a deferred tax asset of £1,821,000 (2008—unrecognised asset of £1,602,000). The

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

breakdown of the recognised asset approximates to £1,332,000 (2008—unrecognised asset of £639,000) of tax losses and £404,000 (2008—unrecognised asset of £963,000) of depreciation in excess of capital allowances and other timing differences of £85,000 (2008—Nil). The rate at which the deferred tax asset has been recognised has increased to 28% from 21% in 2008. This is split £310,000 in respect of depreciation in excess of capital allowances and £202,000 in respect of tax losses. The company has recognised a deferred tax asset in respect of these losses and decelerated capital allowances as the directors consider that the company has reached a point which it is profitable in its current trading and has a reasonable expectation of future profitability to support this asset. This has resulted in a tax credit to the profit and loss account of £1,821,000 in the year ended December 31, 2009. In addition, there are unrecognised deferred tax assets in respect of tax losses of £316,000 (2008—£124,000).

The deferred tax asset is due outside of one year.

10. Tangible fixed assets

	Motor vehicles	Vehicle modifications	Office and computer equipment	Total
	£000	£000	£000	£000
Cost:
At January 1, 2008	6,341	620	178	7,139
Additions	9,363	474	210	10,047
Disposals	(4,377)	—	(19)	(4,396)

At December 31, 2008	11,327	1,094	369	12,790

Cost:
At January 1, 2009	11,327	1,094	369	12,790
Additions	10,661	393	171	11,225
Disposals	(6,686)	—	—	(6,686)

At December 31, 2009	15,302	1,487	540	17,329

Depreciation:
At January 1, 2008	309	140	56	505
Charge for year	885	201	81	1,167
Exceptional impairment charge	2,691	—	—	2,691
Disposals	(382)	—	(19)	(401)

At December 31, 2008	3,503	341	118	3,962

Depreciation:
At January 1, 2009	3,503	341	118	3,962
Charge for year	1,349	300	133	1,782
Disposals	(2,448)	—	—	(2,448)

At December 31, 2009	2,404	641	251	3,296

Net Book Value:
At December 31, 2009	12,898	846	289	14,033

At December 31, 2008	7,824	753	251	8,828

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

Exceptional impairment charge.    At December 31, 2008, the value of the company’s vehicle fleet was found to have been adversely impacted by the economic downturn and the resulting reduction in demand and values for second hand vehicles. As a result a full impairment review was carried out and the value of the fleet was written down to its estimated recoverable amount at the year end. This has resulted in an exceptional impairment charge of £2,691,000.

Assets held under finance leases and hire purchase contracts.    All motor vehicles are financed under hire purchase arrangements and are pledged security against the balances detailed in note 15. Motors vehicles are used in the company’s car rental business and as such are held for use under short term leases.

11. Investments

The company has a 100% interest in Prolita Limited, a company registered in England and Wales that was incorporated on June 1, 2007. This investment is of 1 ordinary share of £1. Prolita Limited does not trade.

12. Debtors: amounts falling due within one year

	2009	2008
	£000	£000
Usage debtors	671	198
Rebate debtors	—	2
Other debtors	252	263
Deposits and prepayments	708	276
Accrued income	202	162
Deferred share consideration (note 16)	47	47
Corporation tax	—	45

	1,880	993

13. Cash at bank and in hand

	2009	2008
	£000	£000
Cash at bank and in hand	1,055	630

14. Trade and other payables

	2009	2008
	£000	£000
Trade payables	952	557
Member credit balances	257	—
Social security and other taxes	581	139
Other payables	69	39
Customer deposits held	1,289	1,411
Deferred income	1,082	541
Accrued expenses	516	282

	4,746	2,969

These amounts are all due within one year.

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

15. Financial liabilities

	2009	2008
	£000	£000
Falling due within one year:
Bank loans	16	17
Other loans	2,100	800
Obligations under hire purchase contracts	5,215	6,179

	7,331	6,996

Falling due after one year:
Bank loans	25	41
Obligations under hire purchase contracts	9,339	5,199

	9,364	5,240

The bank loans are repayable by monthly installments of £1,389. The rate of interest applicable to this loan is 2.5% above Bank of England base rate. The loan is secured by a charge over the book debts and other assets of the company.

The other loan is from Smedvig Capital AS, which is split into three tranches and is fully drawn down at the balance sheet date. Each tranche has an interest rate of 12% up to a default date, and 16% after that date. The default date for tranche 1 (£500,000) is October 3, 2009, for tranche 2 (£600,000) November 27, 2009 and tranche 3 (£1,000,000) 31 December 2010. Tranches 1 and 2 have an associated warrant agreement as set out in note 17.

Obligations under hire purchase contracts.    The company uses hire purchase contracts to acquire motor vehicles. Future minimum lease payments under hire purchase contracts are as follows:

	2009	2008
	£000	£000
Net obligations repayable:
Within one year	5,215	6,179
Between one and five years	9,339	5,199

	14,554	11,378

Obligations under operating leases.    In October 2008 the company entered into an operating lease agreement for its new office premises. This lease expires in September 2012. A further ten year lease was signed on additional office premises in November 2009. Obligations under these leases for the forthcoming year comprise:

	2009	2008
	£000	£000
Net annual obligations repayable:
Expiring in years two to five	200	200
Expiring in more than five years	37	—

	237	200

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

16. Share-based payments

Streetcar Employee Share Plan.    On 8 May 2007, 1,646 ‘A’ Ordinary shares of £1.00 each were issued to four employees of the company. These shares had an agreed market value of £29.75 each. Consideration of £1.00 each was paid by the employer on issue. The remaining consideration of £28.75 is payable upon the listing or sale of Streetcar, or upon another defined trigger event taking place. This deferred amount of £47,000 is included within debtors (note 12).

Streetcar C Ordinary Share Scheme.    In 2007 864 C Ordinary shares of £0.01 each were issued to three employees for £0.01 each. 2,022 ‘C ‘Ordinary shares were also issued to Sir Trevor Chinn for £0.01 each. In 2009, a further 2,003 shares were issued to a number of employees and placed in an Employee Benefit Trust.

These share issues are deemed to be an equity-settled transaction under FRS 20. The fair value of these shares has been calculated as at the date of issue using the Black-Scholes method. The assumptions used in this calculation were as follows:

	2009 Issues	2007 Issue
Share price at date of award	£240	£89
Exercise price	£350	£173
Expected option life	3.5 years	5.1 years
Risk free rate of return	3.0%	4.5%
Dividend yield	nil	nil
Expected volatility	58%	49%

The expected volatility used was based on the historic volatility of a suitable comparator group of listed companies.

The risk free interest rate was based on the yields available of UK government bonds as at the date of grant. The bonds chosen were those with a similar remaining term to the expected life above.

The resulting charges over the lives of the shares are £72,000 for the 2009 issues and £9,000 for the 2007 issue based on current leaver assumptions. The resulting charge to the profit and loss account in the year is £19,000 (2008—£5,000).

17. Share capital

	2009	2008	2009	2008
	No.	No.	£	£
Authorised
£1.00 ‘A’ ordinary shares	46,145	46,145	46,145	46,145
£0.01 ‘B’ ordinary shares	1,655,455	1,655,455	16,555	16,555
£0.01 ‘C’ ordinary shares	7,886	7,886	79	79
£0.01 deferred shares	1,851,399	1,851,399	18,514	18,514
£0.01 preference shares	37,003	37,003	370	370

			81,663	81,663

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

Issued:

	£1.00 ‘A’	£0.01 ‘B’	£0.01 ‘C’	£0.01	£0.01
	Ordinary No.	Ordinary No.	Ordinary No.	Deferred No.	Preference No.
At January 1, 2008	41,145	37,003	2,886	1,851,399	37,003
November 24, 2008	1,755	1,473	—	—	—
Rights Issue

At December, 31 2008	42,900	38,476	2,886	1,851,399	37,003

At January 1, 2009	42,900	38,476	2,886	1,851,399	37,003
Issued in the year	—	—	2,003	—	—

At December 31, 2009	42,900	38,476	4,889	1,851,399	37,003

	£1.00 ‘A’	£0.01 ‘B’	£0.01 ‘C’	£0.01	£0.01
	Ordinary £	Ordinary £	Ordinary £	Deferred £	Preference £
At January 1, 2008	41,145	370	29	18,514	370
November 24, 2008	1,755	15	—	—	—
Rights Issue

At December 31, 2008	42,900	385	29	18,514	370

At January 1, 2009	42,900	385	29	18,514	370
Issued in the year	—	—	20	—	—

At December 31, 2009	42,900	385	49	18,514	370

On November 24, 2008, the company completed a rights issue. As a result, 1,755 ‘A’ ordinary shares of £1.00 each and 1,473 ‘B’ ordinary shares of £1.00 each were issued with a resultant premium on issue of £598,000.

In 2009 2,003 new C shares were issued for a consideration of £0.01 each. These shares are all held in an Employee Benefit Trust on behalf of certain employees.

Share Classes and Rights.    All ordinary share classes have dividend and voting rights. No dividend or voting rights are attached to the preference shares. However, the consent of a majority of preference shareholders is required for the company to merge or transfer its assets to another company, to issue shares, reduce share capital or change accounting policies.

Upon a ‘liquidity event’ (a liquidation, return of capital, refinancing, sale or listing), the articles of the company provide for the exit proceeds to be distributed amongst the shareholders as follows:

•	First, the preference shares are redeemed at £183.67 each (total £6,796,000).

•	Second, proceeds up to £14,000,000 are distributed pro-rata to A and B shareholders.

•	Third, proceeds up to a £30,000,000 threshold are distributed pro-rate to A, B and certain C shareholders.

•	Fourth, proceeds above this are distributed pro-rate to A, B and all C shareholders.

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

1,234 ‘A’ Ordinary shares and 2,655 ‘C’ Ordinary Shares held by employees of the company are subject to good and bad leaver provisions as set out in the Articles of Association.

Warrant Instrument.    On September 29, 2008, a loan facility of £500,000 was made available by Smedvig Capital AS. This facility was extended to £1,100,000 on November 24, 2008. This total was entirely drawn down as at December 31, 2009. On the same dates, warrant instruments were issued, entitling Smedvig to subscribe for B ordinary shares in the company should the loan not be repaid at certain dates.

As the loans remained unpaid at the due repayment dates of April 3, 2009 and November 3, 2009, Smedvig Capital AS are now entitled to subscribe for 5,944 B ordinary shares at an agreed price of £185 per share.

18. Reserves

	Share Premium	Profit and loss account
	£000	£000
At January 1, 2008	3,115	(4,396)
November 24, 2008: Shares issued at a premium	598	—
November 24, 2008: Associated transaction costs	(11)	—
Share based payment charge (note 16)		5
Loss for the year	—	(4,089)

At December 31, 2008	3,702	(8,480)

At January 1, 2009	3,702	(8,480)
Share based payments charge (note 16)		19
Profit for the year	—	2,107

At December 31, 2009	3,702	(6,354)

19. Analysis of net debt

	At December 31 2007	Cash flow	Other non-cash movements	At December 31 2008
	£000	£000	£000	£000
Cash at bank and at hand	1,248	(618)	—	630
Bank overdrafts	—	—	—	—

Cash and cash equivalents	1,248	(618)	—	630

Bank loans	(75)	17	—	(58)
Finance leases	(7,296)	5,281	(9,363)	(11,378)
Smedvig Capital AS loan	—	(800)	—	(800)

	(6,123)	3,880	(9,363)	(11,606)

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

	At December 31 2008	Cash flow	Other non-cash movements	At December 31 2009
	£000	£000	£000	£000
Cash at bank and at hand	630	425	—	1,055
Bank loans	(58)	17	—	(41)
Finance leases	(11,378)	7,485	(10,661)	(14,554)
Smedvig Capital AS loan	(800)	(1,300)	—	(2,100)

	(11,606)	6,627	(10,661)	(15,640)

20. Related Party Transactions

The loan and warrant transactions as described in notes 15 and 17 constitute related party transactions by virtue of J Hewett and R Toms being directors with significant influence on both companies.

21. Reconciliation to US GAAP

	Notes	2009		2008
		Profit and Loss Account	Shareholders’ Funds	Profit and Loss Account	Shareholders’ Funds
		£000	£000	£000	£000
Results under UK GAAP:
Profit/(Loss) for the year		2,107		(4,089)
Deficit on Shareholders’ Funds			(2,590)		(4,716)
US GAAP Reporting
Adjustments:
Deferred Tax:	A
Reversal of UK GAAP
Recognition		(1,821)	(1,821)	—	—
Recognition of asset in 2008				1,726	1,726
Recognition of asset in 2009		411	411
Valuation allowances		(411)	(411)	(1,726)	(1,726)
Finance cost of debt	B	(247)	(247)	(108)	(108)
Fair value adjustment of warrants	B	—	355	—	355
Results under US GAAP

Profit/(Loss) for the year		39		(4,197)

Deficit on Shareholders’ Funds			(4,303)		(4,469)

Notes:

A—Deferred Tax

UK GAAP allows recognition of deferred tax assets when the likelihood of recoverability of these assets is probable. UK GAAP does not have the concept of a valuation allowance against deferred tax assets. Accordingly, under UK GAAP there is no deferred tax asset recognised for 2008.

Streetcar Limited

Notes to the financial statements—(Continued)

at December 31, 2009

Under US GAAP, a company is required to recognise deferred tax on all temporary differences between the tax bases and book values of assets and liabilities which will result in taxable or tax deductible amounts arising in future years. To the extent that it is more likely than not that all or a portion of the group’s deferred tax assets will not be realised, a valuation allowance is recorded. Accordingly, under US GAAP a deferred tax asset and 100% valuation allowance are recorded for 2008.

Under US GAAP, the valuation allowance is reduced at the point profitability is considered likely. However, there is a presumption under US GAAP that a lack of established profitability in earlier years precludes derecognition of the valuation allowance until a track record of profitability is established. Accordingly, because of the presence of a significant taxable loss in 2008, under US GAAP a 100% valuation allowance against the deferred tax asset is also recorded for 2009.

B—Finance cost of warrants and debt instruments

Under UK GAAP, the warrants and debt instruments associated to Smedvig Capital AS (note 17) are treated as separate instruments, and treated as equity and debt respectively with no value allocated to the warrant. Accordingly, there is no additional finance cost beyond the interest cost of debt recorded in the profit and loss account. No entries are made to equity under UK GAAP until warrants are exercised.

Under US GAAP, these warrants and debt instruments are treated as debt instruments with detachable equity warrants, and follow the guidance in ASC470. Proceeds from the sale of a debt instrument with stock purchase warrants have been allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds allocated to the warrants has been accounted for as paid in capital. The resulting discount on the debt instrument has been accrued over the original repayment terms of the associated debt instrument.

C—Revenue and cost adjustments

The Company recognized £1,035,575 as revenues and costs on a gross basis as a result of certain driving credits issued to its members. These transactions are not revenue under US GAAP. However, they do not appear in the above reconciliation since there is no impact on the profit or loss for the year.

22. Subsequent Event

In April 2010, the Company was acquired by Zipcar, Inc., a U.S.-based car sharing service with approximately 350,000 members and more than 6,000 vehicles as of December 31, 2009. As part of the consideration to acquire the Company, Zipcar issued 8.1 million shares of its common stock and warrants to acquire 1.7 million shares of common stock along with $7.6 million in cash and $5.0 million in notes payable to acquire all of the outstanding capital stock of the Company and to repay the debt payable to Smedvig Capital AS.

Shares

zipcar

wheels when you want them

Common Stock

Goldman, Sachs & Co. J.P. Morgan

Cowen and Company Needham & Company, LLC Oppenheimer & Co.

Shares

Goldman, Sachs & Co. J.P. Morgan

Cowen and Company Needham & Company, LLC Oppenheimer & Co.

Common Stock

zipcars

Wheel when you want them

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the Nasdaq Global Market listing fee.

	Amount
Securities and Exchange Commission registration fee		$5,348
FINRA filing fee		8,000
Nasdaq Global Market listing fee		125,000
Accountants’ fees and expenses			*
Legal fees and expenses			*
Blue Sky fees and expenses		10,000
Transfer Agent’s fees and expenses		25,000
Printing and engraving expenses			*
Miscellaneous			*

Total expenses	$		*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with certain of our directors, and we intend to enter into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding the capital stock issued by us within the past three years. Also included is the consideration received by us for such shares, warrants and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)	Stock Issuances

•

On February 24, 2011, we sold and issued to Margaret C. Whitman, John J. Mahoney, Jr. and John F. Kenny, Jr., each of whom is a member of our board of directors, 138,696, 138,696 and 69,348 shares of restricted common stock, respectively, under our 2010 Plan at a purchase price of $7.21 per share, for total gross proceeds to us of $2.5 million.

•

On November 17, 2010 and December 1, 2010, we issued an aggregate of 2,759,527 shares of our Series G redeemable convertible preferred stock to accredited investors who are not directors, officers or holders of 5% of the outstanding capital stock of the company, at a purchase price of $7.61 per share, for gross proceeds to us of $21.0 million.

•

On April 20, 2010, we issued an aggregate of 8,185,561 shares of our common stock at a value of approximately $43.3 million to 29 holders of Streetcar Limited, a company that we acquired through a share purchase transaction, as partial consideration for 100% of the shares of Streetcar as well as for settlement of a Streetcar liability for an advisory fee owed to a majority stockholders and in connection with the issuance of notes to certain stockholders of Streetcar.

(b)	Warrants

•

On May 29, 2008, we issued a warrant to purchase up to 96,000 shares of our common stock at an exercise price of $2.38 per share to Lighthouse Capital Partners VI, L.P., or Lighthouse, in connection with a debt financing.

•	On December 26, 2008, we issued a warrant to purchase up to 144,000 shares of our common stock at an exercise price of $2.38 per share to Lighthouse in connection with a debt financing.

•

On June 15, 2009, we issued a warrant to purchase up to 177,778 shares of our common stock at an exercise price of $2.25 per share to Pinnacle Ventures II Equity Holdings, L.L.C., or Pinnacle II, in connection with a debt financing.

•

On June 15, 2009, we issued a warrant to purchase up to 177,778 shares of our common stock at an exercise price of $2.25 per share to Pinnacle Ventures III Equity Holdings, L.L.C., or Pinnacle III, in connection with a debt financing.

•	On March 12, 2010, we issued a warrant to purchase up to 250,000 shares of our common stock at an exercise price of $4.37 per share to Lighthouse in connection with a debt financing.

•	On March 12, 2010, we issued a warrant to purchase up to 125,000 shares of our common stock at an exercise price of $4.37 per share to Pinnacle II in connection with a debt financing.

•	On March 12, 2010, we issued a warrant to purchase up to 125,000 shares of our common stock at an exercise price of $4.37 per share to Pinnacle III in connection with a debt financing.

•

On April 20, 2010, we issued warrants to purchase up to 1,751,657 shares of our common stock at exercise prices of $2.53 and $4.37 per share to stockholders of Streetcar Limited, a company we acquired through a share purchase transaction, as partial consideration for 100% of the shares of Streetcar as well as for settlement of a Streetcar liability for an advisory fee owed to a majority stockholder and in connection with the issuance of notes to certain stockholders of Streetcar.

(c)	Acquisitions

•

On April 20, 2010, we issued an aggregate of 8,185,561 shares of our common stock and warrants to purchase up to 1,751,657 shares of our common stock to 29 stockholders of Streetcar Limited, a company we acquired through a share purchase transaction, as consideration for 100% of the shares of Streetcar as well as for settlement of a Streetcar liability for advisory fee owed to a majority stockholder.

(d)	Stock Option Grants

•

From the period beginning January 1, 2008 through December 31, 2010, we granted stock options to purchase an aggregate of 6,702,452 shares of our common stock with exercise prices ranging from $2.38 to $6.21 per share, to employees, consultants and directors pursuant to the 2000 Plan and 2010 Plan. During this same period, an aggregate of 400,656 shares have been issued upon the exercise of stock options for an aggregate consideration of $345,191. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

•

On February 24, 2011, we granted a stock option to purchase an aggregate of 1,180,950 shares of our common stock at an exercise price of $7.21 per share to employees and to a director pursuant to the 2010 Plan. As of the date of this prospectus, no shares have been issued upon exercise of this stock option. The shares of common stock to be issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

The securities described in paragraphs (a), (b) and (c) of this Item 15 were issued in reliance on the exemption provided by Section 4(2) of the Securities Act and, in certain cases, in reliance on Regulation D or Regulation S promulgated thereunder. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

The securities described in paragraph (d) of this Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants in reliance on the exemptions provided by either Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All instruments representing the issued securities described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits to the registration statement of which this prospectus is a part are listed in the Exhibit Index attached hereto and incorporated by reference herein.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 22nd day of March, 2011.

ZIPCAR, INC.

By:	/S/ SCOTT W. GRIFFITH
Scott W. Griffith Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ SCOTT W. GRIFFITH Scott W. Griffith	Chairman and Chief Executive Officer (principal executive officer)	March 22, 2011

/S/ EDWARD G. GOLDFINGER Edward G. Goldfinger	Chief Financial Officer (principal financial and accounting officer)	March 22, 2011

* Stephen M. Case	Director	March 22, 2011

* Donn Davis	Director	March 22, 2011

* William W. Helman	Director	March 22, 2011

* Robert C. Kagle	Director	March 22, 2011

* John F. Kenny, Jr.	Director	March 22, 2011

* John J. Mahoney, Jr.	Director	March 22, 2011

* Jill C. Preotle	Director	March 22, 2011

* Margaret C. Whitman	Director	March 22, 2011

*By:	/S/ EDWARD G. GOLDFINGER
Edward G. Goldfinger Attorney-in-Fact

Exhibit Index

Exhibit Number	Description of Exhibit

1.1*	Underwriting Agreement

2.1†**	Amendment and Restatement of Share Purchase Agreement, dated April 13, 2010, by and among the Registrant and certain stockholders of Streetcar Limited, as set forth in the Deed, dated April 20, 2010

2.2†**	Share Purchase Agreement, dated April 20, 2010, by and among the Registrant, Appleby Trust (Jersey) Ltd., Andrew Valentine and certain stockholders of Streetcar Limited

2.3†**	Agreement and Plan of Merger, dated September 26, 2007, by and among the Registrant, Zulu Acquisition Corp, Mobility, Inc. and ALPS Communications LLC, as Equityholders’ Representative

3.1†	Seventh Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2†	Form of Eighth Restated Certificate of Incorporation of the Registrant, to be filed promptly following the closing of this offering

3.3†	Amended and Restated By-laws of the Registrant, as currently in effect

3.4†	Form of Second Amended and Restated By-laws of the Registrant, to be effective upon the closing of the offering

4.1†	Specimen Stock Certificate evidencing the shares of common stock of the Registrant

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1†	2000 Stock Option/Stock Issuance Plan, as amended

10.2†	Form of Incentive Stock Option Agreement under the 2000 Stock Option/Stock Issuance Plan

10.3†	Form of Nonstatutory Stock Option Agreement under the 2000 Stock Option/Stock Issuance Plan

10.4†	2010 Stock Incentive Plan

10.5†	Form of Incentive Stock Option Agreement under the 2010 Stock Incentive Plan

10.6†	Form of Nonstatutory Stock Option Agreement under the 2010 Stock Incentive Plan

10.7†	2011 Stock Incentive Plan, effective upon the closing of this offering

10.8†	Form of Incentive Stock Option Agreement under the 2011 Stock Incentive Plan

10.9†	Form of Nonstatutory Stock Option Agreement under the 2011 Stock Incentive Plan

10.10†	Offer Letter Agreement, dated October 14, 2003, between the Registrant and Scott Griffith, as amended on December 23, 2008 and February 24, 2010

10.11†	Offer Letter Agreement, dated October 19, 2007, between the Registrant and Mark Norman, as amended on December 15, 2008, April 2, 2010 and December 21, 2010

10.12†	Offer Letter Agreement, dated September 4, 2007, between the Registrant and Edward Goldfinger, as amended on December 15, 2008 and April 2, 2010

10.13†	Offer Letter Agreement, dated December 4, 2009, between the Registrant and Robert Weisberg

10.14†	Indemnification Agreement, dated as of July 8, 2005, between the Registrant and Robert Kagle

10.15†	Indemnification Agreement, dated as of October 26, 2006, between the Registrant and William Helman

10.16†	Indemnification Agreement, dated as of October 31, 2007, between the Registrant and Donn Davis

10.17†	Seventh Amended and Restated Registration Rights Agreement, dated November 17, 2010, by and among the Registrant and the stockholders set forth therein

10.18†	Loan and Security Agreement, dated May 29, 2008, by and among Lighthouse Capital Partners VI, L.P., the Registrant and certain subsidiaries of the Registrant, as amended on June 15, 2009 and March 12, 2010

Exhibit Number	Description of Exhibit

10.19†	Loan and Security Agreement, dated June 15, 2009, by and among Pinnacle Ventures, L.L.C., as agent for the lenders set forth therein, the Registrant and certain subsidiaries of the Registrant, as amended on March 12, 2010

10.20†	Loan and Security Agreement, dated March 12, 2010, by and among Lighthouse Capital Partners VI, L.P., as agent for the lenders set forth therein, the Registrant and certain subsidiaries of the Registrant

10.21†	Lease, dated January 23, 2004, between Davenport Building Limited Partnership and the Registrant, as amended

10.22†	Warrants to purchase Common Stock issued to Lighthouse Capital Partners VI, L.P. on May 29, 2008 and March 12, 2010

10.23†	Warrants to purchase Common Stock issued to Pinnacle Ventures II Equity Holdings, L.L.C. on June 15, 2009 and March 12, 2010

10.24†	Warrants to purchase Common Stock issued to Pinnacle Ventures III Equity Holdings, L.L.C. on June 15, 2009 and March 12, 2010

10.25†	Form of Warrant to purchase Common Stock issued to stockholders of Streetcar Limited on April 20, 2010

10.26†	Form of Promissory Note, dated as of April 20, 2010, by the Registrant in favor of stockholders of Streetcar Limited

10.27†	Base Indenture, dated as of May 24, 2010, by and between Zipcar Vehicle Financing LLC and Deutsche Bank Trust Company Americas

10.28†	Collateral Agency Agreement, dated as of May 24, 2010, by and among Zipcar Vehicle Financing LLC, the Registrant and Deutsche Bank Trust Company Americas

10.29†	Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of May 24, 2010, by and between Zipcar Vehicle Financing LLC and the Registrant

10.30†	Administration Agreement, dated as of May 24, 2010, by and among Zipcar Vehicle Financing LLC, the Registrant and Deutsche Bank Trust Company Americas

10.31†	Series 2010-1 Supplement, dated as of May 24, 2010, to Base Indenture dated as of May 24, 2010 between Zipcar Vehicle Financing LLC and Deutsche Bank Trust Company Americas

10.32†	Amended and Restated Limited Liability Company Agreement of Zipcar Vehicle Financing LLC, dated as of May 24, 2010, by the Registrant as the sole member

10.33†	Class A Note Purchase Agreement, dated as of May 24, 2010, by and among Zipcar Vehicle Financing LLC, the Registrant and the other parties thereto

10.34†	Class B Note Purchase Agreement, dated as of May 24, 2010, by and among Zipcar Vehicle Financing LLC, the Registrant and Goldman, Sachs & Co.

10.35†	Lease, dated October 22, 2008, between Streetcar Limited and Scottish & Newcastle (UK) Limited

10.36†	Master Agreement for Lease and or Lease Purchase, dated February 12, 2008, by and between Streetcar Limited and Barclays Mercantile Business Finance Limited, as amended

10.37†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.38†	2011 Executive Bonus Plan

10.39†	Restricted Stock Agreement between the Registrant and Margaret C. Whitman, dated February 24, 2011

10.40†	Restricted Stock Agreement between the Registrant and John F. Kenny, Jr., dated February 24, 2011

10.41†	Restricted Stock Agreement between the Registrant and John J. Mahoney, Jr., dated February 24, 2011

10.42†	Form of Nonstatutory Stock Option Agreement for Directors under the 2011 Stock Incentive Plan

10.43	Lease, dated November 18, 2009, between Streetcar Limited and Wimbledon Property Limited

Exhibit Number	Description of Exhibit

21.1†	Subsidiaries of the Registrant

23.1	Consent of Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP

23.2	Consent of Independent Registered Public Accounting Firm Baker Tilly Virchow Krause, LLP

23.3*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1†	Powers of Attorney of Donn Davis, William W. Helman, Robert C. Kagle, John F. Kenny, Jr. and Jill C. Preotle (included on signature page)

24.2†	Powers of Attorney of Margaret C. Whitman, Stephen M. Case and John J. Mahoney, Jr.

*	To be filed by amendment.
†	Previously filed.

**	The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules and/or exhibits to this agreement to the Securities and Exchange Commission upon its request.